Exhibit 10.1

AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

This AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules, and attachments hereto (the “Exhibits”), as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of February 11, 2021 by and among (i) ION Geophysical Corporation (“ION”) and each of the subsidiary guarantors identified on the signature pages hereto (the “Subsidiary Guarantors” and together with ION, the “Company”); and (ii) the undersigned holders of the Existing Second Lien Notes (as defined below) (together with their respective successors and permitted assigns under this Agreement, each a “Supporting Noteholder” and, collectively, the “Supporting Noteholders”) and amends and restates in its entirety that certain Restructuring Support Agreement, dated as of December 23, 2020 by and among (x) the Company; and (y) the Supporting Noteholders (the “Restructuring Support Agreement”). The Company and the Supporting Noteholders are referred to herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Description of Notes, attached hereto as Exhibit A (the “Description of Notes”) or the other Exhibits attached hereto.

RECITALS

WHEREAS, as of the date hereof, the Supporting Noteholders collectively hold approximately 90% of ION’s outstanding 9.125% Senior Secured Second Priority Notes due December 2021 (the “Existing Second Lien Notes”), issued pursuant to that certain Indenture dated as of April 28, 2016 by and among ION, as Issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as Trustee (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time, the “Indenture”);

WHEREAS, ION is party to that certain Revolving Credit and Security Agreement, dated as of August 22, 2014 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among ION, as Borrower, each of the subsidiary borrowers party thereto, PNC Bank, National Association (“PNC”), as agent for the lenders, and the lenders from time to time party thereto;

WHEREAS, the Company and the Supporting Noteholders have agreed to implement out-of-court Restructuring Transactions for the Company in accordance with, and subject to the terms and conditions set forth in this Agreement (such Restructuring Transactions, the “Restructuring Transactions”), consisting of: (i) an offer to exchange (the “Exchange Offer”) all outstanding Existing Second Lien Notes, with each $1,000 principal amount of such notes tendered in such Exchange Offer exchanged for (a) $150 in cash, (b) $850 of New Second Lien Convertible Notes (as defined below), provided, however, (x) that up to an aggregate of $20 million of New Second Lien Convertible Notes exchange consideration may instead be paid in the form of Common Stock (as defined below) at the Company’s option at the Deal Price, for every dollar of Rights Offering proceeds raised from the issuance of Common Stock (but, for the avoidance of doubt, not the New Second Lien Convertible Notes) and (y) holders of Existing Second Lien Notes can elect to receive such pro rata share of Common Stock in lieu of New Second Lien Convertible Notes if the Company does not exercise such option ((a) and (b) together, the “Exchange Consideration”), and (c) solely in exchange for Existing Second Lien Notes validly tendered on or prior to the Early Exchange Deadline (as defined below) and not withdrawn, $35 (the “Early Exchange Premium”), at the Company’s option, either in (I) cash, (II) Common Stock at $2.57 per share (the “Deal Price”), or (III) New Second Lien Convertible Notes, (ii) payment of all accrued and unpaid interest on the Existing Second Lien Notes through the Closing Date in cash; and (iii) the granting of the right to all holders of the Company’s Common Stock to participate in a rights offering (the “Rights Offering”) pursuant to which each holder shall have the right to subscribe for its pro rata share (with over-subscription rights) of up to $50 million of New Second Lien Convertible Notes issued at par, or Common Stock issued at the Deal Price;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has adopted resolutions (the “Board Recommendation”) (i) declaring that this Agreement and the consummation of the Restructuring Transactions are advisable and fair to, and in the best interest of, the Company and the Company’s stakeholders, (ii) authorizing the execution, delivery and performance of this Agreement, (iii) directing that this Agreement and the Restructuring Transactions and other related matters, including necessary amendments to the Company’s Restated Certificate of Incorporation (as defined below), be submitted to a vote at a special meeting of the stockholders of the Company (the “Special Meeting”), and (iv) recommending that the stockholders of the Company approve this Agreement and the Restructuring Transactions and such other related matters;

WHEREAS, the Parties desire to express to one another their mutual support and commitment in respect of the matters discussed herein; and

WHEREAS, the Parties have agreed to amend and restate in its entirety the Restructuring Support Agreement as reflected in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.     Closing and Location.

(a)     The closing of the Restructuring Transactions contemplated by this Agreement (the “Closing”), shall take place at the offices of Winston & Strawn LLP, 800 Capitol Street, Suite 2400 Houston, Texas 77002 or such other place as shall be mutually agreed to by the Parties, at 10:00 a.m., Central time, as promptly as practicable but in no event later than the first (1st) Business Day after the satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Section 9 (the date of the Closing, the “Closing Date”).

(b)     All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred

Section 2.     Certain Definitions; Rules of Construction. As used in this Agreement, the following terms have the following meanings:

(a)      “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person. For the avoidance of doubt, none of the Supporting Noteholders are, or, for purposes hereof, following the Restructuring Transactions will be, Affiliates of the Company.

(b)     “Agreement” has the meaning set forth in the Preamble.

(c)     “Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of or by the Company or any of its Affiliates or Subsidiaries or of any such entities’ respective assets, other than the Restructuring Transactions.

(d)     “Applicable Law” means any federal state, local or foreign law, statute, code, ordinance, rule, or regulation, including those addressing unfair and deceptive acts and practices, advertising, usury, and permits.

(e)     “Bankruptcy Code” means Title 11 of the United States Code, as amended.

(f)     “Business Day” means a day other than a Saturday, Sunday, or other day on which the Federal Reserve Bank of New York is closed.

(g)     “Claims” means the Existing Second Lien Notes Claims.

(h)     “Closing” has the meaning set forth in Section 1.

(i)     “Closing Date” has the meaning set forth in Section 1.

(j)     “Company Proxy Statements” has the meaning set forth in Section 5(a)(iv).

(k)     “Common Stock” means the common stock of the Company.

(l)     “Company Filed SEC Documents” has the meaning set forth in Section 8(e)(vi).

(m)     “Company Termination Event” has the meaning set forth in Section 6(c).

(n)     “Company Termination Notice” has the meaning set forth in Section 6(c).

(o)     “Consents” has the meaning set forth in Section 3(f).

(p)     “Contract” means any written agreement, contract, obligation, promise, understanding, commitment, or undertaking.

(q)     “Conversion Price” has the meaning set forth in Section 3(c).

(r)     “Credit Agreement” has the meaning set forth in the Recitals.

(s)     “Credit Agreement Amendment” means an amendment to the Credit Agreement to be entered into as of the Closing Date by and among PNC, ION and any other necessary parties thereto, which shall, among other things, amend the Credit Agreement to address the items listed on Exhibit B attached hereto, and which shall be in form and substance reasonably satisfactory to the Requisite Supporting Noteholders.

(t)     “Deal Price” means $2.57 per share.

(u)     “Debt Document” means any indentures or agreements under which the Company has issued debt securities or has outstanding Indebtedness, including, without limitation, the Credit Agreement and Indenture.

(v)     “Description of Notes” has the meaning set forth in the Preamble.

(w)     “Designation Certificate” means the Certificate of Designation of the Series A Preferred Stock setting forth the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock; which shall be on substantially the terms set forth on Exhibit C.

(x)     “Early Exchange Deadline” has the meaning set forth in Section 3(c).

(y)     “Early Exchange Premium” has the meaning set forth in the Recitals.

(z)     “Equity Interests” means any capital stock, preferred stock, limited liability company interests, partnership interests, or other equity, ownership, or profits interests in ION or in any of its Subsidiaries, and any options, warrants, conversion privileges, or rights of any kind to acquire any capital stock, limited liability company interests, partnership interests, or other equity, ownership, or profits interests in ION or any of its undersigned Subsidiaries.

(aa)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ab) “Exchange Consideration” has the meaning set forth in the Recitals.

(ac) “Exchange Offer” has the meaning set forth in the Recitals.

(ad) “Exhibits” has the meaning set forth in Recitals. Each of the Exhibits are expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. In the event of a conflict between any term or provision contained herein and a term or provision of the Exhibits, the applicable terms and provisions of the Exhibits shall govern.

(ae) “Existing Second Lien Notes” has the meaning set forth in the Recitals.

(af) “Existing Second Lien Notes Claims” means all obligations arising under or related to the Existing Second Lien Notes.

(ag) “Governmental Authority” means any federal, state or local or foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

(ah) “Indebtedness” means: (A) all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Company or its Subsidiaries, whether or not represented by bonds, debentures, notes, or other securities, whether owing to banks, financial institutions, or otherwise; (B) all obligations of the Company or its Subsidiaries to pay amounts under a lease of real or personal property which is required to be classified as a capital lease in accordance with GAAP; (C) all premiums, fees, or penalties related to any of the foregoing and payment obligations with respect to swap arrangements and related break-up fees; (D) all obligations (including breakage costs) payable by the Company or its Subsidiaries under interest rate and currency protection agreements; (E) all obligations of the Company or its Subsidiaries for the deferred purchase price of property or services, and more than six (6) months overdue, or secured by a purchase money mortgage or other Lien (as defined herein) to secure all or part of the purchase price of the property subject to such Lien other than equipment leases entered into in the ordinary course of business and accounted for as operating leases; and (F) all guaranties and other obligations of the Company or its Subsidiaries in respect of indebtedness described in the foregoing clauses (A) through (E) of persons other than the Company and its Subsidiaries.

(ai) “INOVA Transaction” means the sale of the Company’s 49% equity stake in INOVA Geophysical Equipment Limited first announced in March 2020 and reported on the Company’s Form 10-Q filed on May 7, 2020.

(aj) “Joinder Agreement” has the meaning set forth in Section 4(c).

(ak) “Legal Proceeding” means any judicial, administrative or arbitral action, suit, or proceeding.

(al) “Liabilities” means any debts, liabilities, commitments, obligations, duties, or responsibilities of any kind and description whether accrued, unliquidated, absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or any other nature, whether due or to become due and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

(am) “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder, limited liability member, or similar agreement or encumbrance.

(an) “Material Adverse Change” or “Material Adverse Effect” means any one or more changes, events, occurrences, or effects, which individually or together with any other changes, events, occurrences, or effects, have or result in, or would be reasonably likely to have or result in, any material adverse change to or effect on the business, prospects, results of operations, liabilities, finances, properties, assets, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, excluding any changes affecting (i) economic or financial market conditions generally; and (ii) the oil and gas industries generally, unless these changes have a disproportionate effect on the Company.

(ao) “New Intercreditor Agreement” means a new intercreditor agreement to be entered into as of the Closing Date by and among New Second Lien Convertible Notes Indenture Trustee, PNC and the other necessary parties thereto, which will, among other things, define the relative priorities of such parties’ respective security interests in the assets securing the New Second Lien Convertible Notes, and the obligations under the Credit Agreement, and certain other matters related to the administration of security interests, exercise of remedies in respect of collateral, certain bankruptcy related provisions and other intercreditor matters, in form and substance reasonably satisfactory to each of the Parties hereto. Concurrent with the execution of the New Intercreditor Agreement, the existing Intercreditor Agreement dated as of April 28, 2016 shall be terminated in full.

(ap) “New Second Lien Convertible Notes” means the notes issues pursuant to the New Second Lien Convertible Notes Indenture.

(aq) “New Second Lien Convertible Notes Indenture” means the indenture governing the New Second Lien Convertible Notes, the terms of which are substantially set forth in the Description of Notes.

(ar) “New Second Lien Convertible Notes Indenture Trustee” means the indenture trustee under the New Second Lien Convertible Notes Indenture Trustee.

(as) “Noteholders” means the holders of Existing Second Lien Notes.

(at) “ION” has the meaning set forth in the Preamble.

(au) “Organizational Documents” means the certificate of incorporation, charter, by-laws, limited liability company agreements, or other governing documents of the Company and its Subsidiaries, as applicable.

(av) “Party” has the meaning set forth in the Preamble.

(aw) “Permitted Liens” has the meaning set forth in the Indenture.

(ax) “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

(ay) “PNC” has the meaning set forth in the Recitals.

(az) “PNC Support Agreement” has the meaning set forth in Section 5(a)(ii).

(ba) “Prospectuses” has the meaning set forth in Section 3(h).

(bb) “Registration Statements” has the meaning set forth in Section 3(h).

(bc) “Required Lenders” means PNC.

(bd) “Requisite Supporting Noteholders” means, as of any date of determination, the Supporting Noteholders who own or control as of such date at least 75% of the aggregate outstanding principal amount of Claims under the Existing Second Lien Notes held by the Supporting Noteholders.

(be) “Restructuring Transactions” has the meaning set forth in the Recitals.

(bf) “Restructuring Documents” means all agreements and instruments (including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including, but not limited to, (i) the Credit Agreement Amendment and any documentation relating to the Credit Agreement Amendment, (ii) the New Second Lien Convertible Notes and New Second Lien Convertible Notes Indenture, (iii) the New Intercreditor Agreement, (iii) the Designation Certificate, (iv) the Series A Preferred Stock, (v) the Consents, (vi) the Backstop Agreement, (vii) the Rights Offering, (viii) the Special Meeting, (ix) the Release (x) the Stockholder Approvals, (xi) the Exchange Offer and all documents related thereto, (xii) the post-restructuring organizational documents, including necessary amendments to the Company’s Restated Certificate of Incorporation and the registration rights agreements, and (xiii) any other documents and/or agreements relating to any of the foregoing to be executed on or before the Closing Date.

(bg) “Restructuring Support Effective Date” means the date of delivery of duly authorized and executed signature pages hereto by (a) ION; (b) the Subsidiary Guarantors; and (c) the Requisite Supporting Noteholders.

(bh) “Restructuring Support Period” means, with reference to any Party, the period commencing on the Restructuring Support Effective Date and ending on the earlier of (i) the Closing Date; and (ii) the date on which this Agreement is terminated with respect to such Party in accordance with Section 6 hereof.

(bi) “Rights Offering” has the meaning set forth in the Recitals.

(bj) “SEC” means the Securities and Exchange Commission.

(bk) “Securities Act” means the Securities Act of 1933, as amended.

(bl) “Series A Preferred Stock” means the share of newly-issued Series A Preferred Stock of the Company to be issued to the New Second Lien Convertible Notes Indenture Trustee pursuant to the Designation Certificate, which shall be on substantially the terms set forth in Exhibit C.

(bm) “Stockholder Approvals” has the meaning set forth in the Section 3(g).

(bn) “Special Meeting” has the meaning set forth in the Preamble.

(bo) “Subsidiary” means, as to any Person, any other Person of which a majority of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by such Person.

(bp) “Subsidiary Guarantors” has the meaning set forth in the Preamble.

(bq) “Supporting Noteholder” has the meaning set forth in the Preamble.

(br) “Supporting Noteholders’ Advisors” means Ropes & Gray LLP as legal advisor, and FocalPoint Securities, LLC as financial advisor.

(bs) “Supporting Noteholder Termination Event” has the meaning set forth in Section 6(a).

(bt) “Supporting Noteholder Termination Notice” has the meaning set forth in Section 6(a).

(bu) “Tax Authority” means the Internal Revenue Service and any state, local, or foreign government, agency or instrumentality, charged with the administration of any Applicable Law relating to Taxes.

(bv) “Tax” means (i) all federal, state, local, or foreign taxes, charges, fees, imposts, levies, or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property, taxes, customs duties, fees, assessments, and charges of any kind whatsoever imposed by a Governmental Authority; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

(bw) “Transaction Expenses” means all reasonable, documented and invoiced fees and out-of-pocket expenses incurred by the Supporting Noteholders, including the reasonable, documented and invoiced fees and out-of-pocket expenses of the Supporting Noteholders’ Advisors incurred in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and enforcement of the Restructuring Documents, and the Restructuring Transactions, including the reasonable fees and expenses of Ropes & Gray LLP as legal advisor to the Supporting Noteholders and FocalPoint Securities, LLC as financial advisor to the Supporting Noteholders; provided, that the Company shall pay any accrued but unpaid amounts owing to Ropes & Gray LLP and FocalPoint Securities, LLC upon the earlier of termination of this Agreement and the Closing.

(bx) “Transfer” has the meaning set forth in Section 4(c).

(by) “Transferee” has the meaning set forth in Section 4(c).

(bz) “Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as indenture trustee under the Existing Second Lien Notes.

Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein”, “hereof”, and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders. The words “including”, “includes”, and “include” shall each be deemed to be followed by the words “without limitation”.

Section 3.     Restructuring Transactions

(a)     Within one (1) Business Day following the Registration Statements being declared effective by the SEC, the Company shall commence the Exchange Offer. The Exchange Offer shall remain open for twenty (20) Business Days (as such term is defined in the Exchange Act) , subject to extension with the prior written consent of the Requisite Supporting Noteholders or as otherwise required by Applicable Law, provided, however, that ION shall have the unilateral right to extend the Exchange Offer one time for up to ten (10) Business Days.

(b)     The Exchange Offer shall provide each holder of Existing Second Lien Notes Claims with the right to exchange each $1,000 of its Existing Second Lien Notes for the following:

(i)     the Exchange Consideration; and

(ii)     payment of all accrued and unpaid interest on the Existing Second Lien Notes through the Closing Date in cash.

(c)     Each holder of Existing Second Lien Notes Claims that validly tenders or exchanges its Existing Second Lien Notes Claims in the Exchange Offer on or before the tenth (10th) Business Day (subject to extension with the prior written consent of the Requisite Supporting Noteholders or as otherwise required by Applicable Law) following the commencement of the Exchange Offer (the “Early Exchange Deadline”) shall be entitled to the Early Exchange Premium.

(d)     The conversion price of the New Second Lien Convertible Notes shall be $3.00 per share (the “Conversion Price”).

(e)     Each holder of Existing Second Lien Notes that elects to exchange Existing Second Lien Notes in the Exchange Offer shall exchange all Existing Second Lien Notes held by it, and shall include in its letter of transmittal in connection with the Exchange Offer a certification that such holder has exchanged all Existing Second Lien Notes held by it. All Existing Second Lien Notes exchanged in connection with the Exchange Offer shall be retired at Closing.

(f)     The Company shall effect the Exchange Offer (i) pursuant to a registration statement filed under the Securities Act (together with any documents incorporated by reference therein and all exhibits thereto, the “Exchange Offer Registration Statement”) and the related prospectus (the “Exchange Offer Prospectus”) and, together with the Exchange Offer Registration Statement, the letter of transmittal and all amendments and supplements thereto and any documents or information incorporated by reference therein, the “Exchange Offer Documents”) and in compliance with the applicable provisions thereof, (ii) in compliance with the applicable provisions of the Securities Act and the Exchange Act (including Rule 10b-5, Section 14(e) and Regulation 14E promulgated thereunder) and (iii) in a manner that is in form and substance reasonably acceptable to the Requisite Supporting Noteholders.

(g)      Simultaneous with the commencement of the Exchange Offer, the Company agrees to seek to obtain consents (the “Consents”) from each holder of Existing Second Lien Notes for the amendment of the Existing Second Lien Notes Indenture so as to eliminate the covenants, defaults, events of defaults and other provisions set forth on Exhibit D. Holders of Existing Second Lien Notes shall be required to provide Consents as a condition to participating in the Exchange Offer. The Company shall not pay any fee or other consideration to the holders of Existing Second Lien Notes in connection with the Consents. Any executed Consents shall become effective only upon the Closing occurring.

(h)     The Company shall, in accordance with Applicable Law and its Organizational Documents, cause the Special Meeting to be held for the purpose of obtaining the following stockholder approvals: (i) the Restructuring Transactions, (ii) an amendment to ION’s Restated Certificate of Incorporation to increase the number of authorized shares, (iii) an amendment to ION’s Third Amended and Restated Long-Term Incentive Plan to increase the number of shares available for issuance as incentive awards thereafter, in an amount no greater than 10% of ION’s Common Stock outstanding after giving effect to the Restructuring Transactions on a fully diluted basis less any shares that vest under ION’s Third Amended and Restated Long-Term Incentive Plan as a result of the Restructuring Transactions and (iv) the Restructuring Transactions required by Rule 312 of the NYSE Listed Company Manual (collectively, the “Stockholder Approvals”).

(i)     All holders of Common Stock shall be granted the right to participate in the Rights Offering, which shall be effected pursuant to a registration statement filed under the Securities Act (together with any documents incorporated by reference therein and all exhibits thereto, the “Rights Offering Registration Statement,” and together with the Exchange Offer Registration Statement, the “Registration Statements”) and the related prospectus (the “Rights Offering Prospectus,” and together with the Exchange Offer Prospectus, the “Prospectuses”). The Rights Offering is expected to yield proceeds of at least $20 million and up to $50 million. The rights may be exercised in exchange for either New Second Lien Convertible Notes or Common Stock. The Company shall use reasonable best efforts to obtain a commitment to backstop the Rights Offering. The form of backstop commitment (the “Backstop Agreement”) may offer a backstop commitment fee in an aggregate amount no more than five (5) percent (%) of the aggregate amount of new money commitments received under the Backstop Commitment, payable in the form of either (i) Common Stock or (ii) New Second Lien Convertible Notes issued at par. The Rights Offering shall be registered with the SEC.

(j)      At the Closing, the Company shall issue the Series A Preferred Stock to the New Second Lien Convertible Notes Indenture Trustee on behalf of the holders of the New Second Lien Convertible Notes.

(k)     At the Closing, the Company shall reserve for issuance an amount of Common Stock sufficient to allow for the exercise of all of the New Second Lien Convertible Notes that are immediately exercisable at the Closing.

(l)     At the Closing, the Company and each Supporting Noteholder shall execute a release agreement in favor of the other (the “Release”), which release shall be substantially in the form attached hereto as Exhibit E.

(m)     Each of the Restructuring Documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company and the Requisite Supporting Noteholders.

Section 4.     Agreements of the Supporting Noteholders.

(a)     Support of Restructuring Transactions. Each of the Supporting Noteholders agrees that, for the duration of the Restructuring Support Period, such Supporting Noteholder shall (including directing the Trustee, as necessary):

(i)     support the consummation of the Restructuring Transactions,

(ii)     irrevocably, validly and timely consent, tender, and exchange 100% of the Existing Second Lien Notes held by such Supporting Noteholder into the Exchange Offer in accordance with the terms of the Exchange Offer;

(iii)     not change or withdraw (or seek or cause to be changed or withdrawn) its support for the Restructuring Transactions or any such consent, tender, or exchange in the Exchange Offer;

(iv)     not (A) object to, delay, impede, or take any other action to interfere with implementation of the Restructuring Transactions; (B) take any action, including initiating any legal proceedings or enforcing rights as a holder of Claims, as applicable, that is inconsistent with this Agreement or the Restructuring Documents, or that would, in any material respect, prevent, interfere with, delay, postpone or impede the implementation or consummation of the Restructuring Transactions; or (C) directly or indirectly seek, propose, support, assist, encourage, solicit, engage in, file, or otherwise participate in any negotiations or discussions regarding, vote for, or formulate, any Alternative Transaction; and

(v)     (A) support, and take all reasonable actions necessary to facilitate the implementation and consummation of the Restructuring Transactions (including without limitation, approval of the Restructuring Documents); (B) not take any action that is inconsistent with the implementation or consummation of the Restructuring Transactions; and (C) take such action (including executing and delivering any Restructuring Documents and making and filing any required regulatory filings) as may be reasonably necessary to carry implement or consummate the Restructuring Transactions.

(b)     Rights of Supporting Noteholders Unaffected. Nothing contained herein shall limit (i) the rights of a Supporting Noteholder under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, so long as the exercise of any such right is not inconsistent with such Supporting Noteholders’ obligations hereunder; (ii) subject to Section 4(a), Section 4(c) and Section 6 hereof, any right of a Supporting Noteholder under (x) the Indenture or Existing Second Lien Notes and (y) any other applicable agreement, instrument, or document that gives rise to a Supporting Noteholder’s Claims; (iii) the ability of a Supporting Noteholder to consult with other Supporting Noteholders or the Company; or (iv) the ability of a Supporting Noteholder to enforce any right, remedy, condition, consent, or approval requirement under this Agreement or any of the Restructuring Documents. Nothing contained in this Agreement shall amend, waive, or modify the Indenture or Existing Second Lien Notes or constitute the amendment or waiver of any Party’s rights and remedies thereunder.

(c)     Transfers. Each Supporting Noteholder agrees that, for the duration of the Restructuring Support Period, such Supporting Noteholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign, grant, encumber, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, any Claims now or hereafter beneficially owned by such Supporting Noteholder or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders, as applicable, or any option thereon or any right or interest therein (including granting any proxies, depositing any such Claims into a voting trust, or entering into a voting agreement with respect to any such Claims) (collectively, a “Transfer”), unless the transferee of such Claims (the “Transferee”) either (A) is a lender, a trustee, or an agent under such Supporting Noteholder’s credit arrangements in the case of Transfers consisting of pledges, hypothecations, and other encumbrances; (B) is a Supporting Noteholder; or (C) if such Transferee is not a Supporting Noteholder, prior to the effectiveness of such Transfer, such Transferee agrees in writing, for the benefit of the Parties, to become a Supporting Noteholder and to be bound by all of the terms of this Agreement applicable to a Supporting Noteholder (including with respect to any and all Claims the Transferee already may then or subsequently own or control) by executing a joinder agreement (a “Subsequent Supporting Noteholder”), substantially in the form attached hereto as Exhibit F (each, a “Joinder Agreement”), and by delivering an executed copy thereof to the Company (in accordance with the notice provisions set forth in Section 22 hereof and prior to the effectiveness of such Transfer), in which event (x) the Transferee shall be deemed to be a Supporting Noteholder hereunder with respect to all of its owned or controlled Claims and (y) from and after the delivery of such executed copy of such Joinder Agreement to the Company (in accordance with the notice provisions set forth in Section 22 hereof and prior to the effectiveness of such Transfer), the transferor Supporting Noteholder shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement to the extent of the transferred Claims only; provided, that in no event shall any such Transfer relieve the Supporting Noteholder effecting such Transfer from liability for its breach or non-performance of its obligations hereunder prior to the date of delivery of such Joinder Agreement; and provided, further, that each Supporting Noteholder agrees that, if it has transferred some or all of the Claims, and such Claims may be voted, tendered, or consent solicited with respect to the Restructuring Transactions, and such Transferee is not authorized to vote any and all such Claims under Applicable Law, such Supporting Noteholder shall vote such Claims on behalf of such Transferee in a manner consistent with this Agreement and the obligations under Section 4(a) hereof. Each Supporting Noteholder agrees that any Transfer of any Claims that does not comply with the terms and procedures set forth in this Section 4 shall be deemed void ab initio, and the Company and each other Supporting Noteholder shall have the right to enforce the voiding of such Transfer and the terms hereof. The restrictions of this paragraph shall not apply to any Transfers from a Supporting Noteholder to a Person that controls, is controlled by, or is under common control with such Supporting Noteholder, whether such control is derived from equity ownership, contractual authority, or otherwise; provided, that such Person shall automatically be deemed to be subject to the provisions of this Agreement as a Supporting Noteholder and any Transfer of any Claims to any such Person that is not subject to the provisions of this Agreement shall be deemed void ab initio, and the Company and each other Supporting Noteholder shall have the right to enforce the voiding of such Transfer and the terms hereof.

Notwithstanding the foregoing, if at the time of a proposed Transfer of any Claims to a Qualified Marketmaker (as defined below), such claims or interests (x) may be voted, tendered or consent solicited with respect to the Restructuring Transactions, then the proposed Transferor must first vote, tender or consent such claims or interests in accordance with Section 4(a), or (y) have not yet been and may yet be voted, tendered or consent solicited with respect to the Restructuring Transactions and such Qualified Marketmaker does not Transfer such Claims to a Permitted Transferee or a Subsequent Supporting Noteholder before the day that is three (3) Business Days before the expiration of an applicable voting, tendering or consent deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the day that is one (1) Business Day immediately after the Qualified Marketmaker Joinder Date, become a Subsequent Supporting Noteholder with respect to such Claims in accordance with the terms hereof; provided, further, that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Subsequent Supporting Noteholder with respect to such claim or interest at such time that the Transferee becomes a Permitted Transferee or Subsequent Supporting Noteholder in accordance with this Agreement.

For purposes of this Agreement, “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers claims or enter with customers into long and/or short positions in claims, in its capacity as a dealer or market maker in such claims; and (y) is in fact regularly in the business of making a market in claims, interest and/or securities of issuers or borrowers.

(d)     Share Dispositions and Hedging Restrictions. Each Supporting Noteholder agrees that, for the duration of the Restructuring Support Period, neither it nor any of its Affiliates will directly or indirectly: offer, pledge, sell, short sell or contract to sell any shares of ION’s Common Stock; sell any option or contract to purchase any shares of ION’s Common Stock; grant any option, right or warrant to purchase any shares of ION’s Common Stock; otherwise transfer or dispose of any shares of ION’s Common Stock; or enter into any swap or any other agreement that transfers, in whole or in part, the economic consequence of ownership of ION’s Common Stock, whether any such swap or other transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

(e)     Additional Claims. In the event that any Supporting Noteholder acquires additional Claims, as applicable, such Supporting Noteholder agrees that all such Claims shall automatically and immediately be deemed to be subject to the provisions of this Agreement.

Section 5.     Agreements of the Company.

(a)     Affirmative Covenants. Subject to Section 24(a) hereof, the Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to or waived in writing by the Requisite Supporting Noteholders, the Company shall use reasonable efforts to:

(i)     file the Registration Statements by January 29, 2021;

(ii)     enter into a definitive agreement between the Company and PNC (the “PNC Support Agreement”) on or before February 11, 2021, which shall be in form and substance reasonably acceptable to the Requisite Supporting Noteholders, pursuant to which PNC agrees to, (A) for the duration of the Restructuring Support Period, (x) support the consummation of the Restructuring Transactions and (y) not object to, delay, impede, or take any other action to interfere with implementation of the Restructuring Transactions, and (B) at the Closing, enter into the Credit Agreement Amendment; ;

(iii)     use reasonable best efforts to cause the Registration Statements to become effective as soon as practicable following filing;

(iv)     commence the Exchange Offer and solicit the Consents as soon as practicable following the effectiveness of the Registration Statements, and to conduct the Exchange Offer and solicit the Consents in accordance with Applicable Law, consistent with the terms of this Agreement;

(v)     the Company shall, in accordance with Applicable Law and its relevant Organizational Documents, cause the Special Meeting to be duly called and held as promptly as reasonably practicable for the purpose of obtaining the Stockholder Approvals and shall use commercially reasonable efforts to obtain the Stockholder Approvals. The Board of Directors shall recommend approval of the Stockholder Approvals.  In connection with such meeting, the Company (i) shall prepare and file with the SEC its preliminary proxy statement by January 18, 2021, shall use its commercially reasonable efforts to thereafter file its definitive proxy statement as promptly as practicable taking into account applicable SEC regulations and SEC staff comments, if any, and shall thereafter mail such definitive proxy statement to its stockholders as promptly as practicable (the preliminary proxy statement and the definitive proxy statement are referred to herein is the “Company Proxy Statements”), (ii) shall use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of the Company Stockholder Approvals, and (iii) shall otherwise comply with all legal requirements applicable to such meeting.  The Company has been advised that all of its directors and executives currently intend to vote all shares owned by them in favor of the Company Stockholder Approvals. The Company shall provide the Requisite Supporting Noteholders with a copy of the preliminary proxy statement and all modifications thereto prior to filing or delivery to the SEC and shall consult with the Requisite Supporting Noteholders in connection therewith. The Company shall notify the Requisite Supporting Noteholders promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the preliminary proxy statement or for additional information and shall supply the Requisite Supporting Noteholders with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the preliminary proxy statement or the Restructuring Transactions. If at any time prior to the Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statements, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Company Proxy Statements, or any amendment or supplement thereto, to which the Requisite Supporting Noteholders reasonably and timely object;

(vi)     (A) support, pursue, and take in good faith all necessary and appropriate actions to facilitate and cause the implementation and consummation of the Restructuring Transactions, including negotiating in good faith to obtain the consent and cooperation of the Required Lenders and stockholders with respect to the Restructuring Transactions, within the time frames contemplated by this Agreement (including within the deadlines set forth in Section 6); and (B) otherwise satisfy the conditions set forth in the Restructuring Documents;

(vii)     upon request, inform the Supporting Noteholders of the level of participation by the holders of the Existing Second Lien Notes in the Exchange Offer;

(viii)     obtain any required regulatory or third-party approvals for the Restructuring Transactions;

(ix)     (A) complete or deliver to the respective collateral agents all filings and recordings and take all other similar actions that are required in connection with the perfection of the security interests contemplated by this Agreement and the Restructuring Documents, and (B) take all actions necessary to maintain in full force and effect such security interests;

(x)     promptly notify the Supporting Noteholders of any breach by the Company of which the Company has knowledge in respect of any of the obligations, representations, warranties, or covenants set forth in this Agreement by furnishing written notice to the Supporting Noteholders within three (3) Business Days of actual knowledge of such breach;

(xi)     promptly notify the Supporting Noteholders of (A) the occurrence, or failure to occur, of any event of which the Company is aware which occurrence or failure would be likely to cause any condition precedent in the Restructuring Documents not to occur or become impossible to satisfy; (B) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions; (C) any notice or other communication from any Governmental Authority in connection with the Restructuring Transactions; and (D) any action commenced, or, to the knowledge of such party, threatened, relating to or involving or otherwise affecting the transactions contemplated by the Restructuring Transactions;

(xii)     preserve its businesses and assets, other than those assets to be sold as part of the announced INOVA Transaction, maintain its operating assets in their present condition (ordinary wear and tear excepted), and maintain its existing insurance coverage; and

(xiii)     conduct its respective businesses in the ordinary course consistent with past practice; provided that if the Company determines that operation of the business in the ordinary course is not advisable due to potential health or safety concerns related to COVID-19, such determination shall not be a breach of this Section 5(a).

(b)     No Obligation to Execute Documents Materially Conflicting with this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing herein shall obligate the Company to execute any agreement or document that materially conflicts with this Agreement.

(c)     Negative Covenants. Subject to Section 24(a) hereof, the Company, jointly and severally, agrees that, for the duration of the Restructuring Support Period, unless otherwise consented to in writing by the Requisite Supporting Noteholders, or as required or necessary in connection with the Restructuring Transactions, the Company shall not, directly or indirectly, do any of the following:

(i)     (A) object to, delay, impede, or take any other action to interfere with implementation of the Restructuring Transactions; or (B) take any action, including initiating any legal proceedings, that is inconsistent with the Restructuring Documents, or that would prevent, interfere with, delay, postpone, or impede the implementation or consummation of the Restructuring Transactions;

(ii)     (A) publicly announce its intention not to pursue the Restructuring Transactions; (B) suspend or revoke the Restructuring Transactions; or (C) execute any Restructuring Documents (including any modifications or amendments thereof) that are inconsistent in any material respect with the Agreement;

(iii)     commence an avoidance action or other legal proceeding (or consent to any other Person obtaining standing to commence any such avoidance action or other legal proceeding) that challenges the validity, enforceability, or priority of the Existing Second Lien Notes held by any Supporting Noteholder;

(iv)     except with the announced sale of assets in connection with the INOVA Transaction, sell, assign, transfer, lease, encumber, or otherwise dispose of any assets, properties, securities it holds, or businesses other than in the ordinary course of business consistent with past practice or make any acquisition of any assets, properties, securities, or businesses, whether by merger, stock or asset purchase, or otherwise, or enter into a binding contract with respect to any of the foregoing actions, other than the sale or acquisition of assets (but excluding assets constituting a going concern or business) necessary to conduct its business in the ordinary course consistent with past practice;

(v)     except securities issued in the ordinary course pursuant to existing equity-based compensation plans, issue, deliver, redeem or sell or enter into any contract to issue, deliver, redeem, or sell (A) any of its Equity Interests; or (B) any options, warrants, rights of conversion, or other rights, agreements, arrangements, commitments, or obligations to issue, deliver, or sell any of its Equity Interests;

(vi)     make, declare, set aside, or pay any dividend or other distributions in respect of any of its Equity Interests, except that any Subsidiary may pay any dividend or make any distribution to the Company;

(vii)     incur any Indebtedness or Liens or repay or refinance any Indebtedness, each except working capital borrowings incurred in the ordinary course of business consistent with past practice or as contemplated by the Restructuring Transactions;

(viii)     effect any recapitalization, reclassification, stock split, or like change in capitalization;

(ix)     make any Tax election, enter into any contract with respect to Taxes (other than customary contracts that do not principally relate to Taxes), file any amended Tax return or any Tax return inconsistent with past practice, take any other action with respect to Taxes that is outside of the ordinary course of business, or settle or compromise any Tax liability (other than any of the foregoing that are immaterial in nature or required by Law);

(x)     withdraw or terminate the Exchange Offer except in the event that this Agreement is terminated by the Requisite Supporting Noteholders pursuant to Section 6 hereof; provided, that the Company shall be obligated to withdraw and validly terminate and not effectuate and close the Exchange Offer if this Agreement is terminated by the Requisite Supporting Noteholders pursuant to Section 6(a) hereof; or

(xi)     approve, authorize, or agree (orally or in writing) to take any of the actions identified above.

(d)     Listing Obligation. The Company shall use reasonable best efforts to ensure that the Common Stock continues to be authorized for listing on the New York Stock Exchange (the “NYSE”), per the NYSE’s listing requirements or on the Nasdaq Stock Market (the “Nasdaq”), per the Nasdaq listing requirements.

(e)     Tax Structure. The Company covenants and agrees that the tax structure of the Restructuring Transactions, including the utilization or preservation of any tax attributes or benefits (by election or otherwise) and the treatment of the Restructuring Transactions to the Parties, shall be mutually agreed by the Requisite Supporting Noteholders and the Company acting reasonably and in good faith; provided, that the Company covenants and agrees that the tax characterization of the Existing Second Lien Notes and New Second Lien Convertible Notes and the tax treatment of any deemed exchange of the Existing Second Lien Notes for the New Second Lien Convertible Notes pursuant to the Exchange Offer shall be determined by the Requisite Supporting Noteholders.

Section 6.     Termination of Agreement.

(a)     Supporting Noteholder Termination Events. Upon written notice (the “Supporting Noteholder Termination Notice”) from the Requisite Supporting Noteholders delivered in accordance with Section 22 hereof, the Requisite Supporting Noteholders may terminate this Agreement at any time after the occurrence, and during the continuation, of any of the following events (each, a “Supporting Noteholder Termination Event”):

(i)     the breach in any material respect by the Company of any of their covenants, obligations, representations, or warranties contained in this Agreement or the Restructuring Documents, and, to the extent such breach is curable, such breach remains uncured for a period of five (5) Business Days from the date the Company receives a Supporting Noteholder Termination Notice;

(ii)     the issuance by any Governmental Authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any ruling, decision, judgment, or order enjoining or otherwise preventing the consummation of a material portion of the Restructuring Transactions or requiring the Company to take actions inconsistent in any material respect with this Agreement or the Restructuring Documents, unless such ruling, judgment, or order has been stayed, reversed, or vacated within five (5) Business Days after the date of such issuance;

(iii)     any condition to closing in Section 9(a) hereof would no longer be able to be satisfied (and would not be susceptible to cure or redress using commercially reasonable efforts);

(iv)     the Company proposes, supports, or publicly announces its intention to pursue or support an Alternative Transaction or to withdraw or terminate the Exchange Offer;

(v)     the Company (A) voluntarily files any case under the Bankruptcy Code; (B) becomes a debtor in an involuntary case under the Bankruptcy Code that is not dismissed within thirty (30) days after the commencement thereof; (C) consents to the entry of an order for relief against it in an involuntary case under the Bankruptcy Code; (D) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (E) seeks any arrangement, adjustment, protection, or relief of its debts, (F) makes a general assignment for the benefit of its creditor; or (G) supports any other Person seeking any of the foregoing relief;

(vi)     the Company shall not have paid the Supporting Noteholders’ Transaction Expenses in accordance with Section 11;

(vii)     the Company terminates or withdraws the Exchange Offer;

(viii)     the Company amends or modifies any material part of the Exchange Offer, including the Exchange Consideration, the Early Exchange Premium or the Consents;

(ix)     the Company fails to pay any amounts due under the Indenture when due;

(x)     the occurrence of a default or event of default under the Indenture or the Credit Agreement, to the extent not waived in accordance with the terms thereof;

(xi)     the Company files or executes any Restructuring Document that is inconsistent with this Agreement or is not otherwise in form and substance acceptable to the Requisite Supporting Noteholders;

(xii)     the Restructuring Transactions would result in a change of control of the Company or result in an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended;

(xiii)     a Material Adverse Change shall have occurred;

(xiv)     the conversion price of the New Convertible Second Lien Notes as set forth in the final New Second Lien Convertible Notes Indenture executed and delivered at Closing is not the Conversion Price;

(xv)     the Company has not entered into the Backstop Agreement in accordance with the terms of this Agreement on or before January 28, 2021;

(xvi)     the Company and PNC have not entered into the PNC Support Agreement in accordance with the terms of this Agreement on or before February 11, 2021;

(xvii)     the PNC Support Agreement is terminated;

(xviii)     the Backstop Agreement is terminated;

(xix)     the Company has not filed the Registration Statements on or before February 1, 2021;

(xx)     the Registration Statements have not been declared effective on or before March 15, 2021;

(xxi)     the Company has not commenced the Exchange Offer in accordance with the terms of this Agreement on or before March 15, 2021;

(xxii)     the SEC issues a stop order suspending the effectiveness of the Registration Statements;

(xxiii)     the Company has not commenced the Rights Offering in accordance with the terms of this Agreement on or before March 15, 2021;

(xxiv)     PNC has not executed and delivered the Credit Agreement Amendment and the New Intercreditor Agreement on or before the Closing Date; and

(xxv)     the Closing Date has not occurred on or before April 15, 2021.

(b)     Company Termination Events. The Company may terminate this Agreement as to all Parties (unless otherwise provided below in this Section 7(b)), upon written notice (the “Company Termination Notice”) delivered in accordance with Section 22 hereof, upon the occurrence, and during the continuation, of any of the following events (each, a “Company Termination Event”):

(i)     the breach in any material respect by a Supporting Noteholder of their covenants, obligations, representations, or warranties contained in this Agreement, which breach remains uncured for a period of five (5) Business Days from the date of receipt of a Company Termination Notice, provided, that at the Company’s election, such termination may only be with respect to such Supporting Noteholder;

(ii)     the issuance by any Governmental Authority, including the SEC or any other regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Restructuring Transactions, unless, in each case, such ruling, judgment, or order has been issued at the request of the Company, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within five (5) Business Days after such issuance;

(iii)     if the necessary Stockholder Approvals are not obtained at the Special Meeting; or

(iv)     the Company becomes a debtor in an involuntary case under the Bankruptcy Code that is not dismissed within thirty (30) days after the commencement thereof.

(c)     Mutual Termination. This Agreement may be terminated by mutual written agreement among the Company and the Requisite Supporting Noteholders.

(d)     Automatic Termination. This Agreement shall automatically terminate upon the Closing Date.

(e)     Effect Supporting Noteholder Termination. In the event the Requisite Supporting Noteholders terminate this Agreement pursuant to Section 7 hereof prior to the expiration of the Exchange Offer, immediately upon issuance of the termination notice the Requisite Supporting Noteholders, each Supporting Noteholder shall be deemed to have withdrawn and revoked such Supporting Noteholder’s tender of its Existing Second Lien Notes and delivery of related Consents, regardless of whether such termination notice is issued before or after the deadline set in the Exchange Offer for holders to validly withdraw or revoke any Existing Second Lien Notes tendered or Consents delivered.

(f)     Settlement. This Agreement and the Restructuring Documents are part of a proposed settlement among certain of the Parties. If the Closing does not occur, nothing herein will be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto will not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 7.     Good Faith Cooperation; Further Assurances; Acknowledgement.

(a)     Each Party shall cooperate with one another in good faith and shall coordinate their activities with one another (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the negotiation and implementation of the Restructuring Transactions; and (b) the pursuit and support of the Restructuring Transactions. Furthermore, subject to the terms hereof, each of the Parties shall take such actions as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Restructuring Transactions and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement and the Restructuring Transactions. In addition, this Agreement does not constitute an offer to issue, sell, tender, or exchange securities to any person, or the solicitation of an offer to acquire, buy, tender, or exchange securities, in any jurisdiction where such offer or solicitation would be unlawful.

(b)     The Company acknowledges and agrees that each of the Supporting Noteholders are acting solely in the capacity of an arm’s-length contractual counterparty to the Company with respect to the transactions contemplated by this Agreement and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other Person or entity. Additionally, the Supporting Noteholders are not advising the Company or any other affiliated Person or entity as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement. The Company acknowledges that the Supporting Noteholders shall have no responsibility or Liability to the Company or any of its Subsidiaries or Affiliates or their respective stockholders, directors, officers, employees, advisors or other representatives with respect thereto. Any review by the Supporting Noteholders of the transactions contemplated by this Agreement or other matters relating to such transactions shall be performed solely for the benefit of the Supporting Noteholders and shall not be on behalf of the Company, its Subsidiaries, its Affiliates, or their respective stockholders, directors, officers, employees, advisors or other representatives and shall not affect any of the representations or warranties of the Company contained herein or the remedies of the Supporting Noteholders with respect thereto.

Section 8.     Representations and Warranties.

(a)     Each of the Company and each Supporting Noteholder, as applicable, severally as to itself only (and not jointly), represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or as of the date a Supporting Noteholder becomes a party hereto):

(i)     the Company and each of the Supporting Noteholders is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership, limited liability company, or similar power and authority to enter into this Agreement and perform its obligations under, and carry out the Restructuring Transactions, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part; and

(ii)     this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms.

(b)     Each Supporting Noteholder severally as to itself only (and not jointly) represents and warrants that, as of the date hereof (or as of the date such Supporting Noteholder becomes a party hereto):

(i)     it is the sole beneficial owner of the Claims, as applicable, set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Noteholder that becomes a party hereto after the date hereof), or has, with respect to the beneficial owners of such Claims, (A) full power and authority to consent to, matters concerning such Claims, or to exchange, assign, and Transfer such Claims; or (B) full power and authority to bind, or act on behalf of, such beneficial owners with respect to such Claims and has disclosed in writing to ION the aggregate Equity Interests in ION that is beneficially owns as of the date hereof;

(ii)     it has made no prior assignment, sale, participation, grant, encumbrance, conveyance, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, encumber, convey, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims that is inconsistent with the representations and warranties of such Supporting Noteholder herein or would render such Supporting Noteholder otherwise unable to comply with this Agreement and perform its obligations hereunder;

(iii)     other than pursuant to this Agreement, the Claims set forth below its signature hereto are free and clear of any pledge, lien, security interest, charge, encumbrance, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Supporting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(iv)     the execution, delivery and performance by such Party of this Agreement does not and will not, as applicable, (A) violate Applicable Law relevant to it or any of its Subsidiaries or its charter or bylaws (or other similar governing documents), or those of any of its Subsidiaries; (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contract to which it or any of its Subsidiaries is a party, or (C) require the consent of any Person or Governmental Authority, other than the Stockholders Approval; and

(v)     it holds or beneficially owns no Claims or Interests that have not been set forth on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Noteholder that becomes a party hereto after the date hereof).

(c)     No Other Representations. Except for the representations and warranties contained in this Section 8, no such Supporting Noteholder nor any other Person makes any representation or warranty, express or implied, on behalf of such Supporting Noteholder.

(d)     It is understood and agreed that any representations and warranties made by a Supporting Noteholder that is an investment manager of a beneficial owner of Claims are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts, and other investment vehicles managed by such investment manager.

(e)     The Company represents and warrants that, as of the date hereof:

(i)     Litigation. Except as otherwise disclosed in the Company Filed SEC Documents (as defined below), there is no material proceeding, claim, or investigation pending before any court, regulatory body, tribunal, agency, Governmental Authority, or regulatory or legislative body or, to the best of the Company’s knowledge, threatened against the Company or any of its properties that, individually or in the aggregate, would reasonably be expected to cause a Material Adverse Change or impair the Company’s ability to perform its covenants and obligations hereunder.

(ii)     Capitalization. Except as otherwise disclosed in the Company Filed SEC Documents (as defined below):

(1)     As of the date hereof, the authorized capital stock of the Company consists of 26,666,667 million shares of Common Stock and 5,000,000 million shares of Preferred Stock. As of the date hereof, (i) 14,992,657 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held by the Company or by any of the Company's Subsidiaries, (iii) 607,004 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options, (iv) 932,469 shares of Common Stock were reserved for issuance pursuant to the Option Plans, and (vi) no shares of Preferred Stock were issued, reserved for issuance or outstanding.  Except as set forth above, as of such date, 16,532,130 shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding. 14,992,657 outstanding shares of capital stock of the Company are, and 1,539,473 shares of Common Stock which may be issued will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other Indebtedness or debt securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as required under this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences, except under employment arrangements entered into prior to the date hereof.

(2)     All of the outstanding Equity Interests of ION were duly authorized for issuance and validly issued, fully paid, and non-assessable. Except to be issued pursuant to this Agreement and Restructuring Documents, there is no existing option, warrant, call, right, or Contract of any character to which ION is a party or as to which ION has knowledge requiring, and there are no securities of ION outstanding which upon conversion or exchange would require, the issuance of any equity interest of ION or other securities convertible into, exchangeable for or evidencing the right to subscribe for Equity Interests of ION.

(3)     All of the outstanding Equity Interests of ION’s Subsidiaries were duly authorized for issuance and validly issued, fully paid, and non-assessable. ION owns, directly or indirectly, 100% of the ownership interests in each of its Subsidiaries free and clear of any and all Liens, except for Permitted Liens and Liens arising under the Indenture and/or the Credit Agreement as of the date of this Agreement. There is no existing option, warrant, call, right, or Contract of any character to which any of ION’s Subsidiaries is a party or as to which ION or ION’s Subsidiaries have knowledge requiring, and there are no securities of any of ION’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance of any Equity Interests of any of ION’s Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any of ION’s Subsidiaries.

(iii)     Neither ION nor any of its Subsidiaries is in material breach of, or default under, any Debt Document, and there exists no event of default or circumstance that would, with the passage of time or the giving of notice or both, result in a default or event of default, under any Debt Document, except as disclosed in writing to the Supporting Noteholders prior to the date of the Agreement.

(iv)     None of the execution and delivery by the Company of this Agreement or the Restructuring Documents, the consummation of the Restructuring Transactions, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any breach of, violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (A) the Organizational Documents; (B) any Contract or Permit to which the Company is a party or by which the Company or any of its respective properties or assets is bound; (C) any Order applicable to the Company or any of the properties or assets of the Company as of the date hereof; (D) any Applicable Law relevant to it or any of its Subsidiaries; or (E) other than as set forth in Exhibit H attached hereto, require the consent of any Person or Governmental Authority, other than the Stockholder Approvals.

(v)     Company Filed SEC Documents. The Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules, and other documents required to be filed (or that would be required to be filed if the Company were subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act) with the SEC or furnished to the SEC by the Company since January 1, 2020, under the Securities Act or the Exchange Act (all such forms, reports, statements, certifications, schedules, and other documents filed, together with any documents so filed or furnished during such period on a voluntary basis, as the same may have been amended since their filing, collectively, the “Company Filed SEC Documents”). As of their respective dates, the Company Filed SEC Documents (as amended, if applicable) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished. At the time filed with or furnished to the SEC (or if amended prior to the date hereof, as of the date of such amendment), none of the Company Filed SEC Documents (as amended, if applicable) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company Filed SEC Documents (including the related notes and schedules thereto) presented fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods reflected therein in accordance with GAAP, subject, in the case of financial statements other than the Company’s audited annual financial statements, to year-end adjustments, and the absence of footnotes. As of the date of this Agreement, there are no outstanding unresolved comments received from the staff of the SEC with respect to the Company Filed SEC Documents. As of the date of this Agreement, to the knowledge of the Company, none of the Company Filed SEC Documents is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is required to file periodic reports with the SEC.

(vi)     Proxy and Registration Statements. The Company Proxy Statements and the Registration Statements, and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Exchange Act and Securities Act, as applicable.

At the time of filing the Company Proxy Statements and the Registration Statements with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and Supporting Noteholders, at the time such stockholders vote on the Company Stockholder Approvals or purchase shares pursuant to the Rights Offering or the Supporting Noteholders vote on the Consent or tender into the Exchange Offer, as applicable, the Company Proxy Statements and the Registration Statements, as supplemented or amended, if applicable, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(vii)     Property. Each of the Company and its Subsidiaries has good and marketable title to its property that is owned real property and good and valid title to all of its other property, free and clear of all liens, charges and encumbrances except for Permitted Liens or as would not, individually or in the aggregate, reasonably be expected to have an adverse and material effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

(viii)     Permits. The Company and each of its Subsidiaries possess all permits and licenses of governmental authorities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have an adverse and material effect on the ability of the Company and its Subsidiaries taken as a whole, to conduct their businesses in the ordinary course of business consistent with past practices.

(ix)     Material Indebtedness. The Company Filed SEC Documents set forth all material Indebtedness of the Company and its Subsidiaries (excluding any accrued expenses and trade payables).  Neither the Company nor any of its Subsidiaries are in default in the payment of any material Indebtedness or in default under any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party.

(x)     Compliance with Law. The Company is not (a) in violation of any applicable laws in any material respect, or (b) subject to or in default with respect to any judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other Governmental Authority in any material respect. Except as otherwise disclosed in the Company SEC Filed Document, during the past three years there has been no claim, suit, action, audit, investigation, inquiry or other proceeding pending or, to the Company’s Knowledge threatened against or affecting the Company, any of its subsidiaries or any Person that the Company or any such subsidiary has agreed to indemnify in respect thereof that would have any material adverse impact on the Company. The Company is not, and, to the Company’s knowledge, no director, officer, agent, employee or Affiliate of the Company is (a) currently subject to, nor unlawfully conducting business with the subject of, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or (b) listed, nor unlawfully conducting business with any person or entity listed, on any sanctions list administered by OFAC (a “Blocked Person”).

Neither the Company nor any of its Affiliates or representatives, have taken any act that would cause any Company, as of the Closing, to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, as amended, or any other anti-corruption or anti-bribery laws or regulations applicable to any Company as of the date hereof (collectively, the “Anti-Corruption Laws”). Without limiting the generality of the foregoing, neither the Company nor any of its Affiliates or representatives have taken any act in violation of Anti-Corruption Laws in furtherance of a payment, an offer, a promise to pay, or an authorization or ratification of a payment of any gift, money or anything of value (a) to any employee or official of any Governmental Authority, or political party or party official (collectively, a “Government Official”) or any person or entity while knowing or having reasonable grounds to believe that all or a portion of that payment will be passed on to a Government Official to obtain or retain business, or (b) to secure an improper advantage. To the Company’s knowledge there is no investigation of, or request for information from, the Company by law enforcement officials regarding a violation or potential violation of the Anti-Corruption Laws. The Company and its Affiliates have received no written allegation and conducted no internal investigation related to a violation or potential violation of the Anti-Corruption Laws. The Company has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws, including an anti-corruption compliance policy. To the Company’s knowledge, none of the officers, directors, employees, agents or members of any Company are or were Government Officials. No Government Official, Governmental Authority, or Blocked Person owns an interest, whether direct or, to the Company’s knowledge, indirect, legal or beneficial, in any Company or has or will receive any legal or beneficial interest in payments made to the Company pursuant to this Agreement.

The Company is in material compliance with, and in the past have materially complied with, all applicable laws and regulations relating to the prevention of money laundering of any governmental entity applicable to them or their property or in respect of their operations (“Money Laundering Laws”), including all applicable financial recordkeeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended. No action, suit or proceeding by or before any governmental entity or any arbitrator involving the Company respect to the Money Laundering Laws is pending or, to the Company’s knowledge threatened.

(xi)     Sarbanes-Oxley. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company’s recent filings under the Exchange Act, including, without limitation, the Company’s Form 10-K for its fiscal year ended December 31, 2019, Form 10-Q for the quarter ended September 30, 2020, and all Form 8-K’s filed during calendar 2020 (the “SEC Reports”), and the Company has delivered to the Supporting Noteholders a summary of any disclosure made by the Company’s management to the Company’s auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act. The Company has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xii)     Taxes. All material tax returns and reports of the Company required to be filed by it have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Company and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with generally accepted accounting principles.

(xiii)     Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition.  To the knowledge of the Company, all such policies are in full force and effect, all premiums due thereon have been paid.

(xiv)     Labor. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, or to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  No organizing activity, strike, work stoppage, slowdown, lockout, arbitration or grievance against the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened or reasonably anticipated that would reasonably be expected to result in any material liability of the Company.  There are no actions, suits, claims, labor arbitrations or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any current or former employee of the Company or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would (individually or in the aggregate) reasonably be expected to result in any material liability to the Company. None of the Company or any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement or union contract with respect to their current or former employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.

(xv)     Brokers. No broker, investment banker, financial advisor or other Person, other than Oppenheimer & Co., Inc. and Bjarte Bruheim, the fees and expenses of which shall be paid by the Company (and copies of whose engagement letters and a calculation of the fees that would be due thereunder has been provided to the Supporting Noteholders),is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(xvi)     Other Liabilities. The Company does not have any non-de minimis Liabilities except for (A) Liabilities or obligations reflected or reserved against in the most recent audited and unaudited consolidated financial statements included in the most recent Company Filed SEC Documents filed by the Company; and (B) Liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the latest balance sheet included in the Company Filed SEC Documents.

(xvii)     Valid Obligations. The Restructuring Documents will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(xviii)     Board Approval. The Board of Directors, at a meeting duly called and held, has by unanimous vote of those directors present, (A) determined that this Agreement and the transactions contemplated hereby are advisable and (B) resolved to recommend that the holders of shares of Common Stock approve the Company Stockholder Approvals.

(xix)     DGCL 203. The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or similar statute or regulation, including Section 203 of the DGCL, applies to this Agreement or any of the transactions contemplated hereby.

(xx)     New Second Lien Convertible Notes. The New Second Lien Convertible Notes to be issued by the Company will, on the Closing Date, be in the form contemplated by the New Second Lien Convertible Notes Indenture, will have been duly authorized for issuance and sale pursuant to this Agreement and the New Second Lien Convertible Notes Indenture and will have been duly executed by the Company and, when authenticated in the manner provided for in the New Second Lien Convertible Notes Indenture and delivered to the Supporting Noteholders in connection with the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the New Second Lien Convertible Notes Indenture. The guarantees of the New Second Lien Convertible Notes on the Closing Date will be in the form contemplated by the New Second Lien Convertible Notes Indenture and will have been duly authorized for issuance pursuant to this Agreement and the New Second Lien Convertible Notes Indenture; the guarantees of the New Second Lien Convertible Notes, on the Closing Date, will have been duly executed by each of the guarantors and, when the New Second Lien Convertible Notes have been authenticated in the manner provided for in the New Second Lien Convertible Notes Indenture and issued and delivered to the Supporting Noteholders in connection with the Exchange Offer, the guarantees of the New Second Lien Convertible Notes will constitute valid and binding agreements of the guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

Section 9.     Conditions to Closing.

(a)     Conditions Precedent to Obligations of the Supporting Noteholders. The obligation of the Supporting Noteholders to consummate the Exchange Offer and the Restructuring Transactions to be consummated on the Closing Date is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Requisite Supporting Noteholders in whole or in part to the extent permitted by Applicable Law):

(i)     the representations and warranties of the Company set forth in this Agreement and the Restructuring Documents shall be true and correct, in each case, on and as of the date hereof and the Closing Date as if made on and as of the Closing Date (it being understood that, for the avoidance of doubt, (A) such representations and warranties may be qualified by disclosure schedules related thereto and may be qualified by materiality; and (B) to the extent that such representations and warranties relate solely to an earlier date, such representations and warranties shall be true and correct as of such earlier date);

(ii)     the Company shall have performed and complied in all respects with all obligations, covenants, and agreements required by this Agreement and the Restructuring Documents to be performed or complied with by them on or prior to the Closing Date;

(iii)     the Supporting Noteholders shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, with respect to the Company’s compliance with respect to Section 9(c)(i) and Section 9(c)(ii);

(iv)     the Company shall have delivered or paid, or caused to be delivered or paid, all of the items set forth in this Agreement and the Restructuring Documents to be delivered or paid by the Company to the respective Parties designated therein;

(v)     all conditions to the Restructuring Transactions set forth in this Agreement shall have been satisfied or expressly waived;

(vi)     there shall not be in effect any order by a Governmental Authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Restructuring Transactions;

(vii)     to the extent that the Company or the Requisite Supporting Noteholders determine that a filing or filings is required under Applicable Law in connection with the transactions contemplated by the Restructuring Transactions, such filing or filings shall have been delivered to and received by the relevant government authority with which the filing or filings is required to be made;

(viii)     the Exchange Offer shall have expired in accordance with its terms, with (A) the Company having received valid tenders of 95% of principal amount of outstanding Existing Second Lien Notes in the Exchange Offer, or such lesser percentage as agreed to by the Company and the Requisite Consenting Noteholders; and (B) the Company having received all of the necessary Consents;

(ix)     the Rights Offering shall have been closed and generated net cash proceeds to the Company of at least $20 million;

(x)     all New Second Lien Convertible Notes issued pursuant to the Rights Offering have been issued at par and all Common Stock sold in the Rights Offering has been sold at the Deal Price;

(xi)     the Restructuring Documents shall be in form and substance acceptable to the Requisite Supporting Noteholders, and shall have been reviewed and expressly approved by the Requisite Supporting Noteholders;

(xii)     the Series A Preferred Stock shall have been delivered to the New Second Lien Convertible Notes Indenture Trustee;

(xiii)     the Release shall have been delivered to the Supporting Noteholders;

(xiv)     the Restructuring Documents (other than the Exchange Offer documents) shall have been executed by all parties thereto (other than the Requisite Supporting Noteholders);

(xv)     to the extent that any Restructuring Transactions would trigger a “change of control” or similar cash payment payable to any employee of the Company, all such employees shall permanently waive such cash payment only for the purposes of the Restructuring Transactions;

(xvi)     to the extent that the Restructuring Transactions would result in the automatic vesting of any shares or other incentive equity awards (including, but not limited to, stock options, restricted stock, and stock appreciation rights), under any incentive equity plan of the Company, each of the Company’s named executive officers for the fiscal years ended December 31, 2019 and December 31, 2020 (to the extent employed by the Company as of the date of the Closing Date) shall waive any such vesting acceleration, and such shares and/or awards shall continue to vest in accordance with their terms without regard to the Restructuring Transactions;

(xvii)     the structure of the Restructuring Transactions, the utilization or preservation of any tax attributes or benefits of the Company, and the resolution of any tax issues or potential Liability shall be acceptable to the Requisite Supporting Noteholders;

(xviii)     the Restructuring Transactions shall not result in a change of control of the Company or result in an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended

(xix)     the Stockholder Approvals have been obtained;

(xx)     no Material Adverse Change shall have occurred since the date hereof;

(xxi)     the Company shall have paid, by wire transfer of immediately available funds, all of the Supporting Noteholders’ Advisors’ Transaction Expenses incurred through the Closing Date plus a reasonable retainer on account of the Supporting Noteholders’ Transaction Expenses to be incurred through and after the Closing Date; and

(xxii)     the conversion price of the New Convertible Second Lien Notes as set forth in the final New Second Lien Convertible Notes Indenture executed and delivered at Closing is not the Conversion Price.

(b)     Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the Restructuring Transactions is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by Applicable Law):

(i)     the representations and warranties of each of the Supporting Noteholders set forth in this Agreement and the Restructuring Documents shall be true and correct in all material respects, in each case, on and as of the date hereof and the Closing Date as if made on and as of the Closing Date (it being understood that, for the avoidance of doubt, (A) such representations and warranties may be qualified by disclosure schedules related thereto and may be qualified by materiality; and (B) to the extent that such representations and warranties relate solely to an earlier date, such representations and warranties shall be true and correct as of such earlier date);

(ii)     each Supporting Noteholder shall have performed and complied in all material respects with all obligations, covenants, and agreements required by this Agreement and the Restructuring Documents to be performed or complied with by them on or prior to the Closing Date;

(iii)     the necessary Stockholder Approvals have been obtained at the Special Meeting;

(iv)     the Exchange Offer shall have expired in accordance with its terms, with (A) the Company having received valid tenders of 95% of principal amount of outstanding Existing Second Lien Notes in the Exchange Offer, or such lesser percentage as agreed by the Company and the Requisite Supporting Noteholders; and (B) the Company having received all of the necessary Consents;

(v)     the Rights Offering shall have been closed and generated net proceeds to the Company of at least $20 million;

(vi)     there shall not be in effect any order by a Governmental Authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Restructuring Transactions; and

(vii)     the Restructuring Documents shall be in form and substance reasonably acceptable to the Company.

(c)     Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Section 10 if such failure was materially caused by such Party’s failure to comply with any provision of this Agreement.

Section 10.     Amendments and Waivers. Except as provided in Section 5(a), this Agreement may not be modified, amended, or supplemented except in a writing signed by the Company and the Requisite Supporting Noteholders; provided, however, if any such amendment, modification, waiver, or supplement would impose any cost or liability upon any Supporting Noteholder, such amendment, modification, waiver, or supplement shall require the written consent of such affected Supporting Noteholder. In determining whether any consent or approval has been given or obtained by the Requisite Supporting Noteholders, any then-existing Supporting Noteholder that is in material breach of its covenants, obligations, or representations under this Agreement shall be excluded from such determination.

Section 11.     Transaction Expenses. So long as this Agreement has not been terminated and this Agreement remains in full force and effect, within fifteen (15) days of receipt of an invoice, the Company shall reimburse the Supporting Noteholders’ Advisors for all Transaction Expenses.

Section 12.     Effectiveness. This Agreement shall become effective and binding upon each Party upon the Restructuring Support Effective Date.

Section 13.     GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.     Specific Performance/Remedies. Subject to the Parties’ termination rights provided herein, each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party agrees that in the event of any such breach, in addition to any other remedy to which such nonbreaching Party may be entitled, at law or in equity, such nonbreaching Party shall be entitled, to the extent available, to the remedy of specific performance of such covenants, including without limitation, to seek the order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

Section 15.     Disclosure; Publicity.

(a)     All public statements, in whatever form, regarding the Restructuring Transactions, shall be in form and substance reasonably acceptable to the Requisite Supporting Noteholders. The Company shall submit drafts to counsel of each Supporting Noteholder of any press releases, public documents, and any and all filings with the SEC that (i) constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure; or (ii) any other disclosure that includes descriptions of the Restructuring Transactions or any Supporting Noteholder and shall negotiate any proposed changes thereto in good faith.

(b)     Upon execution of this Agreement by the Parties, unless such information is otherwise publicly disseminated by means acceptable to the Requisite Supporting Noteholders, the Company shall file a Form 8-K, in accordance with applicable SEC regulations, which shall attach this Agreement and which shall also include all additional information previously received by the Supporting Noteholders necessary to permit the Supporting Noteholders to trade in the Company’s securities but which shall redact any holdings information. Following execution of this Agreement, upon receipt by the Supporting Noteholders of any additional information provided by the Company, unless such information is otherwise publicly disseminated by means acceptable to the Requisite Supporting Noteholders, the Company shall promptly file, and in no event later than the Closing Date, in a Form 8-K in accordance with applicable SEC regulations all such information necessary to permit the Supporting Noteholders to trade in the Company’s securities.

Section 16.     Survival. Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, the agreements and obligations of the Parties in this Section 16 and Section 5(d), Section 11 (to the extent of accrued, outstanding obligations and for no other reason), Section 14, Section 15, Section 18, Section 19, Section 20, Section 23, Section 24, Section 25, Section 26, and Section 27 hereof shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Section 17.     Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 18.     Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 18 shall be deemed to permit sales, assignments, or other Transfers of the Claims other than in accordance with Section 4(c) of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 18 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any Supporting Noteholder Termination Event or any Company Termination Event.

Section 19.     No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof.

Section 20.     Prior Negotiations; Entire Agreement. This Agreement, including any exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations and agreements, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and any Supporting Noteholder shall continue in full force and effect.

Section 21.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, e-mail, or otherwise, which shall be deemed to be an original for the purposes of this Section 21. Without in any way limiting the provisions hereof, additional Supporting Noteholders may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional holder shall become a Party to this Agreement in accordance with the terms of this Agreement.

Section 22.     Notices. All notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally; (b) when sent by electronic mail (“e-mail”); or (c) two (2) Business Days after deposit with an overnight courier service, with postage prepaid to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

If to the Company:
ION Geophysical Corporation 2105 CityWest Blvd., Suite 100 Houston, Texas 77042-2839 Attn: Matthew Powers Phone: 713-366-7226 Email: matt.powers@iongeo.com with a copy to (which shall not constitute notice):
Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, Texas 77002 Attn:Eric Johnson Phone: 713-651-2647 Fax:713-651-2700 Email: JEJohnson@winston.com
If to the Supporting Noteholders:

To each Supporting Noteholder at the addresses or e-mail addresses set forth below the Supporting Noteholders’ signature page to this Agreement (or to the signature page to a Joinder Agreement in the case of any Supporting Noteholder that becomes a party hereto after the Restructuring Support Effective Date).

with a copy (which shall not constitute notice) to the Supporting Noteholders’ Advisors at:
Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attn:Ryan Preston Dahl Phone: 212-596 9144 Email: Ryan.Dahl@ropesgray.com Matthew.Roose@ropesgray.com

Section 23.     Reservation of Rights; No Admission. Subject to and except as expressly provided in this Agreement or in any amendment thereof agreed upon by the Parties pursuant to the terms hereof, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective Affiliates or Subsidiaries). Without limiting the foregoing sentence in any way, if the Restructuring Transactions is not consummated, or if this Agreement is terminated for any reason, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other Applicable Law, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as, or be deemed to be, evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

Section 24.     Fiduciary Duties.

(a)     Notwithstanding anything to the contrary herein, (i) nothing in this Agreement shall require the Company or any directors or officers of the Company to take any action, or to refrain from taking any action, that would breach, or be inconsistent with, its or their fiduciary obligations under Applicable Law; and (ii) to the extent that such fiduciary obligations require the Company or any directors or officers of the Company to take any such action, or refrain from taking any such action, they may do so without incurring any liability to any Party under this Agreement; provided, however, that nothing in this Section 24 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any Supporting Noteholder Termination Event that may arise as a result of any such action or omission.

(b)     Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or any directors or officers of the Company that did not exist prior to the execution of this Agreement.

Section 25.     Representation by Counsel. Each Party acknowledges that it has been represented by counsel with respect to this Agreement and the Restructuring Transactions. Accordingly, any Applicable Law that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. No Party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any Applicable Law would, or might cause, any provision to be construed against such Party.

Section 26.     Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Noteholders under this Agreement shall be several, not joint. It is understood and agreed that no Supporting Noteholder has any duty of trust or confidence of any kind or form with respect to any other Supporting Noteholder or the Company, and, except as expressly provided in this Agreement, there are no commitments between or among them. In this regard, it is understood and agreed that any Supporting Noteholder may trade in the Claims without the consent of the Company or any other Supporting Noteholder, subject to Applicable Laws and the terms of this Agreement; provided, however, that no Supporting Noteholder shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences between or among the Supporting Noteholders or the Company shall in any way affect or negate this Agreement. No Supporting Noteholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with any of the other Supporting Noteholders.

Section 27.     Tax Reporting. For all U.S. federal, state, and local income tax purposes, the Company agrees to treat and report the New Second Lien Convertible Notes as issued at an issue price as determined in accordance with Treas. Reg. §1.1273-2(b)(1) as mutually agreed by the Requisite Supporting Noteholders and the Company acting reasonably and in good faith.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

ION GEOPHYSICAL CORPORATION

By: /s/ Mike Morrison
Name: Mike Morrison
Title: EVP & CFO

Subsidiary Guarantors:

GX TECHNOLOGY CORPORATION

By: /s/ Mike Morrison
By: /s/ Mike Morrison
Title: EVP & CFO

ION EXPLORATION PRODUCTS (U.S.A.)

By: /s/ Mike Morrison
Name: Mike Morrison
Title: Vice President

I/O MARINE SYSTEMS, INC.

By: /s/ Mike Morrison
Name: Mike Morrison
Title: Vice President

GX GEOSCIENCE CORPORATION, S. DE R.L. DE C.V.

By: /s/ Mike Morrison
Name: Mike Morrison
Title: Vice President

[Restructuring Support Agreement Signature Pages]

DuPont Pension Trust, by DuPont Capital

By: /s/ Kris Kowal
Name: Kris Kowal
Title: Managing Member, Fixed Income

Concise Capital

By: /s/ Glenn Koach
Name: Glenn Koach
Title: Principal

Gates Capital Management
By: /s/ Jeffrey Gates
Name: Jeffrey Gates
Title: Managing Partner

Footprints Asset Management & Research, Inc.

By: /s/ Steve Lococo
Name: Steve Lococo
Title: President

[Restructuring Support Agreement Signature Pages]

EXHIBIT A

Description of Notes

DESCRIPTION OF THE NEW SECOND LIEN CONVERTIBLE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “ION” refers only to ION Geophysical Corporation and not to any of its Subsidiaries.

ION will issue the New Second Lien Convertible Notes (the “New Second Lien Convertible Notes”) under an indenture (the “New Second Lien Convertible Notes Indenture”) among itself, the Guarantors, Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), and Wilmington Savings Funds Society, FSB, as collateral agent (the “Collateral Agent”). See “Transfer Restrictions.” The terms of the New Second Lien Convertible Notes will include those stated in the New Second Lien Convertible Notes Indenture and those made part of the New Second Lien Convertible Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following description is a summary of the material provisions of the New Second Lien Convertible Notes Indenture, the Intercreditor Agreement and the Security Documents. It does not restate those agreements in their entirety. ION urges you to read the New Second Lien Convertible Notes Indenture, the Intercreditor Agreement and the Security Documents because they, and not this description, define the rights of holders of the New Second Lien Convertible Notes. Copies of the Second New Lien Notes Convertible Indenture, the Intercreditor Agreement and the Security Documents are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the New Second Lien Convertible Notes Indenture, the Intercreditor Agreement and the Security Documents.

The registered holder of a New Second Lien Convertible Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the New Second Lien Convertible Notes Indenture.

Brief Description of the New Second Lien Convertible Notes and the Note Guarantees

The New Second Lien Convertible Notes:

•	will be senior obligations of ION;

•

will be secured on a second-priority basis, equally and ratably with all obligations of ION under any future Parity Lien Debt, by Liens on all of the assets of ION other than the Excluded Assets, subject to the Liens securing ION’s obligations under the Credit Agreement and any other Priority Lien Debt and other Permitted Prior Liens;

•	will be effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of ION subject to those Permitted Prior Liens;

•	will be senior in right of payment to any future subordinated Indebtedness of ION, if any;

•	will be unconditionally guaranteed by the Guarantors; and

•

will be structurally subordinated to all existing and future Indebtedness, claims of holders of preferred stock and other liabilities of Subsidiaries of ION that do not guarantee the New Second Lien Convertible Notes.

Each guarantee of the New Second Lien Convertible Notes:

•	will be senior obligations of each Guarantor;

•

will be secured on a second-priority basis, equally and ratably with all obligations of that Guarantor under any other future Parity Lien Debt, by Liens on all of the assets of that Guarantor other than the Excluded Assets, subject to the Liens securing that Guarantor’s guarantee of the Credit Agreement obligations and any other Priority Lien Debt and other Permitted Prior Liens;

•

will be effectively junior, to the extent of the value of the Collateral, to that Guarantor’s guarantee of the Credit Agreement and any other Priority Lien Debt, which will be secured on a first-priority basis by the same assets of that Guarantor that secure the New Second Lien Convertible Notes;

•	will be effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Prior Liens; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.

Pursuant to the New Second Lien Notes Convertible Indenture, ION will be permitted to designate additional Indebtedness as Priority Lien Debt, subject to the Priority Lien Cap. ION also will be permitted to incur additional Indebtedness as Parity Lien Debt subject to the covenants described below under “Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Covenants—Liens.” As of the date of the New Second Lien Convertible Notes Indenture, after giving pro forma effect to the Exchange Offer and Rights Offering, ION would have [●] Priority Lien Debt outstanding.

Not all of ION’s Subsidiaries will guarantee the New Second Lien Convertible Notes. The New Second Lien Convertible Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of ION’s non-guarantor Subsidiaries. Any right of ION to receive assets of any of its non-guarantor Subsidiaries upon such non-guarantor Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the New Second Lien Convertible Notes to participate in those assets) will be effectively subordinated to the claims of such non- guarantor Subsidiary’s creditors, except to the extent that ION is itself recognized as a creditor of such non- guarantor Subsidiary, in which case the claims of ION would still be subordinate in right of payment to any security in the assets of such Subsidiary and any Indebtedness of such non-guarantor Subsidiary senior to that held by ION. As of September 30, 2020, ION’s non-guarantor Subsidiaries had approximately $65.1 million of assets, or approximately 29.9% of ION’s total consolidated assets, excluding intercompany investments and receivables. As of September 30, 2020, ION’s non-guarantor Subsidiaries represented approximately $33.4 million, or approximately 35% of ION’s total consolidated revenues, excluding intercompany revenues.

As of the date of the New Second Lien Convertible Notes Indenture, all of ION’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” ION will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” ION’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the New Second Lien Convertible Notes Indenture. ION’s Unrestricted Subsidiaries will not guarantee the New Second Lien Convertible Notes.

Subject to the satisfaction of certain conditions, the New Second Lien Convertible Notes may be converted at an initial conversion rate of that number of shares of ION’s common stock per $1,000 principal amount of New Second Lien Notes determined by dividing each such $1,000 principal amount of New Second Lien Notes by the conversion price, which shall be $3.00 per share. The conversion rate is subject to adjustment if certain events occur.

Principal, Maturity and Interest

ION will issue up to $106.7 million in aggregate principal amount of New Second Lien Convertible Notes in this offering. In addition, ION will issue up to $50 million in aggregate principal amount of New Second Lien Convertible Notes in the Rights Offering. ION may issue additional New Second Lien Convertible Notes under the New Second Lien Convertible Notes Indenture (“Additional Notes”) for up to three (3) months after this offering, in an aggregate principal amount not to exceed $50 million, less the aggregate principal amount of any New Second Lien Convertible Notes issued in the Rights Offering; provided that 50% of proceeds raised in excess of $35 million from the Rights Offering and any Additional Notes shall be used to make an offer to repurchase New Second Lien Convertible Notes at 100% of the aggregate principal amount thereof. Any issuance of Additional Notes is subject to all the covenants in the New Second Lien Convertible Notes Indenture, including the covenants described below under the captions “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants—Liens.” The New Second Lien Convertible Notes and any Additional Notes subsequently issued under the New Second Lien Convertible Notes Indenture will be treated as a single class for all purposes under the New Second Lien Convertible Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. ION will issue New Second Lien Convertible Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The New Second Lien Convertible Notes will mature on December 15, 2025.

Interest on the New Second Lien Convertible Notes will accrue at the rate of 8.0% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2021. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the New Second Lien Convertible Notes. ION will make each interest payment to the holders of record on the immediately preceding June 15 and December 15. Interest on the New Second Lien Convertible Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the New Second Lien Convertible Notes

If a holder of New Second Lien Convertible Notes has given wire transfer instructions to ION, ION will pay all principal of, premium on, if any, and interest on, that holder’s New Second Lien Convertible Notes in accordance with those instructions. All other payments on the New Second Lien Convertible Notes will be made at the office or agency of the paying agent and registrar unless ION elects to make interest payments by check mailed to the holders of the New Second Lien Convertible Notes at their address set forth in the register of holders.

Paying Agent and Registrar for the New Second Lien Convertible Notes

Initially, the Trustee will act as paying agent and registrar. ION may change the paying agent or registrar without prior notice to the holders of the New Second Lien Convertible Notes, and ION or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange New Second Lien Convertible Notes in accordance with the provisions of the New Second Lien Convertible Notes Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of New Second Lien Convertible Notes. Holders will be required to pay all taxes required by applicable law on transfer. ION will not be required to transfer or exchange any New Second Lien Convertible Note selected for redemption. Also, ION will not be required to transfer or exchange any New Second Lien Convertible Note for a period of 15 days before a selection of New Second Lien Convertible Notes to be redeemed.

Additional Rights

ION will issue one (1) share of Series A Preferred Stock (the “Series A Preferred Stock”) to the Trustee to (i) provide certain rights and protections to the holders of the New Second Lien Convertible Notes and (ii) allow, under certain circumstances detailed below, the holders to vote on an “as-converted” basis.  The Trustee shall take direction from holders of 50.1% of the New Second Lien Convertible Notes for any action requiring the consent of the holder of the Series A Preferred Stock or each act on which the holder of the Series A Preferred Stock is entitled to vote.

Following a default or event of default under the New Second Lien Convertible Notes Indenture, the Series A Preferred Stock shall be entitled to vote with the common stock of the Company as a single class and having voting power equal to the number of shares of common stock issuable upon the conversion of the New Second Lien Convertible Notes.

In addition, at all times when the common stock is entitled to vote thereon, the Series A Preferred Stock shall be entitled to vote with the common stock of the Company as a single class and having voting power equal to the number of shares of common stock issuable upon the conversion of the New Second Lien Convertible Notes for any transaction: (a) modifying, amending, supplementing or waiving any provision of the Company’s organizational documents; or (b) entering into any merger, consolidation, sale of all or substantially all of the assets of the Company, or other business combination transaction.

The holder of the Series A Preferred Stock shall have the right to appoint two (2) directors to the Board of the Company, both of whom shall be independent.

The one share of Series A Preferred Stock shall (i) rank pari passu in respect of voting rights with respect to the common stock of the Company, (ii) have a liquidation preference equal to $1.00, (iii) not produce preferred dividends or ordinary dividends, (iv) not be transferable, except to a successor Trustee under the terms of the New Second Lien Convertible Notes Indenture, (v) not be convertible into any other class of equity of the Company and (vi) not be granted registration rights.  The Series A Preferred Stock shall be governed in all respects by Delaware law.

The Series A Preferred Stock may be redeemed by the Company upon the exercise into common stock of, in the aggregate, 75% or more of the New Second Lien Convertible Notes that were issued on the Closing Date. The redemption price shall be $1.00.

Note Guarantees

The New Second Lien Convertible Notes will initially be guaranteed by each of ION’s Domestic Subsidiaries, excluding the Immaterial Subsidiaries, and the Mexico Subsidiary. As of September 30, 2020, ION’s Domestic Subsidiaries (excluding Immaterial Subsidiaries) and the Mexico Subsidiary had approximately $152.8 million of assets, or approximately 70.1% of ION’s total consolidated assets, excluding intercompany investments and receivables. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the New Second Lien Convertible Notes and ION’s Indebtedness—Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and the liens securing such guarantees and to require holders of the New Second Lien Convertible Notes to return payments received from us or the guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than ION or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)

the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger becomes a Guarantor under the New Second Lien Convertible Notes Indenture and the Security Documents pursuant to a supplemental indenture and appropriate security documents; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the New Second Lien Convertible Notes Indenture.

The Note Guarantee of a Guarantor will automatically be released:

(1)

in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) ION or a Restricted Subsidiary of ION, if the sale or other disposition does not violate the provisions described below under the caption “—Repurchases at the Option of Holders—Asset Sales;”

(2)

in connection with any sale or other disposition of all or substantially all of the Capital Stock of that Guarantor by way of merger, consolidation or otherwise to a Person that is not (either before or after giving effect to such transaction) ION or a Restricted Subsidiary of ION, if the sale or other disposition does not violate the provisions described below under the caption “Asset Sale” provisions of the New Second Lien Convertible Notes Indenture and the Guarantor ceases to be a Restricted Subsidiary of ION as a result of the sale or other disposition;

(3)	if ION designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the New Second Lien Convertible Notes Indenture;

(4)

upon legal defeasance, covenant defeasance or satisfaction and discharge of the New Second Lien Convertible Notes Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;”

(5)	upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred or is continuing; or

(6)	if consent to such release has been given by an Act of Supermajority of Debtholders.

See “—Repurchase at the Option of Holders—Asset Sales.”

Security

The obligations of ION with respect to the New Second Lien Convertible Notes, the obligations of the Guarantors under the guarantees, all other Parity Lien Obligations and the performance of all other obligations of ION, the Guarantors and ION’s other Restricted Subsidiaries under the Note Documents will be secured equally and ratably by second-priority Liens in the Collateral granted to the Collateral Agent for its benefit, the benefit of the Trustee and the benefit of the Parity Lien Secured Parties. These Liens will be junior in priority to the Liens securing Priority Lien Obligations and to all other Permitted Prior Liens. The Liens securing Priority Lien Obligations will be held by the Priority Lien Collateral Agent. The Collateral comprises all of the assets of ION and the Guarantors, other than the Excluded Assets.

Limitations on Collateral in the Form of Securities

The New Second Lien Convertible Notes Indenture will provide that the Capital Stock and other securities of a Subsidiary that are owned by ION and the Guarantors will constitute Collateral only if all such Capital Stock or other securities can secure the New Second Lien Convertible Notes or any Note Guarantee without Rule 3-16 or any other law, rule or regulation requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency).

In the event that Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any governmental agency) of separate audited financial statements of any affiliate of ION due to the fact that such affiliate’s capital stock or other securities secure the New Second Lien Convertible Notes, then the capital stock or other securities of such affiliate will automatically be deemed released and to not be and to not have been part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of the New Second Lien Convertible Notes, to the extent necessary to evidence the release of the Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral.

In addition, the New Second Lien Convertible Notes Indenture and the Security Documents will provide that if the Capital Stock or other securities of any Subsidiary of ION are held by ION or any Guarantor, are not part of the Collateral and may be pledged without causing separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency) pursuant to Rule 3-16 (to the extent then in effect) or new Rule 13-02 (or any other law, rule or regulation as a result of such pledge, then the Capital Stock or other securities of such Subsidiary shall be required to become part of the Collateral (except to the extent constituting Excluded Assets) and ION shall promptly cause such Capital Stock to be pledged in accordance with the covenant described below under the captions “Certain Covenants—Additional Note Guarantees” and “Certain Covenants—After-Acquired Property.”

The Intercreditor Agreement

On the date of the New Second Lien Convertible Notes Indenture, ION and the Guarantors will enter into an Intercreditor Agreement (the “Intercreditor Agreement”) with the Priority Lien Collateral Agent, the Collateral Agent and the Trustee. The Intercreditor Agreement will set forth the terms of the relationship between the holders of Priority Liens and the holders of Parity Liens. Concurrently with the execution and delivery of the Intercreditor Agreement, the Intercreditor Agreement dated as of April 26, 2016 among the Priority Lien Collateral Agent, the Legacy Trustee, and the Legacy Collateral Agent, will be terminated in full.

The following is a summary of certain provisions of the Intercreditor Agreement. The final terms of the Intercreditor Agreement have not been finalized and, as a result, no assurance can be given that the Intercreditor Agreement will in fact be entered into on the terms described below and, if entered into, the terms of the Intercreditor Agreement may differ from those set forth herein. This description is only a summary of the expected terms of the Intercreditor Agreement. The following summary does not purport to be complete, but does discuss the provisions that are material for investors in the New Second Lien Convertible Notes, and are subject to, and qualified in their entirety by reference to, all of the provisions of the expected final Intercreditor Agreement.

Lien Priorities

Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Parity Lien Obligations granted on the Collateral or of any Liens securing the Priority Lien Obligations granted on the Collateral, and notwithstanding any provision of the UCC, or any other applicable law or the Note Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the Priority Lien Obligations or the Parity Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any insolvency or liquidation proceeding has been commenced by or against ION or any Guarantor, (i) any Lien on the Collateral securing any Priority Lien Obligations now or hereafter held by or on behalf of any Priority Lien Representative, any Priority Lien Collateral Agent or any holders of Priority Lien Debt or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Parity Lien Obligations; (ii) any Lien on the Collateral securing any Parity Lien Obligations now or hereafter held by or on behalf of the Trustee, the Collateral Agent, any holders of Parity Lien Debt or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any Priority Lien Obligations; and (iii) any Lien on the Collateral securing any Excess Priority Lien Obligations now or hereafter held by or on behalf of any Priority Lien Representative, any Priority Lien Collateral Agent, any holder of Priority Lien Debt or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Lien on the Collateral securing any Parity Lien Obligations.

Prohibition on Contesting Liens

Each of the Trustee and the Collateral Agent, for itself and on behalf of the holders of the New Second Lien Convertible Notes, and each Priority Lien Representative and each Priority Lien Collateral Agent, for itself and on behalf of each holder of Priority Lien Debt represented by it, will agree that it will not (and will waive the right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any holder of Priority Lien Debt in the Collateral or by or on behalf of any holder of Parity Lien Debt in the Collateral, as the case may be, or the provisions of the Intercreditor Agreement. Each of the Trustee and the Collateral Agent, for itself and on behalf of the holders of the New Second Lien Convertible Notes, will agree that it (i) will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Liens pari passu with, or to give any holder of the New Second Lien Convertible Notes any preference or priority relative to, any Lien securing the Priority Lien Obligations with respect to the Collateral or any part thereof, (ii) will not challenge or question in any proceeding the validity or enforceability of any Priority Lien Obligations or Priority Lien Document, or the validity or enforceability of the priorities, rights or duties established by the provisions of the Intercreditor Agreement, (iii) will not take or cause to be taken any action the purpose or effect of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral permitted under the Priority Lien Documents and the Intercreditor Agreement by any Priority Lien Secured Party or the Priority Lien Collateral Agent acting on their behalf, (iv) shall have no right to (A) direct the Priority Lien Collateral Agent or any other holder of Priority Lien Debt to exercise any right, remedy or power with respect to any Collateral or (B) consent to the exercise by the Priority Lien Collateral Agent or any holder of Priority Lien Debt of any right, remedy or power with respect to any Collateral, (v) except as permitted by the Intercreditor Agreement, will not institute any suit or assert in any suit or insolvency or liquidation proceeding any claim against the Priority Lien Collateral Agent or other holder of Priority Lien Debt seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Priority Lien Collateral Agent nor holder of Priority Lien Debt shall be liable for, any action taken or omitted to be taken by the Priority Lien Collateral Agent or other holder of Priority Lien Debt with respect to any Collateral, (vi) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement, (vii) will not object to forbearance by the Priority Lien Collateral Agent or any holder of Priority Lien Debt, and (viii) until the Discharge of Priority Lien Obligations, will not assert, and will waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshaling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law.

Restrictions on Enforcement of Parity Liens

Until the Discharge of Priority Lien Obligations has occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against ION or any Guarantor, the Trustee, the Collateral Agent and the holders of the New Second Lien Convertible Notes: (a) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; (b) will not contest, protest or object to any foreclosure proceeding or action brought by any Priority Lien Representative, any Priority Lien Collateral Agent or any holder of Priority Lien Debt or any other exercise by any of them of any rights and remedies relating to the Collateral under the Priority Lien Documents or otherwise; and (c) will not object to (and will waive any and all claims with respect to) the forbearance by any Priority Lien Representative, any Priority Lien Collateral Agent or the holders of any Priority Lien Debt from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

Until the Discharge of Priority Lien Obligations has occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against ION or any Guarantor, subject to the preceding paragraph, the Priority Lien Representative, the Priority Lien Collateral Agent and the holders of Priority Lien Debt shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt (including debt related to any DIP Financing as defined below) in any sale, except that the Trustee shall have the credit bid rights discussed below) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Trustee, the Collateral Agent or any holder of New Second Lien Convertible Notes; provided that any proceeds received by any Priority Lien Representative in excess of those necessary to achieve a Discharge of any Priority Lien Obligations are distributed in accordance with the provisions discussed below under “—Order of Application”. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the Priority Lien Representative, the Priority Lien Collateral Agent and holders of Priority Lien Debt may enforce the provisions of the Priority Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with the Trustee, the Collateral Agent or any holder of the New Second Lien Convertible Notes and regardless of whether any such exercise is adverse to the interest of any holder of the New Second Lien Convertible Notes.

Notwithstanding the foregoing, the Trustee, the Collateral Agent and any holder of New Second Lien Convertible Notes may: (i) file a claim or statement of interest with respect to the Parity Lien Obligations; provided that an insolvency or liquidation proceeding has been commenced by or against ION or any Guarantor; (ii) take any action (not adverse to the priority status of the Liens on the Collateral securing the Priority Lien Obligations, or the rights of any Priority Lien Representative, any Priority Lien Collateral Agent or the holders of Priority Lien Debt to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral; (iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the holders of the New Second Lien Convertible Notes, including any claims secured by the Collateral, if any, in each case in accordance with the terms of the Intercreditor Agreement; (iv) except as set forth below under “—Bankruptcy Matters,” vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of the Intercreditor Agreement, with respect to the Parity Lien Obligations and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Trustee, the Collateral Agent or any holder of the New Second Lien Convertible Notes may be inconsistent with the provisions of the Intercreditor Agreement; (v) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any Priority Lien Representative, any Priority Lien Collateral Agent or any other Priority Lien Secured Party, or any sale of Collateral during an insolvency or liquidation proceeding; provided that such bid may not include a “credit bid” in respect of any Parity Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Priority Lien Obligations; and (vi) object to any proposed acceptance of Collateral by a Priority Lien Representative, a Priority Lien Collateral Agent or Priority Lien Secured Party pursuant to Section 9-620 of the UCC.

The Trustee and the Collateral Agent, on behalf of itself and the holders of the New Second Lien Convertible Notes, will agree that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of Priority Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by the Intercreditor Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Priority Lien Obligations has occurred, except as expressly provided in the Intercreditor Agreement, the sole right of the Trustee, the Collateral Agent and the holders of the New Second Lien Convertible Notes with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Note Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Priority Lien Obligations has occurred.

Subject to the terms of the Intercreditor Agreement, the Trustee and the Collateral Agent, for itself and on behalf of the holders of the New Second Lien Convertible Notes, (i) will agree that none of the Trustee, the Collateral Agent nor the holders of the New Second Lien Convertible Notes will take any action that would hinder any exercise of remedies under the Priority Lien Documents or that is otherwise prohibited by the Intercreditor Agreement, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise; (ii) will waive any and all rights it may have as a junior lien creditor or otherwise to object to the manner in which any Priority Lien Representative, any Priority Lien Collateral Agent or other Priority Lien Secured Party seeks to enforce or collect the Priority Lien Obligations or Liens securing the Priority Lien Obligations granted in any of the Collateral, regardless of whether any action or failure to act by or on behalf of any Priority Lien Representative, any Priority Lien Collateral Agent or other Priority Lien Secured Party is adverse to the interest of any of them; and (iii) will acknowledge and agree that no covenant, agreement or restriction contained in any Note Document (other than the Intercreditor Agreement) shall be deemed to restrict in any way the rights and remedies of any Priority Lien Representative, any Priority Lien Collateral Agent or any other Priority Lien Secured Party with respect to the Collateral.

Except as specifically set forth in the Intercreditor Agreement, the Trustee, the Collateral Agent and the holders of the New Second Lien Convertible Notes may exercise rights and remedies as unsecured creditors against ION or any Guarantor that has guaranteed or granted Liens to secure the Parity Lien Obligations in accordance with the terms of the Note Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any insolvency or liquidation proceeding with respect to ION or any Guarantor); provided that in the event that any of the Trustee, the Collateral Agent or the holders of the New Second Lien Convertible Notes becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Parity Lien Obligations, such judgment Lien shall be subject to the terms of the Intercreditor Agreement for all purposes.

Order of Application

So long as the Discharge of Priority Lien Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against ION or any Guarantor, any Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies by any Priority Lien Representative, any Priority Lien Collateral Agent or any Priority Lien Secured Party shall be applied by the Priority Lien Collateral Agent or the Priority Lien Representative, as applicable, to the Priority Lien Obligations in such order as specified in the relevant Priority Lien Documents; provided that any non-cash Collateral or non-cash proceeds may be held by the applicable Priority Lien Collateral Agent, in its discretion, as Collateral.

Upon the Discharge of Priority Lien Obligations, each Priority Lien Collateral Agent shall (x) unless the Discharge of Parity Lien Obligations has already occurred, deliver any proceeds of Collateral held by it to the Collateral Agent, to be applied by the Collateral Agent and the Trustee, as applicable, to the Parity Lien Obligations in such order as specified in the Note Documents, (y) if the Discharge of Parity Lien Obligations has already occurred, apply such proceeds of Collateral to any Excess Priority Lien Obligations in such order as specified in the relevant Priority Lien Documents, and (z) if there are no Excess Priority Lien Obligations, deliver such proceeds of Collateral to ION, its successors or assigns, or to whomever may be lawfully entitled to receive the same. Without limiting the obligations of the Parity Lien Secured Parties under the next paragraph, after the Discharge of Priority Lien Obligations has occurred, upon the Discharge of Parity Lien Obligations, the Collateral Agent shall deliver any proceeds of Collateral held by it, (x) if there are any Excess Priority Lien Obligations, to the Priority Lien Collateral Agent, for application by the Priority Lien Collateral Agent to the Excess Priority Lien Obligations in such order as specified in the relevant Priority Lien Documents until the payment in full in cash of all Excess Priority Lien Obligations, and (y) if there are no such Excess Priority Lien Obligations, to ION or to whomever may be lawfully entitled to receive the same.

So long as the Discharge of Priority Lien Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against ION or any Guarantor, any Collateral or any proceeds thereof received by the Trustee, Collateral Agent or any other Parity Secured Party in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral in contravention of the Intercreditor Agreement in all cases shall be segregated and held in trust and forthwith paid over to the Priority Lien Collateral Agent for the benefit of the Priority Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. So long as the Discharge of Priority Lien Obligations has not occurred, if the Trustee, the Collateral Agent or any other Parity Lien Secured Party shall receive Collateral or any distribution of money or other property in respect of the Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property shall be segregated and held in trust and forthwith paid over to the Priority Lien Collateral Agent for the benefit of the Priority Lien Secured Parties in the same form as received, with any necessary endorsements. Any Lien received by the Trustee, the Collateral Agent or any other Parity Lien Secured Party in respect of any of the Parity Lien Obligations in any insolvency or liquidation proceeding shall be subject to the terms of the Intercreditor Agreement.

Release of Liens on Collateral

Subject to the terms of the Intercreditor Agreement, if in connection with any Enforcement Action by any Priority Lien Representative or any Priority Lien Collateral Agent or any other exercise of any Priority Lien Representative’s or any Priority Lien Collateral Agent’s remedies in respect of the Collateral, in each case prior to the Discharge of Priority Lien Obligations, such Priority Lien Collateral Agent, for itself or on behalf of any of the Priority Lien Secured Parties, releases any of its Liens on any part of the Collateral or such Priority Lien Representative, for itself or on behalf of any of the Priority Lien Secured Parties releases any Guarantor from its obligations under its guaranty of the Priority Lien Obligations, then the Liens, if any, of the Collateral Agent, for itself, the Trustee and for the benefit of the holders of the New Second Lien Convertible Notes, on such Collateral, and the obligations of such Guarantor under its guaranty of the New Second Lien Convertible Notes, shall be automatically, unconditionally and simultaneously released. Subject to the terms of the Intercreditor Agreement, if in connection with any Enforcement Action or other exercise of rights and remedies by any Priority Lien Representative or any Priority Lien Collateral Agent, in each case prior to the Discharge of Priority Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such Priority Lien Collateral Agent releases its Lien on the property or assets of such Person then the Liens of the Collateral Agent with respect to the property or assets (but excluding, for the avoidance of doubt, any Liens on the proceeds of such property or assets) of such Person will be automatically released to the same extent as the Liens of such Priority Lien Collateral Agent.

Subject to the terms of the Intercreditor Agreement, if any Priority Lien Collateral Agent, for itself or on behalf of any of the Priority Lien Secured Parties represented by it, releases any of its Liens on any part of the Collateral, or any Priority Lien Representative, for itself or on behalf of any of the Priority Lien Secured Parties represented by it, releases any Guarantor from its obligations under its guaranty of the Priority Lien Obligations, in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Guarantor permitted under the terms of the Priority Lien Documents and not expressly prohibited under the terms of the Note Documents (other than in connection with an Enforcement Action or other exercise of any Priority Lien Representative’s and/or Priority Lien Collateral Agent’s remedies in respect of the Collateral, which shall be governed by the previous paragraph), in each case other than in connection with, or following, the Discharge of Priority Lien Obligations, then the Liens, if any, of the Collateral Agent, for itself or for the benefit of the holders of the New Second Lien Convertible Notes, on such Collateral (but excluding, for the avoidance of doubt, any Liens on the proceeds of such Collateral), and the obligations of such Guarantor under its guaranty of the New Second Lien Convertible Notes, shall be automatically, unconditionally and simultaneously released.

Until the Discharge of Priority Lien Obligations occurs, to the extent that any Priority Lien Collateral Agent, any Priority Lien Representative or Priority Lien Secured Parties (i) have released any Lien on Collateral or any Guarantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new liens or additional guarantees from any Guarantor, then the Collateral Agent, for itself and the Parity Lien Secured Parties, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of the Intercreditor Agreement, and the Trustee, for itself and for the holders of the New Second Lien Convertible Notes, shall be granted an additional guaranty, as the case may be.

In the event of a Discharge of the Priority Lien Obligations or a voluntary release of Liens securing the Priority Lien Obligations by the Priority Lien Secured Parties on all or substantially all of the Collateral (other than when such release occurs in connection with the Priority Lien Secured Parties’ foreclosure upon or other exercise of rights and remedies with respect to such Collateral), no release of the Liens on such Collateral securing the New Second Lien Convertible Notes shall be made unless (A) consent to the release of such Liens securing the New Second Lien Convertible Notes has been given by the requisite percentage or number of the holders of New Second Lien Convertible Notes at the time outstanding as provided for in the Note Documents and (B) ION has delivered an officers’ certificate to the Priority Lien Collateral Agent, the Trustee and the Collateral Agent certifying that all such consents have been obtained and such release is otherwise authorized and permitted by the Note Documents.

Release of Liens in Respect of New Second Lien Convertible Notes

The New Second Lien Convertible Notes Indenture will provide that the Collateral Agent’s Parity Liens upon the Collateral will no longer secure the New Second Lien Convertible Notes outstanding under the New Second Lien Convertible Notes Indenture or any other Obligations under the New Second Lien Convertible Notes Indenture, and the right of the holders of such New Second Lien Convertible Notes and such Obligations to the benefits and proceeds of the Collateral Agent’s Parity Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the New Second Lien Convertible Notes Indenture as set forth under the caption “— Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of such New Second Lien Convertible Notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance;”

(3)

upon payment in full in cash and discharge of such New Second Lien Convertible Notes outstanding under the New Second Lien Convertible Notes Indenture and all Obligations thereunder that are outstanding, due and payable under the New Second Lien Convertible Notes Indenture at the time such New Second Lien Convertible Notes are paid in full and discharged;

(4)

in whole or in part, with the consent of the holders of the requisite percentage of such New Second Lien Convertible Notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver;” or

(5)

after the satisfaction of the Lien Release Conditions, on the date such New Second Lien Convertible Notes are rated Investment Grade and no Default or Event of Default shall have occurred and be continuing.

Bankruptcy Matters

Until the Discharge of Priority Lien Obligations has occurred, if ION or any Guarantor shall be subject to any insolvency or liquidation proceeding and any Priority Lien Representative shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which such Priority Lien Representative, such Priority Lien Collateral Agent or any other creditor has a Lien or to permit ION or any Guarantor to obtain financing, whether from the Priority Lien Secured Parties or any other Person under Section 364 of the Bankruptcy Code or any similar bankruptcy law (“DIP Financing”), then the Trustee and the Collateral Agent, on behalf of itself and the holders of the New Second Lien Convertible Notes, will not object to such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to any Priority Lien Representative) and to the extent the Liens securing the Priority Lien Obligations are discharged, subordinated to or pari passu with such DIP Financing, the Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and the Trustee and the Collateral Agent, on behalf of itself and the holders of the New Second Lien Convertible Notes, will not request adequate protection or any other relief in connection therewith (except (i) that the Priority Lien Representative acknowledges that the Parity Lien Representative may have adequate protection for its Liens on the Collateral to the same extent as the Priority Lien Representative, provided that such Liens are subordinated to any Liens of the Priority Lien Representative or (ii) as expressly agreed by the Priority Lien Representative); provided that the aggregate principal amount of the DIP Financing, when taken together with any remaining Priority Lien Obligations, shall not exceed an amount equal to 110% of the aggregate principal amount of Priority Lien Obligations outstanding immediately prior to the commencement of such insolvency or liquidation proceeding, and the Trustee and the holders of the New Second Lien Convertible Notes retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests.

No holder of New Second Lien Convertible Notes may provide DIP Financing to ION or any Guarantor secured by Liens equal or senior in priority to the Liens securing any Priority Lien Obligations; provided, that any Liens which secure any part of the DIP Financing provided by any holders of the New Second Lien Convertible Notes shall be permitted, so long as they are junior to the Liens which secure the Priority Lien Obligations.

The Trustee and the Collateral Agent, for itself and on behalf of the holders of the New Second Lien Convertible Notes, will agree that it will not object to or oppose, a motion to sell, liquidate or otherwise dispose of Collateral (other than to the Priority Lien Secured Parties or their affiliates) under Section 363 of the Bankruptcy Code if the requisite Priority Lien Secured Parties have consented to such sale, liquidation or other disposition. The Trustee and the Collateral Agent, for itself and on behalf of the holders of the New Second Lien Convertible Notes, will further agree that it will not directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition (other than to the Priority Lien Secured Parties or their affiliates), including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition, if the requisite Priority Lien Secured Parties have consented to (i) such retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the holders of the New Second Lien Convertible Notes will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the holders of the New Second Lien Convertible Notes under Section 363(k) of the Bankruptcy Code.

The Trustee, for itself and on behalf of the holders of the New Second Lien Convertible Notes, agrees that in any insolvency or liquidation proceeding, neither the Trustee nor the holders of the New Second Lien Convertible Notes shall propose, support or vote for any plan of reorganization or disclosure statement of ION or any other Guarantor unless such plan is accepted by the class of Priority Lien Secured Parties in accordance with Section 1126(c) of the U.S. Bankruptcy Code or otherwise provides for the payment in full in case of all Priority Lien Obligations (including all post-petition interest, fees and expenses) on the effective date of such plan of reorganization.

So long as the Discharge of Priority Lien Obligations has not occurred, without the express written consent of the Priority Lien Collateral Agent, neither the Collateral Agent nor any holder of the New Second Lien Convertible Notes shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be), in any insolvency or liquidation proceeding involving ION or any Guarantor, (i) oppose, object to or contest the determination of the extent of any Liens held by any of the Priority Lien Secured Parties or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose the payment to the Priority Lien Secured Parties of interest, fees or expenses under Section 506(b) of the U.S. Bankruptcy Code.

Until the Discharge of Priority Lien Obligations has occurred, the Trustee and the Collateral Agent, for itself and on behalf of the holders of the New Second Lien Convertible Notes will agree that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the Priority Lien Representatives or (ii) oppose (or support any other Person in opposing) any request by any Priority Lien Representative or Priority Lien Collateral Agent for relief from such stay.

The Trustee and the Collateral Agent, for itself and on behalf of the holders of the New Second Lien Convertible Notes will agree that neither it nor any holders of the New Second Lien Convertible Notes will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral, nor object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting):

(1)     any request by any Priority Lien Representative, any Priority Lien Collateral Agent or other Priority Lien Secured Party for adequate protection under any bankruptcy law; or

(2)     any objection by any Priority Lien Representative, any Priority Lien Collateral Agent or other Priority Lien Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection.

Notwithstanding the foregoing, in any insolvency or liquidation proceeding: (i) if the Priority Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar bankruptcy law, then the Trustee, for itself and on behalf of the Parity Lien Secured Parties, (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Priority Lien Debt and such DIP Financing (and all Obligations relating thereto) on the same basis as the Liens securing the New Second Lien Convertible Notes are so subordinated to the Liens securing Priority Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form; and (ii) in the event the Trustee, on behalf of itself or the holders of the New Second Lien Convertible Notes, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Trustee, on behalf of itself or such holders of the New Second Lien Convertible Notes, agrees that the Priority Lien Representative shall also be granted a senior Lien on such additional collateral as security for the applicable Priority Lien Debt and any such DIP Financing and that any Lien on such additional collateral securing the Parity Lien Debt shall be subordinated to the Liens on such collateral securing the Priority Lien Debt and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the Priority Lien Secured Parties as adequate protection on the same basis as the other Liens securing the Parity Lien Debt are subordinated to such Liens securing the Priority Lien Debt under the Intercreditor Agreement.

Amendment of Priority Lien Documents and Note Documents

Subject to the next succeeding paragraph, the Priority Lien Documents (other than the Intercreditor Agreement) may be amended, supplemented or otherwise modified in accordance with their terms and the Priority Lien Debt may be refinanced, in each case, without notice to, or the consent of, the Trustee, the Collateral Agent or the holders of the New Second Lien Convertible Notes, all without affecting the lien subordination or other provisions of the Intercreditor Agreement; provided that any such amendment, supplement or modification or refinancing is not inconsistent with the terms of the Intercreditor Agreement. The Note Documents (other than the Intercreditor Agreement) may be amended, supplemented or otherwise modified in accordance with their terms, in each case, without notice to, or the consent of, any Priority Lien Representative, any Priority Lien Collateral Agent or any other Priority Lien Secured Party all without affecting the lien subordination or other provisions of the Intercreditor Agreement; provided that any such amendment, supplement or modification is not inconsistent with the terms of the Intercreditor Agreement, as certified by the Company in an officer’s certificate delivered to the Trustee and the Collateral Agent.

In the event any Priority Lien Collateral Agent or the applicable Priority Lien Secured Parties and ION or the Guarantors enter into any amendment, waiver or consent in respect of any of the Priority Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Priority Lien Security Document or changing in any manner the rights of the applicable Priority Lien Collateral Agent, such Priority Lien Secured Parties, ION or any Guarantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of a Parity Lien Security Document without the consent of the Trustee, Collateral Agent or the holders of the New Second Lien Convertible Notes and without any action by the Trustee, the Collateral Agent, the holders of the New Second Lien Convertible Notes, ION or any Guarantor; provided that:

(1)     no such amendment, waiver or consent shall have the effect of:

(A)     removing assets subject to the Lien of the Parity Lien Security Documents, except to the extent that a release of such Lien is permitted or required by the Intercreditor Agreement and provided that there is a corresponding release of the Liens securing the Priority Lien Obligations;

(B)     imposing duties on, or adversely affecting rights, immunities, indemnities, protections and limitations of liability of the Collateral Agent or the Trustee, without its prior written consent;

(C)     permitting other Liens on the Collateral not permitted under the terms of the Note Documents or the Intercreditor Agreement; or

(D)     being prejudicial to the interests of the holders of the New Second Lien Convertible Notes to a greater extent than the Priority Lien Secured Parties (other than by virtue of their relative priority and the rights and obligations under the Intercreditor Agreement); and

(2)     notice of such amendment, waiver or consent will be given to the Collateral Agent by the Priority Lien Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice will not affect the effectiveness and validity thereof nor create any liability of the Priority Lien Collateral Agent.

Compliance with Trust Indenture Act

The New Second Lien Convertible Notes Indenture will provide that ION will comply with the provisions of TIA §314. ION will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer of ION except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, ION will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

The New Second Lien Convertible Notes Indenture will provide that ION and each of the other Guarantors will do or cause to be done all acts and things that may be necessary or desirable, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Parity Lien Secured Parties, duly created and enforceable and perfected Parity Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the New Second Lien Convertible Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents.

If necessary or desirable or upon the request of the Collateral Agent or any Parity Lien Representative at any time and from time to time, ION and each of the other Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably necessary or desirable to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations.

ION and the other Guarantors will:

(1)	keep their properties adequately insured at all times by financially sound and reputable insurers;

(2)

maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)	maintain such other insurance as may be required by law; and

(4)	maintain such other insurance as may be required by the Security Documents.

Upon the request of the Collateral Agent, ION and the other Guarantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers, certified as true and correct. Holders of Parity Lien Obligations, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of ION and the other Guarantors covering the Collateral and the Collateral Agent will be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of ION and the other Guarantors covering the Collateral.

Optional Redemption

At any time prior to December 15, 2023, ION may on any one or more occasions redeem all or a part of the New Second Lien Convertible Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of the New Second Lien Convertible Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, to the date of redemption, subject to the rights of holders of New Second Lien Convertible Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after December 15, 2023, ION may on any one or more occasions redeem all or a part of the New Second Lien Convertible Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of the New Second Lien Convertible Notes redeemed, plus accrued and unpaid interest to the applicable date of redemption subject to the rights of holders of New Second Lien Convertible Notes on the relevant record date to receive interest on the relevant interest payment date:

Unless ION defaults in the payment of the redemption price, interest will cease to accrue on the New Second Lien Convertible Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” ION is not required to make mandatory redemption or sinking fund payments with respect to the New Second Lien Convertible Notes or to repurchase the New Second Lien Convertible Notes at the option of holders of the New Second Lien Convertible Notes.

Conversion Rights

General

Holders of New Second Lien Convertible Notes may convert all or any portion of their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate will initially be 333.3333 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $3.00 per share of common stock). Upon conversion of a New Second Lien Convertible Note, ION will satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of ION’s common stock, at ION’s election, all as set forth below under “—Settlement upon Conversion.” If ION satisfies its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of its common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 30 day trading day observation period. The Trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s New Second Lien Convertible Notes so long as such converted notes are a multiple of $1,000 principal amount.

If ION calls any or all of the New Second Lien Convertible Notes for redemption, a holder of New Second Lien Convertible Notes may convert all or any portion of such notes only until the close of business on the scheduled trading day immediately preceding the redemption date unless ION fails to pay the redemption price (in which case a holder of New Second Lien Convertible Notes may convert such notes until the redemption price (including the Applicable Premium, if any) has been paid or duly provided for).

Upon conversion, a holder of New Second Lien Convertible Notes will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below and other than the Applicable Premium described under “—Settlement upon Conversion” in the case of a conversion in connection with a redemption of the notes at ION’s option. ION will not issue fractional shares of ION’s common stock upon conversion of notes. Instead, ION will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” ION’s payment and delivery, as the case may be, to holders of New Second Lien Convertible Notes of the full amount of cash, the full number of shares of its common stock or a combination thereof, as the case may be, together with a cash payment for any fractional shares, into which a note is convertible will be deemed to satisfy in full ION’s obligation to pay:

•	the principal amount of that note; and
•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of ION’s common stock, accrued and unpaid interest will be deemed to be paid for out of cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if the New Second Lien Convertible Notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. New Second Lien Convertible Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	on the principal amount of that note; and
•	for conversions following the regular record date immediately preceding the maturity date;
•	if ION has specified a redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;
•	if ION has specified a Change of Control Purchase Date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or
•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such New Second Lien Convertible Note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date or any Change of Control Purchase Date or redemption date will receive the full interest payment due on the maturity date or the Change of Control Purchase Date or redemption date, as applicable, regardless of whether their New Second Lien Convertible Notes have been converted, repurchased or redeemed following such regular record date.

If a holder converts New Second Lien Convertible Notes, ION will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of ION’s common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

Company Conversion

On or after the day that is the eighteen (18) month anniversary of the issue date of the New Second Lien Convertible Notes (the “Issue Date”), ION may require the conversion of all or part of the New Second Lien Convertible Notes, at its option, if ION’s common stock, as determined by ION, has a 20-day volume weighted average price (“VWAP”) of at least 175% of the conversion price then in effect ending on, and including, the trading day immediately preceding the date on which ION provides notice of conversion (a “Optional Conversion”). If ION undergoes an Optional Conversion prior to the third anniversary of the Issue Date, holders of New Second Lien Convertible Notes will be entitled to a “make-whole” premium payment in cash equal to the Applicable Premium amount as described under “—Optional Redemption.”

In the case of any optional conversion, ION will provide not less than 45 nor more than 50 scheduled trading days’ notice before the conversion date to the Trustee, the paying agent and each holder of notes, and the conversion price will be equal to 100% of the principal amount of the notes to be converted, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day and may not fall after the scheduled maturity date.

If ION decides to convert fewer than all of the outstanding notes, the Trustee will select the notes to be converted (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate, in each case, with respect to global notes, in accordance with and subject to applicable DTC procedures or requirements.

Conversion Procedures

If a holder of a New Second Lien Convertible Note holds a beneficial interest in a Global Note, to convert, such holder must comply with DTC’s procedures for converting a beneficial interest in a Global Note and, if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled. As such, a beneficial owner of the New Second Lien Convertible Notes must allow for sufficient time to comply with DTC’s procedures if such holder wishes to exercise its conversion rights.

Holders of certificated New Second Lien Convertible Notes must convert by doing the following:

•	complete and manually sign the conversion notice on the back of the New Second Lien Convertible Note, or a facsimile of the conversion notice;
•	deliver the conversion notice, which is irrevocable, and the New Second Lien Convertible Note to the conversion agent;
•	if required, furnish appropriate endorsements and transfer documents; and
•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

Ion shall pay any documentary, stamp, or similar issue or transfer tax on the issuance of any shares of Ion’s common stock upon conversion of the New Second Lien Convertible Notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder must pay the tax.

The date holders comply with the relevant procedures for conversion described above is referred to as of the “conversion date.”

Settlement upon Conversion

Upon conversion, ION may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of its common stock (“physical settlement”) or a combination of cash and shares of its common stock (“combination settlement”), as described below. Each of these settlement methods is referred to as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after September 15, 2025, and all conversions for which the relevant conversion date occurs after ION’s issuance of a notice of redemption with respect to the New Second Lien Convertible Notes and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs after ION’s issuance of a notice of redemption with respect to the New Second Lien Convertible Notes, and any conversions for which the relevant conversion date occurs on or after September 15, 2025, ION will use the same settlement method for all conversions with the same conversion date, but ION will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, ION may choose for notes converted on one conversion date to settle conversions through physical settlement, and choose for New Second Lien Convertible Notes converted on another conversion date to settle conversions through cash settlement or combination settlement.

If ION elects a settlement method, ION will inform holders so converting in writing through the conversion agent of the settlement method ION has elected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the related redemption date, in such notice of redemption or (ii) on or after September 15, 2025, no later than September 15, 2025). If ION does not timely elect a settlement method, it will no longer have the right to elect cash settlement or physical settlement and ION will be deemed to have elected combination settlement in respect of ION’s conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of New Second Lien Convertible Notes will be equal to $1,000. If ION elects combination settlement, but ION does not timely notify converting holders of the specified dollar amount per $1,000 principal amount of New Second Lien Convertible Notes, such specified dollar amount will be deemed to be $1,000. It is ION’s current intent and policy to settle conversions through combination settlement with a specified dollar amount of $1,000.

Settlement amounts will be computed by us as follows:

•

if ION elects physical settlement, ION will deliver to the converting holder in respect of each $1,000 principal amount of New Second Lien Convertible Notes being converted a number of shares of common stock equal to the conversion rate (plus cash in lieu of any fractional share of our common stock issuable upon conversion) ;

•

if ION elects cash settlement, ION will pay to the converting holder in respect of each $1,000 principal amount of New Second Lien Convertible Notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 30 consecutive trading days during the related observation period; and

•

if ION elects (or is deemed to have elected) combination settlement, ION will pay or deliver, as the case may be, to the converting holder of each $1,000 principal amount of New Second Lien Convertible Notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 30 consecutive trading days during the relevant observation period (plus cash in lieu of any fractional share of our common stock issuable upon conversion).

The “daily settlement amount” for each of the 30 consecutive trading days during the observation period shall consist of:

●

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of New Second Lien Convertible Note to be received upon conversion as specified (or deemed specified) in the notice specifying ION’s chosen settlement method (the “specified dollar amount”), divided by 30 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

●

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 30 consecutive trading days during the observation period, l/30th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 30 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “IO <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any New Second Lien Convertible Notes surrendered for conversion means:

●

if the relevant conversion date occurs prior to September 15, 2025 and ION has not issued a notice of redemption with respect to the notes as described under “—Optional Redemption” above, the 30 consecutive trading days beginning on, and including, the second trading day immediately succeeding such conversion date;

●

if the relevant conversion date occurs on or after September 15, 2025 and ION has not issued a notice of redemption with respect to the notes on or after December 15, 2023 as described under “—Optional Redemption—Redemption,” the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding the maturity date; and

●

if the relevant conversion date occurs on or after the date of ION’s issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption” above and prior to the relevant redemption date (even if the relevant conversion date occurs on or after September 15, 2025), the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding such redemption date.

With respect to any New Second Lien Convertible Notes that are converted after the date of ION’s issuance of a notice of redemption as described under “—Optional Redemption” and prior to the close of business on the scheduled trading day immediately preceding the redemption date, in addition to the payment or delivery of the consideration due in respect of conversion as described above, ION will pay or deliver, as the case may be, the Applicable Premium under the New Second Lien Convertible Notes Indenture in cash, shares of ION’s common stock or a combination of cash and shares of ION’s common stock as specified in its notice of redemption as described under “—Optional Redemption” above.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in ION’s common stock generally occurs on the NYSE or, if ION’s common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which ION’s common stock is then listed or, if ION’s common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which ION’s common stock is then listed or admitted for trading. If ION’s common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which ION’s common stock is listed or admitted for trading. If ION’s common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which ION’s common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for ION’s common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in ION’s common stock or in any options contracts or futures contracts relating to ION’s common stock.

Except as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Change of Control” and “—Recapitalizations, Reclassifications and Changes of ION’s Common Stock,” ION will pay or deliver, as the case may be, the consideration due upon conversion (including any Applicable Premium in connection with such conversion) to converting holders on the third business day immediately following the relevant conversion date, if ION elects physical settlement, or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

ION will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any New Second Lien Convertible Notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of ION’s common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that ION will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of ION’s common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)

If ION exclusively issues shares of its common stock as a dividend or distribution on shares of ION’s common stock, or if ION effects a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 =

the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =

the number of shares of ION’s common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date, before giving effect to such dividend, distribution, share split, or share combination; and

OS1 =	the number of shares of ION’s common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date ION’s board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)

If, other than with respect to the subscription Rights Offering consummated on or prior to [April 15, 2021] (which subscription rights are already taken into account in the initial conversion rate), if any, ION issues to all or substantially all holders of its common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of ION’s common stock at a price per share that is less than the average of the last reported sale prices of ION’s common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of ION’s common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of ION’s common stock issuable pursuant to such rights, options or warrants; and

Y =

the number of shares of ION’s common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of ION’s common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Notice of Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by ION’s board of directors or a committee thereof.

(3)

If, other than with respect to the subscription Rights Offering consummated on or prior to [April 15, 2021], if any, ION distributes shares of its capital stock, evidences of its indebtedness, other assets or property of its or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of ION’s common stock, excluding:

●	●dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

●	●dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

●	●spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =

the average of the last reported sale prices of ION’s common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =

the fair market value (as determined by ION’s board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of ION’s common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of ION’s common stock, the amount and kind of ION’s capital stock, evidences of ION’s indebtedness, other assets or property of ION’s or rights, options or warrants to acquire ION’s capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on ION’s common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which ION refers to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of ION’s common stock applicable to one share of ION’s common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to ION’s common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of ION’s common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at 5:00 p.m. New York City time on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “ 10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such Spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

(4)	If any cash dividend or distribution is made to all or substantially all holders of ION’s common stock, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of ION’s common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share ION distributes to all or substantially all holders of ION’s common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date ION’s board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of ION’s common stock, the amount of cash that such holder would have received if such holder owned a number of shares of ION’s common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)

If ION or any of its subsidiaries make a payment in respect of a tender or exchange offer for ION’s common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of ION’s common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 =

the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =

the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by ION’s board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of shares of ION’s common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of ION’s common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =

the average of the last reported sale prices of ION’s common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of ION’s common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of ION’s common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, ION will not adjust the conversion rate for the issuance of shares of its common stock or any securities convertible into or exchangeable for shares of ION’s common stock or the right to purchase shares of ION’s common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of ION’s common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of ION’s common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of ION’s common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of ION’s common stock (or other applicable security) have the right to receive any cash, securities or other property or in which ION’s common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of ION’s common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by ION’s board of directors or a duly authorized committee thereof, statute, contract or otherwise).

ION is permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if its board of directors or a committee thereof determines that such increase would be in ION’s best interest. ION may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of its common stock or rights to purchase shares of its common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of its shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

If ION has a rights plan in effect upon conversion of the notes into common stock, a holder of New Second Lien Convertible Notes will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if ION distributed to all or substantially all holders of ION’s common stock, shares of ION’s capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

●     ●upon the issuance of any shares of ION’s common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on ION’s securities and the investment of additional optional amounts in shares of ION’s common stock under any plan;

●

●upon the issuance of any shares of ION’s common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by ION or any of its subsidiaries;

●

●upon the issuance of any shares of ION’s common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

●	●solely for a change in the par value of the common stock;

●	●for the subscription Rights Offering consummated on or prior to [April 15, 2021], if any; or

●	●for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of ION’s Common Stock

In the case of:

any recapitalization, reclassification or change of ION’s common stock (other than changes resulting from a subdivision or combination),

any consolidation, merger or combination involving us,

any sale, lease or other transfer to a third party of the consolidated assets of ION and its subsidiaries substantially as an entirety, or any statutory share exchange,

in each case, as a result of which ION’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) ION will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of ION’s common stock that it would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” (including, if applicable, any shares deliverable in connection with any Applicable Premium) above or in connection with any delivery of shares of ION’s common stock in respect of any Applicable Premium deliverable upon redemption as set forth under “—Optional Redemption—” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of ION’s common stock would have received in such transaction; and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of ION’s common stock would have received in such transaction. If the transaction causes ION’s common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of ION’s common stock that affirmatively make such an election or (ii) if no holders of ION’s common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of ION’s common stock. If the holders of ION’s common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Change of Control”), multiplied by the price paid per share of common stock in such transaction and (ii) ION will satisfy its conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. ION will notify holders, the Trustee and the conversion agent (if other than the Trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require ION to repurchase their notes upon a Change of Control as described under “—Repurchase at the Option of Holders” below, as the board of directors reasonably considers necessary by reason of the foregoing. ION will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a Make-Whole Change of Control), ION’s board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-Whole Change of Control

If the “effective date” (as defined below) of a Change of Control determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in the final paragraph of the definition thereof, a “Make-Whole Change of Control”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such Make-Whole Change of Control, ION will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of New Second Lien Convertible Notes will be deemed for these purposes to be “in connection with” such Make-Whole Change of Control if the relevant notice of conversion of the New Second Lien Convertible Notes is received by the conversion agent from, and including, the effective date of the Make-Whole Change of Control up to, and including, the business day immediately prior to the related Change of Control purchase date (or, in the case of a Make-Whole Change of Control that would have been a Change of Control but for the proviso in the final paragraph of the definition thereof, the 35th trading day immediately following the effective date of such Make-Whole Change of Control) (such period, the “Make-Whole Change of Control Period”).

Upon surrender of New Second Lien Convertible Notes for conversion in connection with a Make-Whole Change of Control, ION will, at ION’s option, satisfy its conversion obligation by physical settlement, cash settlement or combination settlement, based on the conversion rate as increased to reflect the additional shares pursuant to the table set forth below, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for ION’s common stock in any Make-Whole Change of Control described in clause (1) of the definition of Change of Control is composed entirely of cash, for any conversion of notes following the effective date of such Make-Whole Change of Control, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. ION will notify holders, the Trustee and the conversion agent (if other than the trustee) of the effective date of any Make-Whole Change of Control and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the Make-Whole Change of Control occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of ION’s common stock in the Make-Whole Change of Control. If the holders of ION’s common stock receive in exchange for their common stock only cash in a Make-Whole Change of Control described in clause (1) of the definition of Change of Control, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of ION’s common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the Make-Whole Change of Control.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Effective Date	$[2.57]	$[3.00]	$[3.50]	$[5.00]	$[7.50]	$[10.00]	$[20.00]	$[30.00]
Issue Date	[55.7743]	[39.4400]	[32.9743]	[22.2040]	[13.8307]	[9.6450]	[3.3645]	[1.2740]
One Year Anniversary of Issue Date	[55.7743]	[18.7033]	[14.7971]	[9.9820]	[6.2373]	[4.3650]	[1.5575]	[0.6213]
1 ½ Year Anniversary of Issue Date	[55.7743]	[7.8122]	[0]	[0]	[0]	[0]	[0]	[0]

The exact stock prices and effective dates may not be set forth in the table above, in which case:

●     ●If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

●

●If the stock price is greater than [●] per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

●

●If the stock price is less than [●] per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed [●] shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

ION’s obligation to increase the conversion rate for notes converted in connection with a Make-Whole Change of Control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of New Second Lien Convertible Notes will have the right to require ION to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s New Second Lien Convertible Notes pursuant to a Change of Control Offer on the terms set forth in the New Second Lien Convertible Notes Indenture. In the Change of Control Offer, ION will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of New Second Lien Convertible Notes repurchased, plus accrued and unpaid interest on the New Second Lien Convertible Notes repurchased to the date of purchase (the “Change of Control Purchase Date”), subject to the rights of holders of New Second Lien Convertible Notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, ION will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Second Lien Convertible Notes properly tendered prior to the expiration date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the New Second Lien Convertible Notes Indenture and described in such notice. ION will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Second Lien Convertible Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the New Second Lien Convertible Notes Indenture, ION will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the New Second Lien Convertible Notes Indenture by virtue of such compliance.

Promptly following the expiration of the Change of Control Offer, ION will, to the extent lawful, accept for payment all New Second Lien Convertible Notes or portions of New Second Lien Convertible Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, ION will, on the Change of Control Purchase Date:

(1)

deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Second Lien Convertible Notes or portions of New Second Lien Convertible Notes properly tendered; and

(2)

deliver or cause to be delivered to the Trustee the New Second Lien Convertible Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of New Second Lien Convertible Notes or portions of New Second Lien Convertible Notes being purchased by ION.

The paying agent will promptly remit to each holder of New Second Lien Convertible Notes properly tendered the Change of Control Payment for such New Second Lien Convertible Notes (or, if all the New Second Lien Convertible Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a New Second Lien Convertible Note equal in principal amount to any unpurchased portion of the New Second Lien Convertible Notes surrendered, if any. ION will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The provisions described above that require ION to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the New Second Lien Convertible Notes Indenture are applicable. Except as described above with respect to a Change of Control, the New Second Lien Convertible Notes Indenture does not contain provisions that permit the holders of the New Second Lien Convertible Notes to require that ION repurchase or redeem the New Second Lien Convertible Notes in the event of a takeover, recapitalization or similar transaction.

ION will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Second Lien Convertible Notes Indenture applicable to a Change of Control Offer made by ION and purchases all New Second Lien Convertible Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the New Second Lien Convertible Notes Indenture as described above under the caption “—Optional Redemption” and all conditions precedent to such redemption have been satisfied or waived, unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control, ION has made an offer to purchase (an “Alternate Offer”) any and all New Second Lien Convertible Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all New Second Lien Convertible Notes properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of ION and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Second Lien Convertible Notes to require ION to repurchase its New Second Lien Convertible Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ION and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that holders of not less than 90% in aggregate principal amount of the outstanding New Second Lien Convertible Notes accept a Change of Control Offer or Alternate Offer and ION (or any third party making such Change of Control Offer or Alternate Offer in lieu of ION as described above) purchases all of the New Second Lien Convertible Notes held by such holders, ION will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the New Second Lien Convertible Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the New Second Lien Convertible Notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

ION will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)

ION or any of its Restricted Subsidiaries (as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)

at least 85% of the consideration received in the Asset Sale by ION or such Restricted Subsidiaries (measured as of the date of the definitive agreement with respect to such Asset Sale) and all other Asset Sales since the Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)

any liabilities, as shown on ION’s most recent consolidated balance sheet, of ION or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Second Lien Convertible Notes or any Note Guarantee) that are forgiven or assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases ION or such Restricted Subsidiary or indemnifies against further liability;

(b)

any securities, notes or other obligations received by ION or any such Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by ION or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant;

(d)

accounts receivable of a business retained by ION or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided that such accounts receivable do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable and are not past due; and

(e)

Indebtedness (other than contingent liabilities and liabilities that are by their terms subordinated to the New Second Lien Convertible Notes or a Note Guarantee) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale; provided that ION and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale;

provided that in the case of any Asset Sale pursuant to a condemnation, appropriation or similar taking, including by deed in lieu of condemnation, such Asset Sale shall not be required to satisfy the requirements of items (1) and (2) above. Notwithstanding the preceding, the 85% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portions of the consideration received therefrom, determined in accordance with the preceding provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 85% limitation.

Within 180 days after the receipt of any Net Proceeds from an Asset Sale, other than a Sale of Collateral, ION or one or more of its Restricted Subsidiaries may at its option apply cash in an amount equal to the amount of such Net Proceeds to any combination of the following:

(1)

to repay (or cash collateralize) Priority Lien Obligations and, to the extent required by the documents governing such Indebtedness, Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph under the caption described below “Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such Indebtedness was incurred for the purpose of financing all or part of the purchase price or cost of the design, construction, installation or improvement of such assets;

(2)

to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of ION;

(3)	to make capital expenditures in the Permitted Business, including investments in multi-client data libraries; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

The requirement of clause (2) or (4) of the immediately preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment referred to therein is entered into by ION or any of its Restricted Subsidiaries with a Person other than an Affiliate of ION within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into. Pending the final application of any Net Proceeds, ION (or any Restricted Subsidiary) may invest the Net Proceeds in any manner that is not prohibited by the New Second Lien Convertible Notes Indenture.

Within 180 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, ION (or the Restricted Subsidiary that owned those assets, as the case may be) may at its option apply cash in an amount equal to the amount of such Net Proceeds to any combination of the following: (1) to purchase or invest in other long-term assets that would constitute Collateral; (2) to repay (or cash collateralize) Priority Lien Obligations or (3) to make capital expenditures in the Permitted Business, including investments in multi-client data libraries in each case, comprising Collateral; provided, however, that the aggregate amount of Net Proceeds that may be applied or invested pursuant to clauses (1) through (3) above shall not exceed $25.0 million in the aggregate during any fiscal year.

All of the Net Proceeds from an Asset Sale that constitutes a Sale of Collateral shall be deposited directly into the Collateral Account; provided, that the Company and the Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in the Collateral Account except to the extent the aggregate amount of Net Proceeds from all Asset Sales that constitute a Sale of Collateral which are not held in the Collateral Account exceeds $25.0 million in the aggregate during any fiscal year. Any Net Proceeds from an Asset Sale that are not applied or invested as provided in within the time periods set forth in the preceding paragraphs, will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $1.0 million, ION may (and when Excess Proceeds exceeds $10.0 million, within five days thereof, shall), to the extent permitted by the Intercreditor Agreement and Credit Agreement, each as in effect on the issue date of the New Second Lien Convertible Notes, make an offer (an “Asset Sale Offer”) to all holders of New Second Lien Convertible Notes and all holders of Parity Lien Obligations containing provisions similar to those set forth in the New Second Lien Convertible Notes Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of New Second Lien Convertible Notes and such other Parity Lien Obligations (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, prepayment or redemption, subject to the rights of holders of New Second Lien Convertible Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer (or expiration of the offer if no holder accepts), ION may use those Excess Proceeds for any purpose not otherwise prohibited by the New Second Lien Convertible Notes Indenture. If the aggregate principal amount of New Second Lien Convertible Notes and other Parity Lien Obligations tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the New Second Lien Convertible Notes and such other Parity Lien Obligations to be purchased on a pro rata basis (except that any New Second Lien Convertible Notes represented by a New Second Lien Convertible Note in global form will be selected by such method as DTC or its nominee or successor may require or, a method that most nearly approximates pro rata selection unless otherwise required by law), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by ION so that only New Second Lien Convertible Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof will be purchased). Upon completion of each Asset Sale Offer (or expiration of the offer if no holder accepts), the amount of Excess Proceeds will be reset at zero.

ION will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of New Second Lien Convertible Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the New Second Lien Convertible Notes Indenture, ION will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the New Second Lien Convertible Notes Indenture by virtue of such compliance.

The agreements governing ION’s other Indebtedness (including the Credit Agreement) contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the New Second Lien Convertible Notes. The exercise by the holders of New Second Lien Convertible Notes of their right to require ION to repurchase the New Second Lien Convertible Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on ION. In the event a Change of Control or Asset Sale occurs at a time when ION is prohibited from purchasing New Second Lien Convertible Notes, ION could seek the consent of its senior lenders to the purchase of New Second Lien Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If ION does not obtain a consent or repay those borrowings, ION will remain prohibited from purchasing New Second Lien Convertible Notes. In that case, ION’s failure to purchase tendered New Second Lien Convertible Notes would constitute an Event of Default under the New Second Lien Convertible Notes Indenture which could, in turn, constitute a default under the other indebtedness. Finally, ION’s ability to pay cash to the holders of New Second Lien Convertible Notes upon a repurchase may be limited by ION’s then existing financial resources. See “Risk Factors—Risks Related to the New Second Lien Convertible Notes and ION’s Indebtedness—ION may not be able to fulfill our repurchase obligations with respect to the New Second Lien Convertible Notes upon a change of control.”

Selection and Notice

If less than all of the New Second Lien Convertible Notes are to be redeemed at any time, ION will select New Second Lien Convertible Notes for redemption on a pro rata basis, or, in the case of New Second Lien Convertible Notes issued in global form as discussed below under the caption “—Book-Entry, Delivery and Form,” based on a method as DTC may require unless otherwise required by law or applicable stock exchange or depositary requirements.

New Second Lien Convertible Notes and portions of New Second Lien Convertible Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the New Second Lien Convertible Notes of a holder are to be redeemed or purchased, the entire outstanding amount of New Second Lien Convertible Notes held by such holder shall be redeemed or purchased. Notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of New Second Lien Convertible Notes to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New Second Lien Convertible Notes or a satisfaction and discharge of the New Second Lien Convertible Notes Indenture. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at ION’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If any New Second Lien Convertible Note is to be redeemed in part only, the notice of redemption that relates to that New Second Lien Convertible Note will state the portion of the principal amount of that New Second Lien Convertible Note that is to be redeemed. A new New Second Lien Convertible Note in principal amount equal to the unredeemed portion of the original New Second Lien Convertible Note will be issued in the name of the holder of New Second Lien Convertible Notes upon cancellation of the original New Second Lien Convertible Note. New Second Lien Convertible Notes called for redemption become due on the date fixed for redemption, unless the redemption is subject to a condition precedent that is not satisfied or waived. On and after the redemption date, interest ceases to accrue on New Second Lien Convertible Notes or portions of New Second Lien Convertible Notes called for redemption.

Certain Covenants

Changes in Covenants When New Second Lien Convertible Notes Rated Investment Grade

If on any date following the date of the New Second Lien Convertible Notes Indenture:

(1)

the New Second Lien Convertible Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the New Second Lien Convertible Notes for reasons outside of the control of ION, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by ION as a replacement agency) (“Investment Grade”); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this Offer to Exchange will be suspended:

(1)

“—Repurchase at the Option of Holders—Asset Sales;” provided that those provisions relating to the Sale of Collateral and the application of the proceeds therefrom will remain in full force and effect and will not be suspended;

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“—Transactions with Affiliates;” and

(7)	clause (4)(a) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, ION’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if on any subsequent date, the New Second Lien Convertible Notes cease to maintain ratings of at least Baa3 and BBB- from Moody’s and S&P, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the New Second Lien Convertible Notes Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

The Trustee will not be responsible or liable for monitoring the ratings of the New Second Lien Convertible Notes or otherwise confirming whether any covenants are suspended or reinstituted pursuant to the above.

ION will provide written notice to the Trustee, the Collateral Agent and the holders of the New Second Lien Convertible Notes upon the suspension of any covenants or the reinstitution of the covenants pursuant to the above.

There can be no assurance that the New Second Lien Convertible Notes will ever achieve an Investment Grade rating or that any such rating will be maintained.

Restricted Payments

ION will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of ION’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving ION or any of its Restricted Subsidiaries) or to the direct or indirect holders of ION’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ION and other than dividends or distributions payable to ION or a Restricted Subsidiary of ION);

(2)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving ION) any Equity Interests of ION or any direct or indirect parent of ION;

(3)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of ION or any Guarantor that is contractually subordinated to the New Second Lien Convertible Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among ION and any of its Restricted Subsidiaries) (excluding (A) the purchase, redemption, defeasance, repurchase or other acquisition or retirement for value of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement for value and (B) a payment of interest or principal at the Stated Maturity thereof); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)

ION would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by ION and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)

50% of the Consolidated Net Income of ION for the period (taken as one accounting period) from the quarter preceding the Issue Date to the last day of ION’s last fiscal quarter ending prior to the Restricted Payment for which internal financial statements are in existence at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)

100% of the aggregate net cash proceeds and the Fair Market Value of any Capital Stock of Persons engaged in a Permitted Business or any other assets that are used or useful in a Permitted Business in each case received by ION after the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of ION (other than Disqualified Stock); plus

(3)

(a) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash (other than to ION or any of its Restricted Subsidiaries) or otherwise cancelled, liquidated or repaid for cash, the cash return of capital to ION or any of its Restricted Subsidiaries with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less the out-of-pocket cost of any such disposition, if any) and (b) the net reduction in Restricted Investments resulting from repayments of loans or advances or other transfers of assets in each case to ION or any Restricted Subsidiary from any Person (including without limitation, Unrestricted Subsidiaries) and any dividends received in cash by ION or a Restricted Subsidiary of ION from an Unrestricted Subsidiary of ION (to the extent that such dividends were not otherwise included in the Consolidated Net Income of ION for such period); plus

(4)

the amount by which Indebtedness of ION or its Restricted Subsidiaries is reduced on ION’s balance sheet upon the conversion or exchange (other than by a Subsidiary of ION) subsequent to the Issue Date of any such Indebtedness of ION or its Restricted Subsidiaries into or for Equity Interests (other than Disqualified Stock) of ION (less the amount of any cash, or the Fair market Value of any other property (other than such Equity Interests), distributed by ION upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from ION or any Subsidiary), together with the net proceeds, if any, received by ION or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(5)

to the extent that any Unrestricted Subsidiary of ION designated as such after the Issue Date is redesignated as a Restricted Subsidiary pursuant to the terms of the New Second Lien Convertible Notes Indenture or is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, ION or a Restricted Subsidiary, the Fair Market Value of ION’s Restricted Investment in such Subsidiary (or of the properties or assets disposed of, as applicable) as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation.

The preceding provisions will not prohibit:

(1)

the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the New Second Lien Convertible Notes Indenture;

(2)

the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of ION) of, Equity Interests of ION (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to ION; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the New Second Lien Convertible Notes Indenture;

(3)

the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of ION to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to ION or a Restricted Subsidiary;

(4)

the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of ION or any Guarantor that is contractually subordinated to the New Second Lien Convertible Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)

so long as no Default (other than a Reporting Default) or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ION or any Restricted Subsidiary of ION held by any current or former officer, director or employee of ION or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period; provided, further, that ION may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $1.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(a)

the cash proceeds from the sale of Equity Interests of ION and, to the extent contributed to ION as common equity capital, the cash proceeds from the sale of Equity Interests of any of ION’s direct or indirect parent companies, in each case to members of management, directors or consultants of ION, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of the New Second Lien Convertible Notes Indenture to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (c)(2) of the preceding paragraph or clause (2) of this paragraph or to an optional redemption of New Second Lien Convertible Notes pursuant to the “Optional Redemption” provisions of the New Second Lien Convertible Notes Indenture; plus

(b)	the cash proceeds of key man life insurance policies received by ION or its Restricted Subsidiaries after the date of the New Second Lien Convertible Notes Indenture; and

in addition, cancellation of Indebtedness owing to ION from any current or former officer, director or employee (or any permitted transferees thereof) of ION or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of ION from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the New Second Lien Convertible Notes Indenture;

(6)

the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(7)

so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of ION, or any preferred stock of any Restricted Subsidiary of ION issued on or after the date of the New Second Lien Convertible Notes Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;

(8)

payments of cash, dividends, distributions, advances or other Restricted Payments by ION or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)

repurchases of Indebtedness that is subordinated in right of payment to the New Second Lien Convertible Notes or a Note Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an Asset Sale, in each case plus accrued and unpaid interest thereon, in connection with any Change of Control Offer or Asset Sale Offer required by the terms of such Indebtedness, but only if:

(a)	in the case of a Change of Control, ION has first complied with and fully satisfied its obligations under the provisions described under “—Repurchase at the Option of Holders—Change of Control”; or

(b)	in the case of an Asset Sale, ION has complied with and fully satisfied its obligations in accordance with the covenant described under the caption, “—Repurchase at the Option of Holders—Asset Sales”;

(10)	[Intentionally Omitted];

(11)	[Intentionally Omitted];

(12)	declaration and payment of distributions effecting “poison pill” rights plans provided that any securities or rights so distributed have a nominal fair market value at the time of declaration;

(13)

so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, (i) Restricted Investments (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount not to exceed $5.0 million at any one time outstanding and (ii) other Restricted Payments in an aggregate amount not to exceed $1.0 million, in the case of clause (i) hereof, after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investments made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to in this clause; provided, however, that if this clause (13) is used to make an Investment in any Person that is not a Restricted Subsidiary of ION at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of ION after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary; and

(14)

the repurchase, redemption, defeasance or other acquisition or retirement for value of the Legacy Notes on the date of the New Second Lien Convertible Notes Indenture in connection with the Exchange Offer or any time thereafter.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by ION or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts in excess of $25.0 million, by the Board of Directors of ION whose resolution with respect thereto will be delivered to the Trustee.

For purposes of this covenant, a contribution, sale or incurrence will be deemed to be “substantially concurrent” if effected within 120 days before or after such contribution, sale or incurrence, as the case may be.

For purposes of determining compliance with this “Restricted Payments” covenant, (x) in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (14), or as a Permitted Investment or is entitled to be made pursuant to the first paragraph above, ION will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

ION will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and ION will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that ION may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for ION’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by ION and any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ION and any Guarantor thereunder) not to exceed $75.0 million, less (x) the amount of Indebtedness incurred by Foreign Subsidiaries outstanding under clause (21) below and (y) the amount of Indebtedness outstanding under clause (19) below except to the extent subject to a lien permitted by Item (25) of the definition of “Permitted Lien,” and (z) the amount of Indebtedness outstanding under clause (20) below;

(2)	the incurrence by ION and its Restricted Subsidiaries of the Existing Indebtedness;

(3)

the incurrence by ION and the Guarantors of Indebtedness represented by (a) the New Second Lien Convertible Notes and the related Note Guarantees to be issued on the date of the New Second Lien Convertible Notes Indenture (or to be issued in connection with the Rights Offering), and (b) any Additional Notes and related Note Guarantees, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3) provided that the aggregate outstanding principal amount, at any time under clause (b) of this clause (3), shall not exceed an amount equal to $50.0 million, less the aggregate principal amount of any New Second Lien Convertible Notes issued in the Rights Offering; and provided, further, that 50% of proceeds raised in excess of $35 million from the Rights Offering and any Additional Notes shall be used to make an offer to repurchase New Second Lien Convertible Notes at 100% of the aggregate principal amount thereof;

(4)

the incurrence by ION or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of ION or any of its Restricted Subsidiaries (whether through (a) the direct purchase of such assets or (b) the purchase of the Capital Stock of a Person owning such assets (but no other material assets) the result of which is that such Person becomes a Subsidiary of ION or another Restricted Subsidiary) and related financing costs, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million at any time outstanding, and in each case at arms-length and on market terms (as determined by an Officer of ION in such Officer’s reasonable discretion);

(5)

the incurrence by ION or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the New Second Lien Convertible Notes Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (12) of this paragraph;

(6)	the incurrence by ION or any of its Restricted Subsidiaries of intercompany Indebtedness between or among ION and any of its Restricted Subsidiaries; provided, however, that:

(a)

if ION or any Guarantor is the obligor on such Indebtedness and the payee is not ION or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the New Second Lien Convertible Notes, in the case of ION, or the Note Guarantee, in the case of a Guarantor; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than ION or a Restricted Subsidiary of ION and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either ION or a Restricted Subsidiary of ION, will be deemed, in each case, to constitute an incurrence of such Indebtedness by ION or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of ION’s Restricted Subsidiaries to ION or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than ION or a Restricted Subsidiary of ION; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either ION or a Restricted Subsidiary of ION,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)

the incurrence by ION or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business to protect ION and its Restricted Subsidiaries against bona fide risk arising out of fluctuation in interest rates, currency exchange rates or commodity prices and not for speculative purposes;

(9)

the guarantee by ION or any of the Guarantors of Indebtedness of ION or a Restricted Subsidiary of ION (excluding the guarantee of Indebtedness incurred by a Foreign Subsidiary under clause (21)) and the guarantee by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the New Second Lien Convertible Notes, then the Note Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)

the incurrence by ION or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations and bankers’ acceptances in the ordinary course of business;

(11)

the incurrence by ION or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12)	the incurrence by ION or any of the Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(13)

the incurrence by ION or any of its Restricted Subsidiaries of Indebtedness arising from agreements of ION or any Restricted Subsidiary of ION providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted by the New Second Lien Convertible Notes Indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(14)

the incurrence by ION or any Restricted Subsidiary of Indebtedness provided that sufficient net proceeds thereof are promptly deposited to defease or satisfy all of the New Second Lien Convertible Notes as described below under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(15)

the incurrence by ION or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of ION and the Restricted Subsidiaries;

(16)	intercompany Indebtedness between or among ION and any of its Restricted Subsidiaries incurred in the ordinary course of business in connection with cash pooling or other cash management arrangements;

(17)

the incurrence by ION or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety, appeal, reimbursement and similar bonds issued for the account of ION and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of ION or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for borrowed money);

(18)	[Intentionally Omitted]; and

(19)

letters of credit and/or bank guarantees issued in the ordinary course of business by a financial institution other than a lender or Affiliate of a lender under the Credit Agreement if ION has reasonably determined that neither such lender or Affiliate is able to issue such letter of credit or bank guaranty, up to a maximum total for all such letters of credit at any one time outstanding of the lesser of (x) $10.0 million and (y) the difference between $85.0 million and the amount incurred and outstanding under clauses (1) and (19) of this covenant;

(20)

the incurrence by ION or any of its Restricted Subsidiaries of additional Indebtedness (excluding Parity Lien Debt and Indebtedness of the type described in clause (3) above) or the issuance by ION of additional Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed of the lesser of (x) $25.0 million and (y) the difference between $75.0 million and the amount incurred and outstanding under clauses (1) and (20) of this covenant;

(21)	the incurrence of Indebtedness by Foreign Subsidiaries in an aggregate principal amount not to exceed $25.0 million; and

(22)

the incurrence of Parity Lien Debt or Indebtedness secured on a junior priority basis to the New Second Lien Convertible Notes, in an aggregate principal amount outstanding equal to the amount of New Second Lien Convertible Notes redeemed on or prior to the date of such incurrence.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, ION will be permitted to divide, classify and reclassify such item of Indebtedness on the date of its incurrence, or later redivide or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which New Second Lien Convertible Notes are first issued and authenticated under the New Second Lien Convertible Notes Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of ION as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that ION or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

ION will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

ION will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions on its Capital Stock to ION or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to ION or any of its Restricted Subsidiaries; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this covenant;

(2)

make loans or advances to ION or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to ION or any of its Restricted Subsidiaries to other Indebtedness incurred by ION or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its properties or assets to ION or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the New Second Lien Convertible Notes Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the New Second Lien Convertible Notes Indenture;

(2)	the New Second Lien Convertible Notes Indenture, the New Second Lien Convertible Notes, the Note Guarantees and the Security Documents;

(3)

agreements governing other Indebtedness permitted to be incurred by ION or any Guarantor under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein are not, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of ION, materially more restrictive, taken as a whole, than those contained in the New Second Lien Convertible Notes Indenture, the New Second Lien Convertible Notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)

any instrument governing Indebtedness or Capital Stock of a Person acquired by ION or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets or Subsidiaries of the Person, so acquired (plus improvements and accessions to, such property or proceeds or distributions thereof) and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of ION, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided, further, that in the case of Indebtedness, such Indebtedness was permitted by the terms of the New Second Lien Convertible Notes Indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)

purchase money obligations and mortgage financings for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)

Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of ION’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)

any agreement or instrument relating to any property or assets acquired after the date of the New Second Lien Convertible Notes Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired (plus improvements and accessions to, such property or proceeds or distributions thereof) and is not and was not created in anticipation of such acquisition; and

(14)

existing under, by reason of or with respect to provisions with respect to any Indebtedness incurred by a Restricted Subsidiary in compliance with the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or any agreement pursuant to which such Indebtedness is issued, if the encumbrance or restriction is not materially more disadvantageous to the holders of the New Second Lien Convertible Notes than is customary in comparable financings (as determined by the Board of Directors of ION) and the Board of Directors of ION determines that any such encumbrance or restriction will not materially affect ION’s ability to pay interest or principal on the New Second Lien Convertible Notes.

Merger, Consolidation or Sale of Assets

ION will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not ION is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ION and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) ION is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than ION) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the New Second Lien Convertible Notes is a corporation organized or existing under any such laws;

(2)

the Person formed by or surviving any such consolidation or merger (if other than ION) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of ION under the New Second Lien Convertible Notes, the New Second Lien Convertible Notes Indenture and the Security Documents pursuant to supplemental indentures, and such joinders to the Security Documents as may be reasonably necessary;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)

ION or the Person formed by or surviving any such consolidation or merger (if other than ION), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for ION for such four-quarter period.

In addition, ION will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among ION and its Restricted Subsidiaries or to the merger or consolidation of any Restricted Subsidiary with or into ION or another Restricted Subsidiary. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of ION (1) with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating ION in another jurisdiction.

Transactions with Affiliates

ION will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of ION (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million, unless:

(1)

the Affiliate Transaction is on terms that are no less favorable to ION or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by ION or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of ION’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to ION or the relevant Restricted Subsidiary from a financial point of view; and

(2)	ION delivers to the Trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, a resolution of the Board of Directors of ION set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliated Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliated Transactions has been approved by a majority of the disinterested members of the Board of Directors of ION.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement or any similar arrangement entered into by ION or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances pursuant thereto;

(2)	transactions between or among ION and/or its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transactions);

(3)

transactions with a Person (other than an Unrestricted Subsidiary of ION) that is an Affiliate of ION solely because ION owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)

payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of ION or any of its Restricted Subsidiaries;

(5)

any issuance, dividend or distribution of Equity Interests (other than Disqualified Stock) of ION to, or receipt of capital contributions from, Affiliates of ION and the granting of registration rights and other customary rights in connection therewith;

(6)	Permitted Investments and Restricted Payments that do not violate the provisions of the New Second Lien Convertible Notes Indenture described above under the caption “—Restricted Payments;”

(7)

payments to an Affiliate in respect of the New Second Lien Convertible Notes or any other Indebtedness of ION or any Restricted Subsidiary on the same basis as concurrent payments made or offered to be made in respect thereof to non-Affiliates;

(8)

any transaction in which ION or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal, advisory or investment banking firm of national standing stating that such transaction is fair to ION or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(9)	loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(10)

transactions with Unrestricted Subsidiaries, joint ventures, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the New Second Lien Convertible Notes Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to ION and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by ION or such Restricted Subsidiary with an unrelated person, in the good faith determination of ION’s Board of Directors or any Officer of ION involved in or otherwise familiar with such transaction, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)

transactions between ION or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of ION or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of ION or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(12)

the existence of, and the performance of obligations of ION or any of its Restricted Subsidiaries under the terms of, any written agreement to which ION or any of its Restricted Subsidiaries is a party on the date of the New Second Lien Convertible Notes Indenture, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any amendment, modification or supplement entered into after the date of the New Second Lien Convertible Notes Indenture will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the holders of the New Second Lien Convertible Notes than the terms of the agreements in effect on the date of the New Second Lien Convertible Notes Indenture (as conclusively evidenced by a resolution of the Board of Directors of ION);

(13)

transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into ION or a Restricted Subsidiary (provided that such transaction is not entered into in contemplation of such merger or consolidation);

(14)	dividends and distributions to ION and its Restricted Subsidiaries by any Unrestricted Subsidiary or joint venture;

(15)	any transaction where the only consideration paid by ION or Restricted Subsidiary is Equity Interests of ION (other than Disqualified Stock); and

(16)

(a) guarantees by ION or any of its Restricted Subsidiaries of performance of obligations of ION’s Unrestricted Subsidiaries or joint ventures in the ordinary course of business, except for guarantees of Indebtedness of Unrestricted Subsidiaries in respect of borrowed money, and (b) pledges by ION or any Restricted Subsidiary of ION of Equity Interests in Unrestricted Subsidiaries or joint ventures for the benefit of lenders or other creditors of ION’s Unrestricted Subsidiaries or joint ventures, in each case as permitted by the terms of the New Second Lien Convertible Notes Indenture.

Additional Note Guarantees

If ION or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Immaterial Subsidiary) or any other Restricted Subsidiary guarantees Indebtedness of ION or any Domestic Subsidiary in excess of a De Minimis Guaranteed Amount, then such Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee within 30 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of ION may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by ION and its Restricted Subsidiaries in the Subsidiary designated an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “Certain Covenants—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by ION. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of ION may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or Event of Default.

Any designation of a Subsidiary of ION as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” In the case of any designation by ION of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of ION in accordance with the provisions of the New Second Lien Convertible Notes Indenture, such designation shall be deemed to have occurred for all purposes of the New Second Lien Convertible Notes Indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the New Second Lien Convertible Notes Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ION as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” ION will be in default of such covenant. The Board of Directors of ION may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of ION; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ION of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation; provided, further, that (i) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, ION shall be deemed to continue to have a permanent Investment in such Subsidiary at the time of redesignation in an amount (if positive) equal to (x) ION’s Investment in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to ION’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer.

Neither ION nor any Restricted Subsidiary will transfer the ownership of any intellectual property that is material to ION and its Restricted Subsidiaries taken as a whole (“Material Intellectual Property”) to an Unrestricted Subsidiary.

Impairment of Security Interest

Except as permitted by the Intercreditor Agreement, ION will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the New Second Lien Convertible Notes, and ION will not, and will not permit any of the Restricted Subsidiaries to, except as permitted under the terms of the New Second Lien Convertible Notes Indenture, grant to any Person other than the Collateral Agent, for the benefit of itself, the Trustee and the other Parity Lien Secured Parties and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral.

After-Acquired Property

Promptly following the acquisition by ION or any Guarantor of any After-Acquired Property, ION or such Guarantor shall promptly execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and Opinions of Counsel as shall be reasonably necessary to vest in the Collateral Agent, for the benefit of the Parity Lien Secured Parties, a perfected second-priority security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of the New Second Lien Convertible Notes Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any New Second Lien Convertible Notes are outstanding, ION will furnish to the holders of New Second Lien Convertible Notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)

all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if ION were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by ION’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if ION were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, ION will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. ION will at all times comply with TIA §314(a).

If, at any time, ION is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, ION will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. ION will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept ION’s filings for any reason, ION will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if ION were required to file those reports with the SEC.

If ION has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of ION and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of ION.

In addition, ION and the Guarantors agree that, for so long as any New Second Lien Convertible Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of New Second Lien Convertible Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Limitation on Layered Indebtedness

Notwithstanding anything in the New Second Lien Convertible Notes Indenture to the contrary, ION shall not, and will not permit any Guarantor to incur any Indebtedness (including Permitted Debt) that is contractually subordinated either in right of payment or in respect of the grant or the application of proceeds of Collateral to any other Indebtedness of ION or such Guarantor (including by way of “last out” tranches but excluding the customary waterfall payments among protective advances, swing line advances, advances and Hedging Obligations constituting the same tranche of Priority Lien Debt such as those set forth in Section 11.5 of the Credit Agreement), unless such Indebtedness is also contractually subordinated in right of payment or in respect of the grant and the application of proceeds of Collateral, as the case may be, to the New Second Lien Convertible Notes and the applicable New Second Lien Convertible Notes Guarantee on substantially identical terms. For the avoidance of doubt, the foregoing shall not prohibit any Permitted Refinancing of the Credit Agreement with other Priority Lien Debt.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the New Second Lien Convertible Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the New Second Lien Convertible Notes;

(3)

failure by ION or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “Certain Covenants—Restricted Payments,” “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)

(A) failure by ION or any of its Restricted Subsidiaries for 60 days after notice to ION by the Trustee or the holders of at least 25% in aggregate principal amount of the New Second Lien Convertible Notes then outstanding voting as a single class to comply with any of the other agreements in the New Second Lien Convertible Notes Indenture or the Security Documents or (B) failure by ION for 180 days after notice from the Trustee or holders of at least 25% in aggregate principal amount of the New Second Lien Convertible Notes then outstanding to comply with the provisions described above under the caption “Certain Covenants—Reports”;

(5)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ION or any of its Restricted Subsidiaries (or the payment of which is guaranteed by ION or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the New Second Lien Convertible Notes Indenture, if that default:

(a)

is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided, however, if, prior to the acceleration of the New Second Lien Convertible Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid within 10 Business Days commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the New Second Lien Convertible Notes) caused by such Payment Default or acceleration of the New Second Lien Convertible Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(6)

failure by ION or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 days;

(7)	the occurrence of any of the following:

(a)

except as permitted by the New Second Lien Convertible Notes Indenture or any Security Document ceases for any reason to be fully enforceable; provided that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Parity Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $10.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens;

(b)

any Parity Lien purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $10.0 million ceases to be an enforceable and perfected second-priority Lien, subject only to Permitted Prior Liens; or

(c)

ION or any other Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of ION or any other Guarantor set forth in or arising under any Security Document;

(8)

except as permitted by the New Second Lien Convertible Notes Indenture or any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)

certain events of bankruptcy or insolvency described in the New Second Lien Convertible Notes Indenture with respect to ION or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to ION, any Restricted Subsidiary of ION that is a Significant Subsidiary or any group of Restricted Subsidiaries of ION that, taken together, would constitute a Significant Subsidiary, all outstanding New Second Lien Convertible Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding New Second Lien Convertible Notes may declare all the New Second Lien Convertible Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding New Second Lien Convertible Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the New Second Lien Convertible Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest.

Subject to the provisions of the New Second Lien Convertible Notes Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the New Second Lien Convertible Notes Indenture at the request or direction of any holders of New Second Lien Convertible Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a New Second Lien Convertible Note may pursue any remedy with respect to the New Second Lien Convertible Notes Indenture or the New Second Lien Convertible Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding New Second Lien Convertible Notes make a written request to the Trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)

during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding New Second Lien Convertible Notes do not give the Trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding New Second Lien Convertible Notes by written notice to the Trustee may, on behalf of the holders of all of the New Second Lien Convertible Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the New Second Lien Convertible Notes Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on the New Second Lien Convertible Notes.

ION is required to deliver to the Trustee annually a statement regarding compliance with the New Second Lien Convertible Notes Indenture. Upon becoming aware of any Default or Event of Default, ION is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or other owner of Capital Stock of ION or any Guarantor, as such, will have any liability for any obligations of ION or the Guarantors under the New Second Lien Convertible Notes, the New Second Lien Convertible Notes Indenture, the Note Guarantees, the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Second Lien Convertible Notes by accepting a New Second Lien Convertible Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Second Lien Convertible Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

ION may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding New Second Lien Convertible Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)

the rights of holders of outstanding New Second Lien Convertible Notes to receive payments in respect of the principal of, premium on, if any, or interest on, such New Second Lien Convertible Notes when such payments are due from the trust referred to below;

(2)

ION’s obligations with respect to the New Second Lien Convertible Notes concerning issuing temporary New Second Lien Convertible Notes, registration of New Second Lien Convertible Notes, mutilated, destroyed, lost or stolen New Second Lien Convertible Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)

the rights, powers, trusts, duties, indemnities and immunities of the Trustee under the New Second Lien Convertible Notes Indenture, and ION’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the New Second Lien Convertible Notes Indenture.

In addition, ION may, at its option and at any time, elect to have the obligations of ION and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the New Second Lien Convertible Notes Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the New Second Lien Convertible Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the New Second Lien Convertible Notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the New Second Lien Convertible Notes issued.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

ION must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the New Second Lien Convertible Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on, the outstanding New Second Lien Convertible Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and ION must specify whether the New Second Lien Convertible Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)

in the case of Legal Defeasance, ION must deliver to the Trustee an Opinion of Counsel confirming that (a) ION has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the New Second Lien Convertible Notes Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding New Second Lien Convertible Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, ION must deliver to the Trustee an Opinion of Counsel confirming that the holders of the outstanding New Second Lien Convertible Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the New Second Lien Convertible Notes Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which ION or any of its Restricted Subsidiaries is a party or by which ION or any of its Restricted Subsidiaries is bound;

(6)

ION must deliver to the Trustee an officers’ certificate stating that the deposit was not made by ION with the intent of preferring the holders of New Second Lien Convertible Notes over the other creditors of ION with the intent of defeating, hindering, delaying or defrauding any creditors of ION or others; and

(7)

ION must deliver to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the New Second Lien Convertible Notes and the other Note Documents, as provided above under the caption “—Intercreditor Agreement—Release of Liens in Respect of New Second Lien Convertible Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the New Second Lien Convertible Notes Indenture, the New Second Lien Convertible Notes, the Note Guarantees or any other Note Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding New Second Lien Convertible Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the New Second Lien Convertible Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the New Second Lien Convertible Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such New Second Lien Convertible Notes Indenture or such New Second Lien Convertible Notes or such Note Guarantees or such other Note Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding New Second Lien Convertible Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the New Second Lien Convertible Notes).

Without the consent of each holder of New Second Lien Convertible Notes affected, an amendment, supplement or waiver may not (with respect to any New Second Lien Convertible Notes held by a non-consenting holder):

(1)	reduce the principal amount of New Second Lien Convertible Notes whose holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of any New Second Lien Convertible Note or alter or waive any of the provisions with respect to the redemption or repurchase of the New Second Lien Convertible Notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any New Second Lien Convertible Note;

(4)

waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the New Second Lien Convertible Notes (except a rescission of acceleration of the New Second Lien Convertible Notes by the holders of at least a majority in aggregate principal amount of the then outstanding New Second Lien Convertible Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any New Second Lien Convertible Note payable in money other than that stated in the New Second Lien Convertible Notes;

(6)

make any change in the provisions of the New Second Lien Convertible Notes Indenture relating to waivers of past Defaults or the rights of holders of New Second Lien Convertible Notes to receive payments of principal of, premium on, if any, or interest on, the New Second Lien Convertible Notes (other than as permitted by clause (7) below);

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)

release any Guarantor from any of its obligations under its Note Guarantee or the New Second Lien Convertible Notes Indenture, except in accordance with the terms of the New Second Lien Convertible Notes Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the New Second Lien Convertible Notes Indenture or any Security Document that has the effect of releasing or subordinating all or substantially all of the Collateral from the Liens securing the New Second Lien Convertible Notes or releasing all or substantially all of the Guarantors from their respective Note Guarantees will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the New Second Lien Convertible Notes then outstanding thereunder.

Notwithstanding the preceding, without the consent of any holder of New Second Lien Convertible Notes, ION, the Guarantors, the Trustee and the Collateral Agent, if applicable, may amend or supplement the New Second Lien Convertible Notes Indenture, the New Second Lien Convertible Notes or the Note Guarantees or any Security Document:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated New Second Lien Convertible Notes in addition to or in place of certificated New Second Lien Convertible Notes;

(3)

to provide for the assumption of ION’s or a Guarantor’s obligations to holders of New Second Lien Convertible Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of ION’s or such Guarantor’s assets, as applicable;

(4)

to make any change that would provide any additional rights or benefits to the holders of New Second Lien Convertible Notes or that does not adversely affect the legal rights under the New Second Lien Convertible Notes Indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the New Second Lien Convertible Notes Indenture under the TIA;

(6)

to conform the text of the New Second Lien Convertible Notes Indenture, the New Second Lien Convertible Notes, the Note Guarantees or the Security Documents to any provision of this Description of New Second Lien Convertible Notes to the extent that such provision in this Description of New Second Lien Convertible Notes was intended to be a verbatim recitation of a provision of the New Second Lien Convertible Notes Indenture, the New Second Lien Convertible Notes, the Note Guarantees or the Security Documents, which intent shall be evidenced by an officers’ certificate to that effect;

(7)	to enter into additional or supplemental security documents;

(8)

to make, complete or confirm any grant of Collateral permitted or required by the New Second Lien Convertible Notes Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the New Second Lien Convertible Notes Indenture or any of the Security Documents;

(9)

to provide for the issuance of Additional Notes in accordance with the limitations set forth in the New Second Lien Convertible Notes Indenture as of the date of the New Second Lien Convertible Notes Indenture;

(10)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the New Second Lien Convertible Notes; or

(11)	with respect to the security documents, as described in the second paragraph of “the Intercreditor Agreement—Amendment of Priority Lien Documents and Note Documents” above.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or any of their respective Subsidiaries, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee receives an Officers’ Certificate from the Company that such Notes are so owned will be so disregarded. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officers’ Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons, and the Trustee shall be entitled to accept and rely upon such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any determination.

Satisfaction and Discharge

The New Second Lien Convertible Notes Indenture will be discharged and will cease to be of further effect as to all New Second Lien Convertible Notes issued thereunder (except as to surviving rights of registration, of transfer or exchange of the New Second Lien Convertible Notes and as otherwise specified in the New Second Lien Convertible Notes Indenture), when:

(1)	either:

(a)

all New Second Lien Convertible Notes that have been authenticated, except lost, stolen or destroyed New Second Lien Convertible Notes that have been replaced or paid and New Second Lien Convertible Notes for whose payment money has been deposited in trust and thereafter repaid to ION, have been delivered to the Trustee for cancellation; or

(b)

all New Second Lien Convertible Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and ION or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the New Second Lien Convertible Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest on the New Second Lien Convertible Notes to the date of maturity or redemption;

(2)

in respect of clause (1)(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which ION or any Guarantor is a party or by which ION or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	ION or any Guarantor has paid or caused to be paid all sums payable by it under the New Second Lien Convertible Notes Indenture; and

(4)

ION has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the New Second Lien Convertible Notes at maturity or on the redemption date, as the case may be.

In addition, ION must deliver an officers’ certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the New Second Lien Convertible Notes and the other Note Documents, as provided above under the caption “—Intercreditor Agreement—Release of Liens in Respect of New Second Lien Convertible Notes,” upon a satisfaction and discharge in accordance with the provisions described above. Nothing in the New Second Lien Convertible Notes Indenture shall preclude ION from repurchasing notes in the open market, through a tender offer or exchange offer, through privately negotiated transactions, or other similar transactions.

Concerning the Trustee

If the Trustee becomes a creditor of ION or any Guarantor, the New Second Lien Convertible Notes Indenture limit the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the New Second Lien Convertible Notes Indenture has been qualified under the TIA) or resign.

The holders of a majority in aggregate principal amount of the then outstanding New Second Lien Convertible Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee thereunder, subject to certain exceptions. The New Second Lien Convertible Notes Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Second Lien Convertible Notes Indenture at the request of any holder of New Second Lien Convertible Notes, unless such holder has offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

Governing Law

The New Second Lien Convertible Notes Indenture, the New Second Lien Convertible Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this Offer to Exchange may obtain a copy of the New Second Lien Convertible Notes Indenture, the Intercreditor Agreement and Security Documents without charge by writing to ION Geophysical Corporation, 2105 City West Boulevard, Suite 400, Houston, Texas 77042-2839, Attention: General Counsel.

Book-Entry, Delivery and Form

The New Second Lien Convertible Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Second Lien Convertible Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Initially, the Trustee will act as paying agent, registrar and conversion agent. The New Second Lien Convertible Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by a settlement agent and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the New Second Lien Convertible Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Second Lien Convertible Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the New Second Lien Convertible Notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds, and transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of New Second Lien Convertible Notes (including the presentation of New Second Lien Convertible Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New Second Lien Convertible Notes as to which such participant or participants has or have given such direction.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants in DTC, Clearstream and Euroclear, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. None of ION, the Guarantors, the Trustee, the Dealer Manager or any of their respective agents will have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated New Second Lien Convertible Notes in fully registered form (“Certificated Notes”) only in the following limited circumstances:

●

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the applicable Global Notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days, or

●

there shall have occurred and be continuing an event of default with respect to the New Second Lien Convertible Notes under the Indenture and DTC shall have requested the issuance of Certificated Notes, or we at any time determine not to have the New Second Lien Convertible Notes represented by the Global Notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the New Second Lien Convertible Notes will be limited to such extent.

Same-Day Settlement and Payment

The New Second Lien Convertible Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Second Lien Convertible Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the New Second Lien Convertible Notes Indenture. Reference is made to the New Second Lien Convertible Notes Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)     Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)     Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Supermajority of Debtholders” means, as to any matter at any time:

(1)     prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Priority Lien Collateral Agent by or with the written consent of the holders of more than 66 2/3% of the sum of:

(a)     the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b)     other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

(2)     at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of the holders of at least 66 2/3% in aggregate principal amount of the New Second Lien Convertible Notes (including any Additional Notes) then outstanding.

“Additional Notes” means New Second Lien Convertible Notes other than the Initial Notes issued under the New Second Lien Convertible Notes Indenture in accordance with the New Second Lien Convertible Notes Indenture, as part of the same series as the Initial Notes issued under the New Second Lien Convertible Notes Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-Acquired Property” means any and all assets or property acquired after the date of the New Second Lien Convertible Notes Indenture, including any property or assets acquired by ION or a Guarantor from another Guarantor, which in each case constitutes Collateral.

“AI Global Notes” has the meaning set forth in the second paragraph under the caption “Book-Entry, Delivery and Form.”

“AI Notes” has the meaning set forth in the first paragraph under the caption “Book-Entry, Delivery and Form.”

“Applicable Premium” means, with respect to any Note on any redemption date, the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at December 15, 2023 plus (ii) all required interest payments due on the Note through December 15, 2023 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the New Second Lien Convertible Note.

The Company will calculate the Applicable Premium prior to the applicable redemption date and deliver an Officer’s Certificate to the Trustee setting forth the Applicable Premium and showing the calculation thereof in reasonable detail.

“Asset Sale” means:

(1)     the sale, lease, conveyance or other disposition of any assets or rights by ION or any of its Restricted Subsidiaries, and any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of ION and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the New Second Lien Convertible Notes Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)     the issuance of Equity Interests by any of ION’s Restricted Subsidiaries or the sale by ION or any of ION’s Restricted Subsidiaries of Equity Interests in any of ION’s Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than ION or a Restricted Subsidiary).”

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1)     any single transaction or series of related transactions that involve assets having a Fair Market Value of no more than $5.0 million since the date of the New Second Lien Convertible Notes Indenture;

(2)     a transfer of assets between or among ION and its Restricted Subsidiaries;

(3)     an issuance of Equity Interests by a Restricted Subsidiary of ION to ION or to a Restricted Subsidiary of ION;

(4)     the sale, lease, license, sublicense or other transfer of assets, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of ION, no longer economically practicable to maintain or useful in the conduct of the business of ION and its Restricted Subsidiaries taken as whole);

(5)     licenses and sublicenses by ION or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)     any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)     the granting of Liens not prohibited by the covenant described above under the caption “—Liens” and the sale or other disposition pursuant to foreclosure of the assets subject to such Lien;

(8)     the sale or other disposition of cash, Cash Equivalents, Hedging Obligations or other financial instruments;

(9)     the announced INOVA transaction; and

(10)     a Restricted Payment that does not violate the covenant described above under the caption “Certain Covenants—Restricted Payments” or a Permitted Investment (or a disposition that would constitute a Restricted Payment but for the exclusion from the definition thereof).

“Asset Sale Offer” has the meaning assigned to that term in the New Second Lien Convertible Notes Indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)     with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)     with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)     with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)     with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date of the New Second Lien Convertible Notes Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of the New Second Lien Convertible Notes Indenture will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” means:

(1)     in the case of a corporation, corporate stock;

(2)     in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)     in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)     United States dollars;

(2)     securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)     certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)     repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)     commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)     money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

(7)     money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated or invest solely in the assets described in clauses (1) through (6) above and (iii) have portfolio assets of at least $500.0 million;

(8)     marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having, at such date, the highest rating obtainable from either S&P or Moody’s;

(9)     any interest bearing account at, or certificate of deposit maturing not more than one year after such time issued by, a U.S. savings and loan association which has a rating of “A−” or better from S&P or a rating of “A3” or better from Moody’s on its long term unsecured debt and which has combined capital and surplus and undivided profits of not less than $500.0 million;

(10)     any interest bearing account at, or certificate of deposit maturing not more than one year after such time, payable in United States dollars and issued by, (i) a foreign banking institution or foreign branch of a U.S. banking institution, which banking institution has a rating of “A−” or better from S&P or a rating of “A3” or better from Moody’s on its long-term unsecured debt and combined capital and surplus and undivided profits of not less than $500.0 million, or (ii) any foreign subsidiary of a U.S. banking institution, which U.S. banking institution has a rating of “A−” or better from S&P or a rating of “A3” or better from Moody’s and which subsidiary has combined capital and surplus and undivided profits of not less than $500.0 million;

(11)     any evidence of Indebtedness (including variable rate demand notes), maturing not more than one year after such time, issued by any State of the United States, by any county or municipality organized or incorporated under the laws of any State of the United States or by any agency or subdivision of any of the foregoing, in each case rated “A−” or better by S&P or rated “A3” or better by Moody’s;

(12)     any preferred securities issued by domestic or foreign corporations, municipalities, or closed-end management investment companies and are designed as short term money market instruments rated “A−” or better by S&P or rated “A3” or better by Moody’s, provided that such Investment will not result in any violation of F.R.S. Board Regulation U and further provided that ION’s aggregate ownership interest of all of the Guarantors does not exceed (and is not convertible into shares which exceed 5% of the issuer’s outstanding shares entitled to vote unless such ownership interest is acquired pursuant to a merger agreement between or among ION and/or one or more Guarantors and such issuer);

(13)     any mutual funds or similar investment vehicles investing primarily in Investments of the types set forth in the foregoing clauses (1) through (12), provided that ratings requirements shall be applicable to the mutual fund rather than the underlying Investments, as follows: such mutual funds shall, in each case, have a rating of “A−” or better from S&P or a rating of “A3” from Moody’s, provided, however, that it is agreed that (i) any Investment which when made complies with the requirements of any of the foregoing clauses (7), (8), (9), (10), (11) or (12) may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clauses (12) or (13) shall be permitted to be made directly or indirectly through a mutual fund if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; and

(14)     with respect to the Subsidiaries that are not Domestic Subsidiaries only, any Investments outside of the United States that are the functional foreign equivalents in all material respects to the investments described in the foregoing clauses (1) through (13) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ION and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)     the adoption of a plan relating to the liquidation or dissolution of ION;

(3)     the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of ION, measured by voting power rather than number of shares; provided, however, that that a conversion at the option of the Company that causes 50% or more of the Voting Stock of ION to change will not constitute a Change of Control; or

(4)     the first day on which a majority of the members of the Board of Directors of ION are not Continuing Directors.

Notwithstanding the preceding, the conversion of ION from a corporation to a limited liability company, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as such transaction otherwise complies with the terms of the New Second Lien Convertible Notes Indenture and following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of ION immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of ION, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Change of Control Offer” has the meaning assigned to that term in the New Second Lien Convertible Notes Indenture.

“Change of Control Purchase Date” has the meaning set forth in the first paragraph under the caption “Change of Control.”

“Class” means (1) in the case of Parity Lien Debt, all Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Clearstream” has the meaning set forth in the second paragraph under the caption “Book-Entry, Delivery and Form.”

“Collateral” means all properties and assets at any time owned or acquired by ION or any of the other Guarantors, except:

(1)     Excluded Assets;

(2)     any properties and assets in which the Collateral Agent is required to release its Liens pursuant to the provisions described above under the caption “—Intercreditor Agreement—Release of Liens on Collateral;” and

(3)     any properties and assets that no longer secure the New Second Lien Convertible Notes or any Obligations in respect thereof pursuant to the provisions described above under the caption “—Intercreditor Agreement— Release of Liens in Respect of New Second Lien Convertible Notes,”

provided that in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of ION or any other Guarantor, such assets or properties shall cease to be excluded from the Collateral if ION or any other Guarantor thereafter acquires or reacquires such assets or properties.

“Collateral Account” means any segregated account under the sole control of the Collateral Agent that is free from all other Liens (other than Liens securing the Priority Lien Obligations), and only includes all cash, Cash Equivalents and non-cash consideration received by the Trustee or the Collateral Agent from any Sale of Collateral, foreclosure or other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Security Documents, and interest earned thereon.

“Collateral Agent” means the collateral agent for all holders of Parity Lien Obligations. Wilmington Savings Fund Society, FSB will initially serve as Collateral Agent.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)     an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)     provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)     the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)     any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(5)     (reserved), plus

(6)     depreciation, amortization (including amortization of intangibles but excluding (i) amortization of prepaid cash expenses that were paid in a prior period and (ii) amortization of multiclient libraries) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(7)     any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(8)     non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of ION shall be added to Consolidated Net Income to compute Consolidated EBITDA of ION only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to ION by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)     all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, shall be excluded;

(2)     the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)     the net income (but not loss) of any Restricted Subsidiary other than a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)     the cumulative effect of a change in accounting principles shall be excluded; and

(5)     non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (“ASC 815”) shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date of determination, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP as of the end of the Person’s most recent fiscal quarter for which internal financial statements are available, less the sum of (1) all current liabilities and current liability items, and (2) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of ION who:

(1)     was a member of such Board of Directors on the date of the New Second Lien Convertible Notes Indenture; or

(2)     was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Revolving Credit and Security Agreement, dated as of August 22, 2014, by and among ION, ION Exploration Products (U.S.A.), Inc., I/O Marine Systems, Inc. and GX Technology Corporation (collectively, the “Borrowers”, and each, a “Borrower”), the financial institutions a party thereto as lenders (collectively, the “Lenders” and each individually a “Lender”) PNC Bank, National Association (“PNC”), as agent for the Lenders, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended by that certain First Amendment to Revolving Credit and Security Agreement dated as of August 4, 2015 by and among the Borrowers and PNC, as the sole Lender and in its capacity as agent, in each case, and as further amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means, one or more debt facilities (including, without limitation, any Credit Agreement), indentures, commercial paper facilities or secured or unsecured capital market financing, in each case, with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $2.5 million.

“Deemed Capitalized Leases” means obligations of ION or any Restricted Subsidiary of ION that are classified as “capital lease obligations” under GAAP due to the application of ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of Parity Lien Obligations” has the meaning given to the term “Discharge of Second Lien Obligations” in the Intercreditor Agreement.

“Discharge of Priority Lien Obligations” has the meaning given to the term “Discharge of First Lien Obligations” in the Intercreditor Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the New Second Lien Convertible Notes mature; provided, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require ION to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that ION may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the New Second Lien Convertible Notes Indenture will be the maximum amount that ION and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of ION that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of ION.

“DTC” has the meaning set forth in the second paragraph under the caption “Book-Entry, Delivery and Form.”

“Early Exchange Deadline” means the date that is the tenth (10th) Business Day (as such term is defined in the Exchange Act) after the date of commencement of the Exchange Offer.

“Early Exchange Premium” means $35 payable, at the Company’s option, either in (I) cash, (II) Common Stock at $2.57 per share, or (III) New Second Lien Convertible Notes

“Enforcement Action” shall have the meaning set forth in the Intercreditor Agreement.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1)     will be allocated and distributed first to payment of all fees, costs, expenses and indemnities due and owing to the Secured Debt Representatives, the Priority Lien Collateral Agent and the Collateral Agent,

(2)     will be allocated and distributed second to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter,

(3)     will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative, the Priority Lien Collateral Agent and the Collateral Agent) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of ION by ION (other than Disqualified Stock and other than to a Subsidiary of ION) made on a primary basis by ION after the date of the New Second Lien Convertible Notes Indenture.

“Euroclear” has the meaning set forth in the second paragraph under the caption “Book-Entry, Delivery and Form.”

“Excess Priority Lien Obligations” means any obligations that would constitute Priority Lien Obligations if not for the Priority Lien Cap

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” means the Company’s offer to exchange all outstanding Existing Second Lien Notes, for each $1,000 principal amount of such notes tendered, (a) $150 in cash, (b) $850 of New Second Lien Convertible Notes, provided, however, that up to an aggregate of $20 million of New Second Lien Convertible Notes exchange consideration may instead be paid in the form of Common Stock at the Company’s option for every dollar of Rights Offering proceeds raised from the issuance of Common Stock, and (c) solely in exchange for Existing Second Lien Notes validly tendered on or prior to the Early Exchange Deadline and not withdrawn, the Early Exchange Premium.

“Excluded Assets” means each of the following:

(1)     any asset or property right of ION or any Guarantor of any nature:

(a)     if the grant of a security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right or ION’s or any Guarantor’s loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity) to which ION or such Guarantor is party; and

(b)     to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to any applicable law or principles of equity);

(2)     all Capital Stock of Foreign Subsidiaries not directly owned by ION or a Guarantor;

(3)     any applications for trademarks or service marks filed in the United States Patent and Trademark Office (the “PTO”) pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);

(4)     fixed or capital assets owned by ION or any Guarantor that is subject to a capital lease or purchase money obligations, in each case permitted to be incurred pursuant to the covenants described above under the captions “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants—Liens” if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such fixed or capital assets, but only for so long as such prohibition is in effect and only with respect to the portion of such fixed or capital assets as to which such other Lien attaches and such prohibition applies;

(5)     motor vehicles;

(6)     any Capital Stock of any Subsidiary to the extent (and only to the extent) that in the reasonable judgment of ION, if such Capital Stock were not excluded from the Collateral then Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act would require the filing of separate financial statements of such Subsidiary with the SEC (or any other governmental agency) in connection with a registration of the New Second Lien Convertible Notes under the Securities Act;

(7)     de minimis or immaterial assets for which perfection of the security could not be obtained without unreasonable cost and expense or under applicable law;

(8)     unless such real property and fixtures (a) secure the Credit Agreement and (b) have a fair market value in excess of $5.0 million, real property and any fixtures owned or leased by ION or any other Guarantor;

(9)     the INOVA Letter of Credit;

(10)     unless such Equity Interests secure the Credit Agreement, Equity Interests in any Person other than (x) a Guarantor, to the extent such Person is at such time a Guarantor, and (y) as provided in item (2) above;

(11)     any account (and any cash, Cash Equivalents or other investments deposited therein) securing Indebtedness described in clause (20) of the second paragraph of the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(12)     prior to the Discharge of Priority Lien Obligations, any property not subject to a Lien securing the Priority Lien Obligations.

“Existing Second Lien Notes” means the 9.125% Senior Secured Second Priority Notes issued pursuant to that certain indenture dated as of April 28, 2016 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time) by and among ION, as issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee.

“Existing Indebtedness” means all Indebtedness of ION and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the New Second Lien Convertible Notes Indenture, including without limitation the Indebtedness under the Legacy Notes after giving effect to the Exchange Offer, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of ION in the case of amounts of $25.0 million or more and otherwise by an Officer of ION (unless otherwise provided in the New Second Lien Convertible Notes Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four- quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)     acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four- quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)     the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)     the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)     any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)     any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)     if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of ION, which determination shall be conclusive for all purposes under the New Second Lien Convertible Notes Indenture; provided that such Officer may in such Officer’s discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDA or Fixed Charges, including any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the 12 months immediately following the Calculation Date and are either (i) prepared and calculated in accordance with Regulation S-X under the Securities Act (“Regulation S-X”) or (ii) set forth in an officers’ certificate signed by the chief financial or accounting officer that states (a) the amount of each such adjustment and (b) that such adjustments are based on the reasonable good faith belief of the Officers executing such officers’ certificate at the time of such execution and the factual basis on which such good faith belief is based.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)     the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)     the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)     any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon (other than a Lien of the type described in clause (9) of the definition of Permitted Liens); plus

(4)     all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of ION (other than Disqualified Stock) or to ION or a Restricted Subsidiary of ION.

“Foreign Subsidiary” means any Restricted Subsidiary of ION that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the New Second Lien Convertible Notes Indenture.

“Global Notes” has the meaning set forth in the second paragraph under the caption “Book-Entry, Delivery and Form.”

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States of America pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) (other than a Lien of the type described in clause (9) of the definition of Permitted Liens).

“Guarantors” means any Subsidiary of ION that executes a Note Guarantee in accordance with the provisions of the New Second Lien Convertible Notes Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the New Second Lien Convertible Notes Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)     interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)     other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)     other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets (other than Equity Interests in any other Subsidiary), as of that date, (i) are less than $5.0 million in book value, and (ii) together with all other Immaterial Subsidiaries that are Domestic Subsidiaries, are less than $10.0 million in book value.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)     in respect of borrowed money;

(2)     evidenced by or issued in exchange for bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) but excluding bid, performance, surety and appeal bonds to the extent such bonds are undrawn upon and obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (4) and (5) entered into in the ordinary course of business) of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed within ten Business Days of payment on such letter of credit;

(3)     in respect of banker’s acceptances;

(4)     representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)     representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)     representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the New Second Lien Convertible Notes Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the preceding, “Indebtedness” of a Person shall not include:

(1)     any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens;

(2)     any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness; and

(3)     a Lien of the type described in clause (9) of the definition of Permitted Liens.

“Indirect Participants” has the meaning set forth in the second paragraph under the caption “Depository Procedures.”

“Initial Notes” means the New Second Lien Convertible Notes issued under the New Second Lien Convertible Notes Indenture on the date of the New Second Lien Convertible Notes Indenture in connection with the Exchange Offer.

“INOVA” means INOVA Geophysical Equipment Limited, a limited liability company organized under the laws of the People’s Republic of China or any successor or substitute entity thereof (whether by reincorporation, transfer, merger, amalgamation, conversion or any other entity transaction) in the same or a different jurisdiction and whether known by the same or a different name.

“insolvency or liquidation proceeding” means:

(1)     any case commenced by or against ION or any other Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of ION or any other Guarantor, any receivership or assignment for the benefit of creditors relating to ION or any other Guarantor or any similar case or proceeding relative to ION or any other Guarantor or its creditors, as such, in each case whether or not voluntary;

(2)     any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to ION or any other Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)     any other proceeding of any type or nature in which substantially all claims of creditors of ION or any other Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” means that certain Intercreditor Agreement to be entered into on the issue date of the New Second Lien Convertible Notes among Priority Lien Collateral Agent, as first lien representative, the Trustee, as second lien representative, the Collateral Agent and ION, as amended from time to time.

“Investment Grade” has the meaning set forth in the first paragraph of “Certain Covenants—Changes in Covenants When New Second Lien Convertible Notes Rated Investment Grade.”

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If ION or any Restricted Subsidiary of ION sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of ION such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of ION, ION will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of ION’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.” The acquisition by ION or any Restricted Subsidiary of ION of a Person that holds an Investment in a third Person will be deemed to be an Investment by ION or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.” Except as otherwise provided in the New Second Lien Convertible Notes Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” has the meaning set forth under the caption “Company Conversion.”

“Legacy Collateral Agent” means Wilmington Savings Fund Society, FSB in its capacity as collateral agent under the Legacy Documents, together with its successors in such capacity.

“Legacy Documents” means, collectively, the Legacy Indenture and the Legacy Notes.

“Legacy Indenture” means the Indenture dated as of May 13, 2013, among the Company, the Guarantors, the Legacy Trustee and the Legacy Collateral Agent, as amended, modified or supplemented from time to time.

“Legacy Notes” means the “Notes,” as defined in the Legacy Indenture.

“Legacy Trustee” means, Wilmington Savings Fund Society, FSB (as successor to Wilmington Trust, National Association), as trustee under the Legacy Indenture, together with its successors in such capacity.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, Wilmington, Delaware or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Release Conditions” means the Discharge of Priority Lien Obligations.

“Lien Sharing and Priority Confirmation” means as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of Parity Lien Debt, each Parity Lien Representative and each existing and future holder of Permitted Prior Liens:

(a)     that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by ION or any other Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the Priority Lien Collateral Agent for the benefit of all holders of Priority Lien Obligations equally and ratably;

(b)     that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c)     consenting to and directing the Priority Lien Collateral Agent to perform its obligations under the Intercreditor Agreement and the other Priority Lien Security Documents.

“Mexico Subsidiary” means GX GEOSCIENCE CORPORATION, S. DE R.L. DE C.V., a Sociedad de Responsibilidad de Capitale Variable organized under the laws of Mexico.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate amount of cash proceeds and Cash Equivalents received by ION or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but excluding any non-cash consideration deemed to be cash for the purpose of the “Asset Sales” provisions of the New Second Lien Convertible Notes Indenture) net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)     as to which neither ION nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions;

(2)     as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ION or any of its Restricted Subsidiaries (other than as permitted in clause (3) below); and

(3)     as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of ION or any of its Restricted Subsidiaries except (a) as contemplated by clause (9) of the definition of Permitted Liens and (b) except for Customary Recourse Exceptions.

“Note Documents” means the New Second Lien Convertible Notes Indenture, the New Second Lien Convertible Notes and the Security Documents.

“Note Guarantee” means the Guarantee by each Guarantor of ION’s obligations under the New Second Lien Convertible Notes Indenture and the New Second Lien Convertible Notes, executed pursuant to the provisions of the New Second Lien Convertible Notes Indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person (or, if such Person is a limited partnership, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person’s general partner).

“Officer’s Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the New Second Lien Convertible Notes Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee or the Collateral Agent, as applicable, that meets the requirements of the New Second Lien Convertible Notes Indenture. The counsel may be an employee of or counsel to ION.

“Parity Lien” means a Lien granted by a Security Document to the Collateral Agent for the benefit of the Parity Lien Secured Parties, at any time, upon any property of ION or any other Guarantor to secure Parity Lien Obligations.

“Parity Lien Debt” means the New Second Lien Convertible Notes issued on the date of the New Second Lien Convertible Notes Indenture and any Additional Notes, if any, incurred under clause (3) of the definition of Permitted Indebtedness (in each case, including any related exchange notes).

“Parity Lien Documents” means, collectively, the Note Documents and the Security Documents (other than any security documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof, including without limitation the fees and expenses (including attorneys’ fees and expenses) of the Trustee and Collateral Agent.

“Parity Lien Representative” means the Trustee.

“Parity Lien Secured Party” means the holders of the New Second Lien Convertible Notes, the Trustee and the Collateral Agent. “Participants” has the meaning set forth in the second paragraph under the caption “Depository Procedures.”

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of ION or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of ION or (b) such Person was merged or consolidated with or into ION or any of its Restricted Subsidiaries or (c) assets of such Person were acquired by ION or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event); provided that on the date such Person became a Restricted Subsidiary of ION or the date such Person was merged or consolidated with or into ION or any of its Restricted Subsidiaries or on the date of such asset acquisition, as applicable, either:

(1)     immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, ION or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(2)     immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of ION would be equal to or greater than the Fixed Charge Coverage Ratio of ION immediately prior to such transaction.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which ION and its Restricted Subsidiaries are engaged on the date of the New Second Lien Convertible Notes Indenture.

“Permitted Debt” has the meaning set forth in the second paragraph of the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Investments” means:

(1)     any Investment in ION or in a Restricted Subsidiary of ION;

(2)     any Investment in Cash Equivalents;

(3)     any Investment by ION or any Restricted Subsidiary of ION in a Person, if as a result of such Investment:

(a)     such Person becomes a Restricted Subsidiary of ION; or

(b)     such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ION or a Restricted Subsidiary of ION;

(4)     any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales;”

(5)     an acquisition of assets or Capital Stock in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ION;

(6)     any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of ION or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7)     Investments represented by Hedging Obligations;

(8)     loans or advances to employees made in the ordinary course of business of ION or any Restricted Subsidiary of ION in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)     Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by ION or any of its Restricted Subsidiaries;

(10)     any guarantee of Indebtedness permitted to be incurred by the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of ION that is not a Restricted Subsidiary of ION;

(11)     any Investment existing on, or made pursuant to binding commitments existing on, the date of the New Second Lien Convertible Notes Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the New Second Lien Convertible Notes Indenture; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the date of the New Second Lien Convertible Notes Indenture or as otherwise permitted under the New Second Lien Convertible Notes Indenture;

(12)     Investments acquired after the date of the New Second Lien Convertible Notes Indenture as a result of the acquisition by ION or any Restricted Subsidiary of ION of another Person, including by way of a merger, amalgamation or consolidation with or into ION or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by the covenant described above under the caption “Merger, Consolidation of Sale of Assets” after the date of the New Second Lien Convertible Notes Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)     repurchase of the New Second Lien Convertible Notes; and

(14)     Liens of the type described in clause (9) of the definition of Permitted Liens.

With respect to any Permitted Investment, ION may, in its sole discretion, allocate all or any portion of any Permitted Investment and later re-allocate all or any portion of any Permitted Investment to one or more of the above clauses (1) through (14) so that the entire Permitted Investment would be a Permitted Investment.

“Permitted Joint Venture” means any entity characterized as a joint venture, however structured, engaged in a Permitted Business in which ION or any Restricted Subsidiary has an ownership interest; provided that such joint venture is not a Subsidiary of ION.

“Permitted Liens” means:

(1)     Liens held by the Priority Lien Collateral Agent securing (a) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and (b) all related Priority Lien Obligations;

(2)     Liens to secure the New Second Lien Convertible Notes and the Note Guarantees issued on the date of the New Second Lien Convertible Notes Indenture and any obligations owing to the Trustee or the Collateral Agent under the New Second Lien Convertible Notes Indenture, the Security Documents or the Intercreditor Agreement;

(3)     Liens to secure Hedging Obligations so long as such Hedging Obligations are permitted to be incurred under the New Second Lien Convertible Notes Indenture;

(4)     Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of ION or is merged with or into or consolidated with ION or any Restricted Subsidiary of ION; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of ION or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of ION or is merged with or into or consolidated with ION or any Restricted Subsidiary of ION (plus improvements and accessions to such property or proceeds or distributions thereof);

(5)     Liens on property (including Capital Stock) existing at the time of acquisition of the property by ION or any Subsidiary of ION; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(6)     Liens on cash and Cash Equivalents to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)     Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);

(8)     Liens to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under the New Second Lien Convertible Notes Indenture, to the extent such Liens relate only to assets and properties of Foreign Subsidiaries or Equity Interests in Foreign Subsidiaries;

(9)     Liens on the Capital Stock of any Unrestricted Subsidiary or any Permitted Joint Venture granted by ION or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or Permitted Joint Venture;

(10)     Liens existing on the date of the New Second Lien Convertible Notes Indenture, other than Liens securing Indebtedness and other obligations incurred pursuant to clause (1) of the second paragraph of the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)     Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12)     Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(13)     survey exceptions, easements or reservations of, or rights of others for, licenses, rights- of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(14)     Liens created for the benefit of (or to secure) the New Second Lien Convertible Notes or the Note Guarantees;

(15)     Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the New Second Lien Convertible Notes Indenture; provided, however, that:

(a)     the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)     the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(16)     Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(17)     filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(18)     bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(19)     Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(20)     Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)     grants of software and other technology and intellectual property licenses in the ordinary course of business;

(22)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(24)     Liens in favor of ION or any of the Guarantors;

(25)     Liens on cash collateral or Cash Equivalents for letters of credit and/or bank guarantees permitted under clause (19) of the second paragraph of the covenant entitled “Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock”, not to exceed 105% of the face amount thereof; provided that the aggregate book value of the assets encumbered by all Liens permitted by this clause (25) shall not exceed $10.0 million in the aggregate at any one time outstanding;

(26)     Liens arising under the New Second Lien Convertible Notes Indenture in favor of the Trustee for its own benefit and similar Lien in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the New Second Lien Convertible Notes Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(27)     Liens to secure Additional Notes permitted to be incurred under clause (3) of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and Note Guarantees related thereto (together with any Indebtedness incurred to extend, refinance, renew, replace, defease or refund such Indebtedness); provided such Liens shall be subject to the Intercreditor Agreement;

(28)     [Intentionally Omitted]; and

(29)     Liens to secure Parity Lien Debt or Indebtedness secured on a junior priority basis to the New Second Lien Convertible Notes incurred pursuant to clause (22) of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, provided such Liens are subject to the Intercreditor Agreement.

“Permitted Prior Liens” means:

(1)     Liens described in clause (1) of the definition of “Permitted Liens;”

(2)     Liens described in clauses (4), (5), (7), (10), (16), (18), (19), (20) and (26) of the definition of “Permitted Liens;” and

(3)     Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Priority Lien Security Documents or the Security Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of ION or any of its Restricted Subsidiaries or any Disqualified Stock of ION incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of ION or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of ION (the “Refinanced Indebtedness”), provided that:

(1)     the principal amount, or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (plus all accrued and unpaid interest on or accrued and unpaid dividends on the Refinanced Indebtedness, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith) (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing for a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement);

(2)     such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, later than or equal to the shorter of (a) 91 days following the Stated Maturity or (b) the final maturity or redemption date as applicable, of the Refinanced Indebtedness;

(3)     such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is no shorter than the Weighted Average Life to Maturity of the portion of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(4)     if the Refinanced Indebtedness is contractually subordinated or otherwise junior in right of payment to the New Second Lien Convertible Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the New Second Lien Convertible Notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of New Second Lien Convertible Notes as those contained in the documentation governing the Refinanced Indebtedness;

(5)     such Indebtedness is incurred either by ION or by the Restricted Subsidiary of ION that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (or by any Person that was required by the documents governing such Indebtedness to guarantee such Indebtedness); and

(6)     the proceeds of the Permitted Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced replaced, defeased, discharged, refunded or otherwise retired for value within 120 days of the incurrence of the Permitted Refinancing Indebtedness.

Notwithstanding the foregoing, (i) any Indebtedness incurred under Credit Facilities (other than the Legacy Indenture) shall be subject to the refinancing provision of the definition of Credit Facilities and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness and (ii) any Senior Indebtedness may be incurred, subject to the limitations set forth in the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Legacy Notes prior to the Stated Maturity of the Legacy Notes provided that such Senior Indebtedness, except in the case of Additional Notes, have a Stated Maturity date at least 90 days after the Stated Maturity date of the New Second Lien Convertible Notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Priority Lien” means a Lien granted by a Priority Lien Security Document to the Priority Lien Collateral Agent, at any time, upon any property of ION or any other Guarantor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, the maximum aggregate principal amount of Indebtedness permitted to be incurred by clause (1) of the definition of Permitted Debt. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn.

“Priority Lien Collateral Agent” means PNC Bank, National Association, in its capacity as Collateral Agent under the Priority Lien Security Documents, together with its successors in such capacity.

“Priority Lien Debt” means:

(1)     Indebtedness of ION under the Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Credit Agreement obtained an officers’ certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(2)     Indebtedness of ION under any other Credit Facility that is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

(a)     on or before the date on which such Indebtedness is incurred by ION, such Indebtedness is designated by ION, in an officers’ certificate delivered to each Priority Lien Representative, the Priority Lien Collateral Agent and the Collateral Agent, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)     such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)     all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Priority Lien Collateral Agent’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if ION delivers to the Priority Lien Collateral Agent and the Collateral Agent an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).

“Priority Lien Documents” means the Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the Priority Lien Security Documents.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, including without limitation the “Secured Obligations” as such term is defined in the Priority Lien Security Documents as of the date of the New Second Lien Convertible Notes Indenture.

“Priority Lien Representative” means (1) the Credit Agreement Agent or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the Priority Lien Security Documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt and who has become a party to the Intercreditor Agreement by executing a joinder in the form required under the Intercreditor Agreement.

“Priority Lien Security Documents” means the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security documents, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by ION or any other Guarantor creating (or purporting to create) a Priority Lien upon collateral in favor of the Priority Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Regulation S Global Notes” has the meaning set forth in the second paragraph under the caption “Book- Entry, Delivery and Form.”

“Regulation S Notes” has the meaning set forth in the first paragraph under the caption “Book-Entry, Delivery and Form.”

“Reporting Default” means a Default described in clause (4)(B) under “Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” has the meaning set forth in the second paragraph under the caption “Book-Entry, Delivery and Form.”

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144A Global Notes” has the meaning set forth in the second paragraph under the caption “Book- Entry, Delivery and Form.”

“Rule 144A Notes” has the meaning set forth in the first paragraph under the caption “Book-Entry, Delivery and Form.”

“S&P” means Standard & Poor’s Ratings Group.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means Parity Lien Debt and Priority Lien Debt.

“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.

“Secured Debt Representative” means the Parity Lien Representative and each Priority Lien Representative.

“Secured Obligations” means Parity Lien Obligations and Priority Lien Obligations.

“Security Documents” means the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security documents, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by ION or any Guarantor creating (or purporting to create) a Parity Lien upon Collateral in favor of the Collateral Agent for the benefit of the Parity Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “—Intercreditor Agreement—Amendment of Security Documents.”

“Senior Indebtedness” means the Priority Lien Debt, the Parity Lien Debt, and any other Indebtedness expressly pari passu in right of payment to the Priority Lien Debt and the Parity Lien Debt.

“Series of Priority Lien Debt” means, severally, the Indebtedness outstanding under the Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means Parity Lien Debt and each Series of Priority Lien Debt.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Act, as such Regulation is in effect on the date of the New Second Lien Convertible Notes Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of the New Second Lien Convertible Notes Indenture, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided that, in the case of debt securities that are by their terms convertible into Capital Stock (or cash or a combination of cash and Capital Stock based on the value of the Capital Stock) of ION, any obligation to offer to repurchase such debt securities on a date(s) specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a Stated Maturity date of such convertible debt securities.

“Subsidiary” means, with respect to any specified Person:

(1)     any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)     any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such New Second Lien Convertible Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2019; provided, however, that if the period from the redemption date to December 15, 2019, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by ION.

“TIA” has the meaning set forth in the second paragraph under the caption “Description of Notes.”

“Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as trustee, until a successor replaces it in accordance with the applicable provision of the New Second Lien Convertible Notes Indenture and thereafter means the successor serving thereunder.

“Unrestricted Subsidiary” means any Subsidiary of ION that is designated by the Board of Directors of ION as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)      has total assets, as of the date of designation as an Unrestricted Subsidiary (after giving effect to any Investments made or expected to be made in such Unrestricted Subsidiary), (i) of less than $2.5 million in book value, and (ii) together with all other Unrestricted Subsidiaries, of less than $5.0 million in book value;

(2)     has no Indebtedness other than Non-Recourse Debt;

(3)     except as permitted by the covenant described above under the caption “Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with ION or any Restricted Subsidiary of ION unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to ION or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ION;

(4)     is a Person with respect to which neither ION nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)     has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ION or any of its Restricted Subsidiaries (except (a) to the extent such guarantee or credit support would be released upon such designation and (b) for Liens of the type described in clause (9) of the definition of Permitted Liens).

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holder thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency), that is at the time entitled to vote, to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)     the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)     the then outstanding principal amount of such Indebtedness.

EXHIBIT B

PNC Matters

●	Allow for the issuance and existence of the New Second Lien Convertible Notes, subject to an Intercreditor Agreement reasonably satisfactory to PNC;

●

Allow for a cash payment to the holders of Existing Second Lien Notes in an aggregate amount not to exceed $20 million (plus accrued and unpaid interest thereon) (as partial consideration for the exchange of the Existing Second Lien Notes for the New Second Lien Convertible Notes); provided that payment to be made through cash on-hand or cash proceeds generated from the Rights Offering but not with the proceeds of Revolving Advances (as defined in the Credit Agreement);

●	Allow for repurchase or redemption of the New Second Lien Convertible Notes with the proceeds of the Rights Offering;

●	Allow for additional repurchases or redemption of New Second Lien Convertible Notes subject to Excess Availability (as defined in the Credit Agreement) of at least $20,000,000;

●	Allow for payments of interest on the New Second Lien Convertible Notes;

●	Allow the INOVA Transaction without requiring a prepayment under the Credit Agreement;

●

Waive any “Change of Control” Event of Default (as defined in the Credit Agreement) that would otherwise occur under the Credit Agreement as a result of the issuance of Common Stock and/or New Second Lien Convertible Notes in connection with the Rights Offering and Exchange Offer;

●

Waive any “Going Concern” Event of Default (as defined in the Credit Agreement) that would otherwise occur under the Credit Agreement as a result of the filing of the Company’s 2020 Form 10-K in February 2021;

●

Allow for the issuance and existence of a new series of Preferred Stock, issued to the New Second Lien Convertible Notes Trustee, which Preferred Stock provides the holders of New Second Lien Convertible Notes limited voting rights, pre-conversion, on an as if converted basis with the holders of Common Stock and the right to appoint two independent directors;

●

Amend the definition of “Change of Control” in the Credit Agreement to alleviate any Event of Default (as defined in the Credit Agreement) that would otherwise occur under the Credit Agreement by virtue of the conversion of the New Second Lien Convertible Notes into equity; and

●

Permit the existence of any “stub” portion of the Existing Second Lien Notes in an amount not to exceed $6,050,000 and amend the definition of the “Term” (as defined in the Credit Agreement) to no longer spring to 9/15/21 so long as the Company has sufficient cash on hand on such date to pay/extinguish any remaining stub portion of the Existing Second Lien Notes in full without using proceeds of Revolving Advances.

EXHIBIT C

Summary Terms of the Series A Preferred Stock

SUMMARY TERMS OF SERIES A PREFERRED STOCK

The following summarizes certain of the key terms of the new Series A Preferred Stock of the Company. Capitalized terms used herein shall have the meaning ascribed to such terms in the Agreement.

Issuer	The Company
Title of Securities	Series A Preferred Stock
Issued To	The New Second Lien Convertible Notes Indenture Trustee
General Purpose

The Series A Preferred Stock will be issued to the New Second Lien Convertible Notes Indenture Trustee to (i) provide certain rights and protections to the holders of the New Second Lien Convertible Notes (the “Convertible Noteholders”) and (ii) allow, under certain circumstances, the Convertible Noteholders to vote on an “as-converted” basis.

The New Second Lien Convertible Notes Indenture Trustee shall take direction from holders of 50.1% of the New Second Lien Convertible Notes providing such direction within a time period to be specified for any action requiring the consent of the holder of the Series A Preferred Stock (the “Series A Holder”) or each act on which the Series A Holder is entitled to vote.

Ranking	The Series A Preferred Stock will rank pari passu in respect of voting rights with respect to the Common Stock of the Company
Number of Shares Issued	One (1).
Liquidation Preference per Share	The Series A Preferred Stock shall have a liquidation preference equal to $1.00.
Preferred Dividends	None.
Ordinary Dividends	None.
Redemption

The Series A Preferred Stock may be redeemed by the Company upon the exercise into Common Stock of, in the aggregate, 75% or more of the New Second Lien Convertible Notes that were issued on the Closing Date. The redemption price shall be $1.00.

Transferability	The Series A Preferred Stock shall not be transferrable, except to a successor New Second Lien Convertible Notes Indenture Trustee under the terms of the New Second Lien Convertible Notes Indenture.
General & Special Voting Rights

Following a default or event of default under the New Second Lien Convertible Notes Indenture, the Series A Preferred Stock shall be entitled to vote with the Common Stock of the Company as a single class and having voting power equal to the number of shares of Common Stock issuable upon the conversion of the New Second Lien Convertible Notes.

The Series A Holder’s exercise of the voting power and rights of the Series A Preferred Stock shall be subject to direction by the holders of the New Second Lien Convertible Notes as more specifically set forth herein.

In addition, at all times when the Common Stock is entitled to vote thereon, the Series A Preferred Stock shall be entitled to vote with the Common Stock of the Company as a single class and having voting power equal to the number of shares of Common Stock issuable upon the conversion of the New Second Lien Convertible Notes for any transaction:

a.modifying, amending, supplementing or waiving any provision of their Organizational Documents; or

b.entering into any merger, consolidation, sale of all or substantially all of the assets of the Company, or other business combination transaction.

Board of Directors	The Series A Holder shall have the right to appoint two directors to the Board of the Company, both of whom shall be independent.
Convertibility	The Series A Preferred Stock is not convertible into any other class of equity of the Company
Registration Rights	None
Governing Law	Delaware

EXHIBIT D

Proposed Amendments to the Existing Second Lien Notes Indenture

PROPOSED AMENDMENTS TO THE

EXISTING SECOND LIEN NOTES INDENTURE

We are proposing to amend a number of provisions of the Indenture and the Security Documents. To be effective under the Indenture, amendments to the Indenture or security documents under the Indenture which have the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes must be consented to by the Holders of at least 66-2/3% in aggregate principal amount of the then outstanding Notes. Other amendments to the Indenture (subject to some exceptions) must generally be consented to by a majority of Holders of the aggregate principal amount of the then outstanding Notes.

This section sets forth a brief description of the proposed amendments. Capitalized terms appearing below but not defined herein have the meanings assigned to such terms in the Indenture.

Deletion of Covenants. The proposed amendments would delete the covenants listed below:

Section 3.09 (Offer to Purchase by Application of Excess Proceeds);

Section 4.03 (Reports);

Section 4.04 (Compliance Certificate);

Section 4.05 (Taxes);

Section 4.06 (Stay, Extension and Usury Laws);

Section 4.07 (Restricted Payments);

Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock);

Section 4.10 (Asset Sales);

Section 4.11 (Transactions with Affiliates);

Section 4.12 (Liens);

Section 4.14 (Offer to Repurchase Upon Change of Control);

Section 4.15 (Additional Note Guarantees);

Section 4.18 (Further Assurances; Insurance);

Section 4.19 (Impairment of Security Interest);

Section 4.20 (After-Acquired Property);

Section 4.21 (Limitation on Layered Indebtedness); and

Clause (xii) of Section 5.01 (Merger, Consolidation or Sale of Assets).

Deletion of Events of Default. The proposed amendments would delete the following events of default: clauses (ix), (x) and (xi) of Section 6.01 (Events of Default).

Release of Collateral. The proposed amendments would provide for the release of the Collateral from the Liens securing the Notes, including by amending the Indenture and by terminating or amending the Security Documents, as applicable, to effect the release of the Collateral.

Trust Indenture Act. The proposed amendments would delete all provisions incorporating or requiring compliance with the Trust Indenture Act of 1939, as amended.

Deletion of Definitions and Related Provisions. The proposed amendments would also delete certain definitions and related provisions from the Indenture and the Notes when references to those definitions and related provisions would be eliminated or made irrelevant as a result of the foregoing. The proposed amendments will also add a reference in the Notes to the Indenture as amended and supplemented as well as to the proposed amendments themselves and will also effect certain other changes of a conforming or technical nature.

Exhibit E

Summary Terms of Release

SUMMARY TERMS OF RELEASE

The following summarizes certain of the key terms of the release to be executed by the Company in favor of each Supporting Noteholder, and by each Supporting Noteholder in favor of the Company (the “Release”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. As used below, “Releasing Party” shall refer to the Company with respect to a Release executed by the Company in favor of a Supporting Noteholder, and shall refer to a Supporting Noteholder with respect to a release executed by it in favor of the Company. Likewise, “Releasee” shall refer to a Supporting Noteholder with respect to a Release executed by the Company in favor of such Supporting Noteholder, and shall refer to the Company with respect to a release executed by a Supporting Noteholder in favor of the Company.

General Release

Effective upon and subject to the occurrence of the Closing, the Releasing Party, each on behalf of itself and its successors, assigns, affiliates, representatives, administrators, executors, trustees, beneficiaries, officers, directors, stockholders, partners, members, managers, employees, authorized persons and agents do hereby unconditionally and irrevocably release, waive and forever discharge: (i) each of the Releasee and (ii) each of the Releasee’s respective past and present successors, assigns, affiliates, representatives, administrators, executors, trustees, beneficiaries, officers, directors, stockholders, partners, members, managers, employees, attorneys, financial advisors, authorized persons, accountants and agents (the Persons set out in clauses (i)-(ii), collectively the “Released Parties”) from any and all claims, allegations, obligations, suits, judgments, damages, costs, attorneys’ fees, demands, debts, rights, causes of action, choses in action, proceedings, agreements and liabilities whatsoever (“Claims”) in connection with, arising out of, or related in any way to: (A) the Existing Second Lien Notes, (B) the Agreement, or (C) the Restructuring Transactions; in each case whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place in each case prior to the Closing (collectively, the “Released Matters”); provided, however, that the foregoing shall not be deemed to release, affect, limit, waive or modify in any manner (1) any Claim based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or after the Closing Date; (2) the rights of such Releasing Party to enforce the Agreement and the Restructuring Documents delivered or executed in connection therewith against the Persons who executed the Agreement or any of the Restructuring Documents, as applicable; (3) any Claims that cannot be waived or released by operation of Applicable Law; or (4) any act or omission arising out of any Released Party’s fraud, gross negligence, or willful misconduct.

Limitation on Suit

Effective upon and subject to the occurrence of the Closing, the Releasing Party, on behalf of itself and its successors, assigns, representatives, administrators, executors, trustees, beneficiaries, officers, directors, stockholders, partners, members, managers, employees, authorized persons and agents hereby unconditionally and irrevocably: (i) agrees never to commence, aid or participate in a manner adverse to any Released Party in any legal action or other proceeding to the extent such legal action or proceeding arises out of, or relates to, any Released Matter; (ii) acknowledges and agrees that the Release shall apply to all unknown or unanticipated results of any action of any Released Party, as well as those known and anticipated in such actions that arise out of, or relate to, any Released Matter; (iii) acknowledges and agrees that such Releasing Party shall not, directly or indirectly, make or permit to be made any claim to the extent related to the Released Matters against any Person that to the knowledge of the Releasing Party has a right to seek indemnification, contribution or other relief for such claim from any Released Party and that if such Releasing Party makes or permits to be made such a claim and a Released Party, as applicable, notifies in writing such Releasing Party of such obligation, such Releasing Party shall promptly as practicable following such notice, withdraw or cause to be withdrawn all such claims with prejudice and enter into or cause to be entered into a release thereof in form and substance reasonably acceptable to the Released Party, as applicable; (iv) acknowledges and agrees that it has provided this release voluntarily, with the intention of fully and finally extinguishing all Released Matters; and (v) acknowledges and agrees that such Releasing Party may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected the Release or the Agreement, but nevertheless (a) expressly accepts and assumes the risk of such possible differences in fact, (b) agrees that the Release shall be and remain in full force and effect, notwithstanding any such differences, (c) waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts relating to any Released Matter, and (d) acknowledges that it understands the significance and potential consequences of such a release of unknown claims.

Notwithstanding the foregoing, nothing contained herein shall be construed as an admission by any Person of any liability of any kind to any other Person.

EXHIBIT F

Joinder Agreement

JOINDER AGREEMENT

[•], 2021

The undersigned (“Transferee”) hereby acknowledges that it has reviewed and understands the Amended and Restated Restructuring Support Agreement, dated as of February [●], 2021, a copy of which is attached hereto as Annex I (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among ION Geophysical Corporation, a Delaware corporation (“ION”), and each of the other subsidiary guarantors parties thereto (collectively, the “Company”) and the entities and persons named therein as “Supporting Noteholders”, and that it has been represented, or has had the opportunity to be represented, by counsel with respect to the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Agreement. The Transferee shall hereafter be deemed to be a “Supporting Noteholder” and a “Party” for all purposes under the Agreement and with respect to all Claims held by such Transferee.

2. Representations and Warranties. The Transferee hereby makes the representations and warranties of the Supporting Parties set forth in Section 8 of the Agreement to each other Party or only the Company (as applicable).

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor: _____________________________

Name of Transferee: ____________________________

By: __________________________________________
Name: ________________________________________
Title: _________________________________________

Notice Address:
_____________________________________________
_____________________________________________

Attention: _____________________________________

with a copy to:
_____________________________________________
_____________________________________________

Attention: _____________________________________

[Claim or Equity Interest Acquired]

[Joinder Agreement to Restructuring Support Agreement Signature Page]

EXHIBIT G

Required Third-Party Approvals